PRELIMINARY OFFERING CIRCULAR DATED JULY 18, 2022

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

NightFood Holdings, Inc.

520 White Plains Road, Suite 500

Tarrytown, New York 10591

(888) 888-6444; https://ir.nightfood.com/

OFFERING SUMMARY

Offering up to 5,000,000 Units

Each Unit consisting of 4 shares of Common Stock, par value $0.001 and

1 Common Stock Purchase Warrant, $0.40 exercise price

Minimum Investment: $500.00

SEE “SECURITIES BEING OFFERED” AT PAGE 41

	Price to Public (1)	Underwriting Discount and Commissions (2)	Proceeds to Issuer	Proceeds to Other Persons
Per Share/Unit	$1.00	$0.05	$0.95	$0.00
Total Maximum	$5,000,000	$300,000	$4,700,000	$0.00

(1)	Investors who purchase less than $1,000 of Units shall in addition be required to pay a $30.00 surcharge to cover transfer agent fees to issue the shares of common stock underlying the Units.
(2)	The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this offering, but not for underwriting or placement agent services. This includes a 1% commission, but it does not include the one-time set-up and consulting fees in the aggregate amount of $25,000, payable by the Company to Dalmore. The Company has also engaged Spencer Clarke LLC as a placement agent to offer the 5,000,000 units to prospective investors. See “Plan of Distribution” for details.

NightFood Holdings, Inc. (which we refer to as “we,” “us,” “our” or the “Company”) is offering (this “Offering”) up to 5,000,000 units, each unit consisting of 4 shares of Common Stock and 1 Common Stock Purchase Warrant (“Unit”), at an offering price of $1.00, for a maximum offering amount of $5,000,000. This Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) one year from the qualification of this circular or _______, 2023, or (3) the date at which the Offering is earlier terminated by the Company at its sole discretion. The Offering is being conducted on a best-efforts basis with the targeted maximum offering amount (the “Maximum Offering Amount”) of $5,000,000. There is no minimum offering amount in this Offering, subject to investor minimums of $500.00. The Company may undertake one or more closings on a rolling basis, and the proceeds of this Offering will not be placed into an escrow account. After each closing, funds tendered by investors will be made available to the Company assuming the Company has accepted the investors’ subscription for the shares. After the initial closing of this Offering, we expect to hold closings on at least a monthly basis.

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 4 before deciding to invest.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sale of these securities will commence on approximately [*], 2022.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The date of this offering circular is [*], 2022

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Please read this offering circular carefully. It describes our business, our financial condition and results of operations. We have prepared this offering circular so that you will have the information necessary to make an informed investment decision.

You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than that contained in this offering circular. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this offering circular is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changes since that date.

For investors outside the United States: We have not taken any action that would permit this Offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this offering circular must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby or the distribution of this offering circular outside the United States.

This offering circular includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary is not complete and does not contain all of the information that you should consider before investing in our shares of common stock. You should carefully read the entire offering circular, especially concerning the risks associated with the investment in the securities covered by this offering circular discussed under the “Risk Factors” section beginning on page 4.

The Company

What you eat before bed matters. Nightfood delivers sleep-friendly nighttime snacking.

Research indicates that humans are biologically hard-wired to load up on sweets and fats at night. Loading a surplus of calories (fuel) into the body before the long nightly fast is believed to be an outdated survival mechanism from our hunter-gatherer days. Unfortunately, while modern consumers know this type of consumption isn’t necessary for survival, willpower also weakens at night, so consumers are more likely to succumb to these nighttime cravings for excess “survival calories”.

As a result, over 85% of adults report snacking regularly between dinner and bed, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. Because of our hard-wired evolutionary preferences for calorie-dense choices that increase the odds of short-term survival, the most popular nighttime snacks are ice cream, cookies, chips, and candy. These are all understood to be generally unhealthy. They can also impair sleep quality.

In recent years, billions of dollars of consumer spend have shifted to better-for-you versions of consumers’ favorite snacks. But we do not believe any of those products were specifically formulated to nutritionally support better sleep. Nightfood snacks are not only formulated to be better-for-you, but they’re also formulated by sleep experts and nutritionists to provide a better nutritional foundation for sleep

Almost half of all snacking takes place between dinner and bed. Nutrition is an important part of sleep-hygiene because what one eats at night impacts sleep. Recent industry surveys indicated that most modern consumers have begun to seek functional benefits from their snacks, and most consumers would also prefer better sleep.

As the pioneers of the nighttime snacking category, Nightfood accepts the responsibility to educate consumers and build the awareness required to grow the nighttime segment of the overall snack market. Along with that responsibility comes the opportunity to be the category king. We envision a future where nighttime specific, sleep-friendly snacks comprise a multi-billion-dollar segment of the estimated $120 billion American snack market.

Management believes latent consumer demand exists for better nighttime snacking options, and that a new consumer category, consisting of nighttime specific snacks, is set to emerge in the coming years. This belief is supported by research from major consumer goods research firms such as IRI Worldwide, and Mintel, who identified nighttime specific foods and beverages as one of the “most compelling and category changing trends” for 2017 and beyond. In recent years, CEO’s and other executives from major consumer goods conglomerates such as Nestle, PepsiCo, Mondelez, and Kellogg’s have commented on consumer nighttime snack habits and alluded to the opportunity that might exist in solving this problem for the marketplace.

Nightfood has established a highly credentialed Scientific Advisory Board consisting of sleep and nutrition experts to drive product formulation decisions and provide consumer confidence in the brand promise. The first member of this advisory board was Dr. Michael Grandner, Director of the Sleep and Health Research Program at the University of Arizona. Dr. Grandner has been conducting research on the link between nutrition and sleep for over fifteen years, and he believes improved nighttime nutritional choices can improve sleep, resulting in many short and long-term health benefits. In March of 2018, the Company added Dr. Michael Breus to their Scientific Advisory Board. Dr. Breus, known to millions as The Sleep Doctor™, is believed to be the Nation’s most trusted authority on sleep. He regularly appears in the national media to educate and inform consumers so they can sleep better and lead happier, healthier, more productive lives. In July, 2018, we completed our Scientific Advisory Board with the addition of Lauren Broch, Ph.D, M.S. Dr. Broch is a sleep therapist and former Director of Education & Training at the Sleep-Wake Disorders Center at Weill Cornell Medical College. Dr. Broch also has a master’s degree in human nutrition. This combination allows her to play an important role in the formulation of Nightfood snacks. These experts work with Company management to ensure Nightfood products deliver on their nighttime-appropriate, and sleep-friendly promises.

Management envisions the Nightfood brand ultimately as a “platform brand”. Nightfood’s future snack offering range is expected to include multiple different snack formats that are popular with consumers at night, including things like ice cream pints, single-serve ice cream novelties, cookies, chips, and other formats. The Company currently has some of the aforementioned snack formats in development.

Compared to regular ice cream, Nightfood is formulated with more tryptophan, more vitamin B6, more calcium, magnesium, and zinc, more protein and more prebiotic fiber. Nightfood also contains less fat, less sugar, and fewer calories than traditional ice cream, and is lactose free.

Each new Nightfood snack format would be expected to deliver sleep-friendly snacking in a way that is most appropriate for that format. For example, Nightfood chips would not necessarily contain significantly more tryptophan than other brands of chips but may be more sleep-friendly in other ways.

In February of 2019, it was announced that Nightfood had won the 2019 Product of the Year Award in the ice cream category in a Kantar innovation survey of over 40,000 consumers. In June of 2019, it was announced that Nightfood won both the Best New Ice Cream and Best New Dairy Dessert awards at the World Dairy Innovation Awards.

In November of 2021, Nightfood won the Real California Milk Excelerator Dairy Innovation competition, with a top prize of $150,000 in marketing support. Executives and judges from the California Milk Advisory Board and corporate entities such as Hershey’s, Coca-Cola, and Whole Foods commended the unique problem the Nightfood brand addresses for consumers, and the opportunities and strategic advantages afforded by widespread hotel distribution for a brand pioneering sleep-friendly nighttime snacking.

Nightfood has received media coverage in outlets such as The Today Show, Oprah Magazine, The Rachael Ray Show, Food Network Magazine, The Wall Street Journal, USA Today, The Washington Post, Fox Business News, and many more media outlets.

Recent Developments

On April 27, 2022, we announced that all 21 anticipated purchase orders for the first national hotel rollout of Nightfood ice cream pints had been received. Shipments have been initiated and Nightfood is available in 21 major hotel distribution hubs across the country.

In May 2022, at the direction of a leading global hotel company with thousands of locations in the United States, Nightfood’s first major chainwide hotel distribution began with the national rollout in a soon-to-be announced major extended-stay hotel chain with approximately 500 properties in the United States.

In addition to the May launch in that first chain, the Company announced a second global hotel company has initiated a corporate-level test of Nightfood in one of their chains.

In June 2022, we announced plans to launch Nightfood sleep-friendly cookies in July 2022. Nightfood’s “Prime-Time Chocolate Chip” is slated to be the first variety manufactured now that recipes and production tests have been finalized for that flavor. Cherry oat and snickerdoodle flavors are also nearing development completion and are expected to be produced in either July or August 2022.

The Offering

Securities Being Offered by the Company	Up to 5,000,000 units, each consisting of 4 Shares of common stock and 1 common stock purchase warrants with a $0.40 exercise price. If all of the Units are sold in the Offering, we will issue an aggregate of 20,000,000 shares of common stock and 5,000,000 warrants.

Offering Price per Unit	$1.00

Common Stock outstanding before the Offering	91,749,831

Common Stock outstanding after the Offering	Assuming the sale of all 5,000,000 Units, and the exercise of all 5,000,000 warrants underlying the Units, we will have 116,749,831 shares of common stock outstanding. This assumes we do not issue any other shares of common stock and no other warrants, options or other convertible securities are exercised or converted.

Minimum Investment Amount	$500.00. Investors who purchase less than $1,000 of Units shall in addition be required to pay a $30.00 surcharge to cover transfer agent fees to issue the shares of common stock underlying the Units.

U.S. Trading	OTCQB Market - NGTF

Use of Proceeds	Proceeds from this Offering will be used to pay Spencer Clarke LLC, Dalmore, working capital, administrative costs, sales, marketing and business development, and general corporate and operational expenses. We may also use proceeds from this Offering to repay amounts that may be due and owing as of September 2022 pursuant to outstanding convertible promissory notes, in amounts up to $1.1 million. See “Use of Proceeds” section of this offering circular beginning on page 18.

RISK FACTORS

Investing in our shares involves a high degree of risk. In addition to the other information provided in this offering circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our securities. We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects.

Risks Related to Our Financial Status

We have had limited operations and require substantial additional funds to execute our business plan.

We have had limited operations and have not yet established significant traction in the marketplace. We generated net revenues of $321,000 and $270,919 for the nine months ended March 31, 2022 and the nine months ended March 31, 2021, respectively. Our future viability is dependent on our ability to substantially increase our sales revenues. Furthermore, unless we are able to continue to leverage our status as a public company into effective fundraising to fund our capital requirements, we will not be able to execute on our business plan and purchasers of our stock will be likely to lose their investment. Over the next 6-12 months, we believe we will require approximately $500,000 - $1,500,000 in debt or equity financing to affect further planned expansion of our operations and development of new products. We can give no assurance that we will be able to raise the required funds.

Our independent registered public accounting firm have expressed doubt about our ability to continue as a going concern.

We received a report on our financial statements for the years ended June 30, 2021, and June 30, 2020 from our independent registered public accounting firm that includes an explanatory paragraph and a footnote stating that there is substantial doubt about our ability to continue as a going concern due to its losses and negative net worth. Inclusion of a “going concern qualification” in the report of our independent accountants may have a negative impact on our ability to obtain financing and may adversely impact our stock price in any market that may develop.

We cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when we will achieve profitability, if ever. We have experienced net losses since our inception. An inability to become profitable may force us to curtail or temporarily discontinue our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of March 31, 2022, we had an accumulated deficit of $27,603,890.

Risks Related to Our Business

We remain uncertain of our proposed products’ market acceptance.

Although management believes that snacks designed for evening consumption is a viable niche market with a potential for attractive returns for investors, this belief is largely based on preliminary sales and marketing data, industry awards, industry research, observation of industry trends, feedback from industry experts, and consumer feedback. If management is wrong in its belief and there is an insufficient market for our products, it is likely we will fail and investors will lose their investment.

Reduction in future demand for our products would adversely affect our business.

Demand for our ice cream and other future products depends in part on our ability to anticipate and effectively anticipate and respond to shifts in consumer trends and preferences, including the types of products our consumers want and how they browse for, purchase and consume them. Consumer preferences continuously evolve due to a variety of factors, including: changes in consumer demographics, consumption patterns and channel preferences; pricing; product quality; concerns or perceptions regarding packaging and its environmental impact; and concerns or perceptions regarding the nutrition profile and health effects of, or location of origin of, ingredients or substances in our products. Concerns with any of the foregoing could lead consumers to reduce or publicly boycott the purchase or consumption of our existing products or other products we may develop in the future. Consumer preferences are also influenced by perception of our brand image or the brand images of our products, the success of our advertising and marketing campaigns, our ability to engage with our consumers in the manner they prefer, including through the use of digital media, and the perception of our use, and the use of social media. Any inability on our part to anticipate or react to changes in consumer preferences and trends can lead to reduced demand for our products, lead to inventory write-offs or erode our competitive and financial position, thereby adversely affecting our business. In addition, our business operations are subject to disruption by natural disasters or other events beyond our control that could negatively impact product availability and decrease demand for our products.

Significant reduction in hotel occupancy rates can adversely affect our business.

Our growth and competitive strategy rely heavily on sales of snack products in hotel lobby marketplaces. Should hotel occupancy rates fall significantly due to general economic downturn or other factors, it is possible we would not be able to achieve our goals relating to growth and the establishment of a new category of snacks. The hotel industry recently saw a significant reduction in occupancy in spring of 2020 with the outbreak of COVID-19.

Damage to our reputation or brand image can adversely affect our business.

We expect that creating and maintaining a positive reputation is critical to selling our products. Our reputation or brand image could be adversely impacted by a variety of factors, including: any failure by us or our contract manufacturer and other business partners to maintain high ethical, social, business and environmental practices; any failure to address health concerns about our products or particular ingredients in our products; our research and development efforts; any product quality or safety issues, including the recall of any of our products; any failure to comply with laws and regulations; consumer perception of our advertising campaigns, sponsorship arrangements, marketing programs and use of social media; or any failure to effectively respond to negative or inaccurate comments about us on social media or otherwise regarding any of the foregoing. Damage to our reputation or brand image could decrease demand for our products, thereby adversely affecting our business.

Issues or concerns with respect to product quality and safety can adversely affect our business.

Product quality or safety issues, whether as a result of failure to comply with food safety laws or otherwise, could in the future reduce consumer confidence and demand for our products, cause production and delivery disruptions, require product recalls and result in increased costs (including payment of fines and/or judgments) and damage our reputation, all of which can adversely affect our business. Failure to maintain adequate oversight over product quality or safety can result in product recalls, litigation, government investigations or inquiries or civil or criminal proceedings, all of which may result in fines, penalties, damages or criminal liability. Our business can also be adversely affected if consumers lose confidence in product quality, safety and integrity generally, even if such loss of confidence is unrelated to our products.

Disruption of our supply chain may adversely affect our business.

Some of the raw materials and supplies used in the production of our products may from time to time be sourced from countries experiencing civil unrest, political instability or unfavorable economic conditions. Additionally, some raw materials and supplies, including packaging materials, are available only from a limited number of suppliers or from a sole supplier or are in short supply. There can be no assurance that we will be able to maintain favorable arrangements and relationships with suppliers. We do not have any contingency plans to prevent disruptions that may arise from shortages or discontinuation of any raw materials and other supplies that we use in the manufacture, production and distribution of our products. The raw materials and other supplies that our contractors use for the manufacturing, production and distribution of our products are subject to price volatility and fluctuations in availability caused by many factors. If price changes result in unexpected or significant increases in the costs of any raw materials or other supplies, we may be unwilling or unable to increase our product prices or unable to effectively hedge against price increases to offset these increased costs without suffering reduced volume, revenue, margins and operating results.

Our reliance on third-party service providers can have an adverse effect on our business.

We rely on third-party service providers for most areas of our business, including manufacturing, transportation, cold storage, and finance and accounting functions. Failure by these third parties to meet their contractual, regulatory and other obligations to us, or our failure to adequately monitor their performance, could result in additional costs to correct errors made by such service providers. Depending on the function involved, such errors can also lead to business disruption, systems performance degradation, processing inefficiencies or other systems disruptions, the loss of or damage to intellectual property or sensitive data through security breaches or otherwise, incorrect or adverse effects on financial reporting, litigation or remediation costs, damage to our reputation, all of which can adversely affect our business. For example, should the refrigeration system fail at our third-party cold storage facility, we could suffer the loss of some, or all, of our inventory. Should our contract manufacturer go out of business or suffer major equipment failure, we may lose the ability to produce sufficient quantities of our products for a period of time before establishing production with a new copacker. Any number of similar failures on behalf of our service providers could prove damaging to our ongoing operations and our ability to fulfill demand.

Our ability to hire additional personnel is important to the continued growth of our business.

Our continued success depends upon our ability to attract and retain a group of motivated marketing and business support professionals. Our growth may be limited if we cannot recruit and retain a sufficient number of people. We cannot guarantee that we will be able to hire and retain a sufficient number of qualified personnel.

Although we currently do not have any employees, we expect that as and if we continue to grow, we will commence hiring full and part-time employees, all of whom will need to be highly skilled and diverse. We expect that any such employees would also be highly sought after by our competitors and other companies and our ability to compete would effectively depend on our ability to attract, retain, develop and motivate highly skilled personnel for all areas of our organization. Any unplanned turnover or unsuccessful implementation of our succession plans to backfill current leadership positions, including our president and Chief Executive Officer, or failure to attract, develop and maintain a highly skilled and diverse workforce, including with key capabilities such as e-commerce and digital marketing and data analytic skills, would likely deplete our institutional knowledge base, erode any competitive advantage we may have or result in increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs. Any of the foregoing can adversely affect our business.

We face substantial competition.

Competition in all aspects of the functional food industry is intense. We compete against both large conglomerates with substantial resources and smaller companies, including new companies that might be formed with resources similar to our own. Accordingly, it is both concentrated and dispersed and we face challenges from numerous competitors as we seek to establish our brand and gain customer loyalty. The success of these efforts is, by its nature, uncertain.

Additionally, competitors may seek to duplicate the perceived benefits of our products in ways that do not infringe on any proprietary rights that we can protect. As a result we could find that our entire marketing plan and business model is undercut or made irrelevant by actions of other companies under which we have no control. We cannot promise that we can accomplish our marketing goals and as a result may experience negative impact upon our operating results.

The full impact of COVID-19 on our business remains unknown.

Reports indicate that consumer behavior has shifted as a result of COVID and the resulting impact on the economy. Some of these reported changes include fewer supermarket visits, consumer reliance on legacy brands in lieu of trying new branded offerings, and increases in at-home snacking. Additionally, customary marketing tactics such as in-store displays and product sampling have been either impaired or impermissible, which could have a material adverse effect on the introduction of our products in new retail establishments. To date, we have experienced only minor issues regarding supply chain and logistics. Our order processing function has been largely normal to date, and our manufacturers have assured us that their operations are continuing with no or minor interruptions. However, any future changes as a result of COVID-19 could have a material adverse effect on our results of operations and financial condition, including that an uptick in cases and resulting shutdowns in travel could materially adversely affect our projected sales in our new hotel vertical...

Additionally, it is possible that the fallout from the pandemic could make it more difficult in the future for the Company to access required growth capital, possibly rendering us unable to meet certain debts and expenses.

Our success depends to a large extent upon the continued service of key managerial personnel and our ability to attract and retain qualified personnel.

We are highly dependent on the ability and experience of Sean Folkson, our CEO. We have a consulting agreement with Mr. Folkson; however, the loss of Mr. Folkson would present a significant setback for us and could impede the implementation of our business plan. There is no assurance that we will be successful in acquiring and retaining qualified personnel to execute our current plan of operations.

Risks Relating to our Securities and Structure

The ability of our sole executive officer and director to control our business will limit minority shareholders’ ability to influence corporate affairs.

As of the date of this filing, Mr. Folkson beneficially owned 16,776,644 shares of our common stock. In addition to his beneficial ownership of the common stock, Mr. Folkson beneficially owns 1,000 shares of our Series A Preferred Stock, which votes with the common stock and has an aggregate of 100,000,000 votes, and further owns 400,000 common stock purchase warrants with a $0.30 exercise price with an expiration of February 2023. Accordingly, Mr. Folkson controls the majority of the voting power in the Company. Because of his stock ownership, Mr. Folkson is in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. Mr. Folkson’s interests may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. Other shareholders have no way of overriding decisions made by Mr. Folkson as an officer or a director through their ownership of our common stock. This level of control may also have an adverse impact on the market value of our shares because he may institute or undertake transactions, policies or programs that result in losses, may not take any steps to increase our visibility in the financial community and/ or may sell sufficient numbers of shares to significantly decrease our price per share.

Failure to establish and maintain an effective system of internal controls could harm our business and could negatively impact the price of our stock.

We must review and update our internal controls, disclosure controls and procedures, and corporate governance policies as our company continues to evolve. In addition, we are required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act and management is required to report annually on our internal control over financial reporting. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of SOX until the date we are no longer a “smaller reporting company” as defined by applicable SEC rules.

Any ineffective internal control regarding our financial reporting could have an adverse effect on our business and financial results and the price of our common stock could be negatively affected. This reporting requirement could also make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the controls and procedures or failure to comply with regulation concerning control and procedures could have a material effect on our business, results of operation and financial condition. Any of these events could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively affect the market price of our shares, increase the volatility of our stock price and adversely affect our ability to raise additional funding. The effect of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors and as executive officers.

Our management’s evaluation of the effectiveness of our internal controls over financial reporting as of June 30, 2021 concluded that our controls were not effective. Management believes there is a reasonable possibility that these control deficiencies, if uncorrected, could result in material misstatements in the annual or interim financial statements that would not be prevented or detected in a timely manner. Accordingly, we have determined that these control deficiencies constitute material weaknesses. Although the Company is taking steps to remediate the material weaknesses, it currently has limited resources to do so and there can be no assurance that similar incidents can be prevented in the future.

We will need to evaluate our existing internal controls over financial reporting against the criteria set forth in Internal Control – Integrated Framework (2013) (the “Framework”) issued by the Committee of Sponsoring Organizations of the Treadway Commission. During the course of our ongoing evaluation of the internal controls, we may identify other areas requiring improvement, and may have to design enhanced processes and controls to address issues identified through this review. Remediating any deficiencies, significant deficiencies or material weaknesses that we or our independent registered public accounting firm may identify may require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we implement to remedy any such deficiencies will effectively mitigate or remedy such deficiencies. The existence of one or more material weaknesses could affect the accuracy and timing of our financial reporting. Investors could lose confidence in our financial reports, and the value of our common stock may be harmed, if our internal controls over financial reporting are found not to be effective by management or by an independent registered public accounting firm or if we make disclosure of existing or potential material weaknesses in those controls.

Even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our future reporting obligations.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. If we fail to timely achieve and maintain the adequacy of our internal control over financial reporting, we may not be able to produce reliable financial reports or help prevent fraud. Our failure to achieve and maintain effective internal control over financial reporting could prevent us from filing our periodic reports on a timely basis which could result in the loss of investor confidence in the reliability of our financial statements, harm our business and negatively impact the trading price of our common stock.

Our trading market may be restricted by virtue of state securities “Blue Sky” laws to the extent they prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

Although trading activity in our stock has increased recently, generally there has been a limited public market for our common stock, and there can be no assurance that an active and regular public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because our securities have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. Accordingly, investors should consider the secondary market for our securities to be a limited one.

Recent issuances of convertible preferred stock may have a negative impact on the trading prices of our common stock.

In the fiscal year ended June 30, 2021, we sold 4,665 shares of our Series B Convertible Preferred Stock. Each of these shares of preferred stock is convertible into 5,000 shares of common stock (an effective per share price of $0.20) and on conversion the holder will also receive 5,000 warrants, exercisable at $0.30, to purchase a share of our common stock. Subsequent to the end of our fiscal year on June 30, 2021, an additional 335 shares of Series B Convertible Preferred Stock were sold at the same terms, bringing the total sold to 5,000 shares. The resale of these shares and shares issued on any exercise of the warrants can have a negative effect on the market for our common stock and may cause dilution to our common stockholders.

Our common stock is subject to the “penny stock” rules of the SEC, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock occurs, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. If applicable in the future, these rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares, until our common stock no longer is considered a penny stock.

General Risks

The price of our common stock might fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares of our common stock at or above the price you paid for your shares. The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

●	actual or anticipated fluctuations in our quarterly financial and operating results;

●	our progress toward developing new or proposed products;

●	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts, if any;

●	perceptions about the market acceptance of our products and the recognition of our brand;

●	adverse publicity about our products or industry in general;

●	overall performance of the equity markets;

●	introduction of products, or announcements of significant contracts, licenses or acquisitions, by us or our competitors;

●	legislative, political or regulatory developments;

●	additions or departures of key personnel;

●	threatened or actual litigation and government investigations;

●	sale of shares of our common stock by us or members of our management; and

●	general economic conditions.

These and other factors might cause the market price of our common stock to fluctuate substantially, which may negatively affect the liquidity of our common stock. In addition, from time to time, the stock market experiences price and volume fluctuations, some of which may be significant. This volatility has had a significant impact on the market price of securities issued by many companies across many industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results and financial condition.

The issuance of shares upon exercise of outstanding warrants and options could cause immediate and substantial dilution to existing stockholders.

The issuance of shares upon exercise of warrants and options could result in substantial dilution to the interests of other stockholders.

Future sales of our common stock by our stockholders could negatively affect our stock price after this offering.

Sales of a substantial number of shares of our common stock in the public market by our shareholders after this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, and thus the price of our common stock may decline.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS OFFERING CIRCULAR, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

DILUTION

As of the date of this offering circular, an aggregate of 91,749,831 shares of common stock are issued and outstanding.

If you purchase shares in this Offering, your ownership interest in our common stock will be diluted immediately, to the extent of the difference between the offering price for each share in this Offering and the net tangible book value per share of our common stock after this Offering.

Our net tangible book value as of March 31, 2022 was $711,411.00, or $0.0078 per share, based on 91,749,831 shares of common stock outstanding. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding, all as of the date specified.

If the Maximum Offering Amount, at an offering price of $1.00 per Unit or $0.25 per share of common stock, is sold in this Offering, after deducting approximately $375,000 at most in offering expenses payable by us, our pro forma as adjusted net tangible book value at March 31, 2022 would be approximately $5,336,411, or $0.0478 per share. This amount represents an immediate increase in pro forma net tangible book value of $0.0400 per share to our existing shareholders as of the date of this offering circular, and an immediate dilution in pro forma net tangible book value of approximately $0.2022 per share to new investors purchasing Units.

The following table illustrates the approximate share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 50% and 25% of the Units offered for sale in this Offering (after deducting our estimated offering expenses in various scenarios):

Funding Level	$5,000,000	$2,500,000	$1,250,000
Net Proceeds (after deducting the estimated offering expenses)	$4,625,000	$2,275,000	$1,100,000
Offering price per share (4 Shares per Unit)	$0.25	$0.25	$0.25
Net tangible book value per share before the Offering	$0.0078	$0.0078	$0.0078
Increase per share attributable to investment in this Offering	$0.0400	$0.0216	$0.0109
Pro forma net tangible book value per share after the Offering	$0.0478	$0.0294	$0.0187
Dilution to investors after the Offering	$0.2022	$0.2206	$0.2313

The following tables set forth, assuming the sale of, respectively, 100%, 50% and 25% of the Units offered for sale in this Offering, the total number of shares previously sold to existing shareholders during the twelve months prior to the date of this offering circular, including shares issued for services, the total consideration paid for the foregoing (based on cash actually received and the value of shares issued for services), and the respective percentages applicable to such purchased shares and consideration paid based on an average price of $0.1857 per share paid by our existing shareholders or as the value of shares issued for services, and $0.25 per Share ($1.00 per Unit) paid by investors in this Offering.

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 100% of Units Sold:
Existing Shareholders	11,833,672	37.17%	$2,197,933	30.54%
New Investors	20,000,000	62.83%	$5,000,000	69.46%
Total	31,833,672	100.00%	$7,197,933	100.00%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 50% of Units Sold:
Existing Shareholders	11,833,672	54.20%	$2,197,933	46.79%
New Investors	10,000,000	45.80%	$2,500,000	53.21%
Total	21,833,672	100.00%	$4,697,933	100.00%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 25% of Units Sold:
Existing Shareholders	11,833,672	70.30%	$2,197,933	63.75%
New Investors	5,000,000	29.70%	$1,250,000	36.25%
Total	16,833,672	100.00%	$3,447,933	100.00%

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the Company issuing additional shares. In other words, when the Company issues more shares, the percentage of the company that you own will go down, even though the value of the Company and the value of your holdings may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as a public offering or another crowdfunding round), employees exercising stock options, issuance of stock in lieu of cash compensation, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company). The tables above do not include shares of our common stock underlying outstanding warrants and options, or warrants that may be issued in this Offering as a part of the Units.

Dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the number of convertible notes that the Company has issued (and may issue in the future), and the terms of those notes. The tables above do not include or take into account the issuance of shares of our common stock that may be issued upon the conversion of outstanding convertible promissory notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it is important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

The Company is offering a maximum of 5,000,000 Units each consisting of 4 shares of common stock and 1 common stock purchase warrant on a “best efforts” basis. There is no minimum offering amount in this Offering, but the minimum investment per investor in the Offering is $500.00. Investors who purchase less than $1,000 of Units shall in addition be required to pay a $30.00 surcharge to cover transfer agent fees to issue the shares of common stock underlying the Units.

The cash price is $1.00 for one Unit. If all of the Units are sold in the Offering, we will issue an aggregate of 20,000,000 shares of common stock and 5,000,000 warrants. We will not issue fractional shares.

The Company is selling the Units through a Tier 2 offering pursuant to Regulation A (also known as “Regulation A+) under the Securities Act and the Company intends to sell the Units either directly to investors or through registered broker-dealers who are paid commissions. The Company expects to commence the sale of the Units promptly after the date on which the offering statement, of which this offering circular is a part, is qualified by the SEC.

The Offering will terminate at the earliest of: (1) the date at which the Maximum Offering Amount has been sold, (2) the date which is one year from this Offering being qualified by the Commission, and (3) the date at which the Offering is earlier terminated by the Company in its sole discretion.

The Company is offering its securities in all states.

The Company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our offering circular materials on an online investment platform.

The Company’s officers and directors are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the Offering and have not been during the past twelve (12) months and are currently not brokers or dealers or associated with brokers or dealers.

The Company has engaged Spencer Clarke LLC (“Spencer Clarke”) as a placement agent to offer the Units, pursuant to a Letter of Engagement dated February 2, 2021. The Engagement Letter provides, among other things, that the Company will pay Spencer Clarke a cash fee of 5% of amounts raised in this Offering. Spencer Clarke is not required to sell any specific number or dollar amount of Units but will use its “reasonable best efforts” to sell the Units offered.

The Company has also engaged Dalmore, a New York limited liability company and broker-dealer registered with the SEC and a member of FINRA, to act as the broker-dealer of record in connection with this Offering, but not for underwriting or placement act services. Dalmore will:

●	Review investor information, including KYC (Know Your Customer) data, AML (Anti-Money Laundering), OFAC compliance background checks (it being understood that KYC and AML processes may be provided by a qualified third party);

●	Review each investor’s subscription agreement to confirm such investor’s participation in the Offering, and provide confirmation of completion of such subscription documents to the Company;

●	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;

●	Keep investor information and data confidential and not disclose to any third-party except as required by regulatory agencies or in our performance under this Agreement (e.g., as needed for AML and background checks);

●	Coordinate with third-party providers to ensure adequate review and compliance;

●	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism, including connection to a qualified escrow agent.

As compensation for the services listed above, the Company has agreed to pay Dalmore $5,000 as a one-time set-up fee, plus a commission equal to 1% of the amount raised in the Offering to support the Offering. In addition, the Company has agreed to engage Dalmore as a consultant to provide ongoing general consulting services relating to the Offering, such as coordination with third-party vendors and general guidance with respect to the Offering. The Company will pay a one-time consulting fee of $20,000, which will be due and payable within five (5) days after FINRA issues a no-objection letter. Assuming that the Maximum Offering Amount is sold, the Company estimates that the total fees the Company will pay to Dalmore will be approximately $75,000.

Dalmore is not required to sell any specific number or dollar amount of Units but will use its “reasonable best efforts” to sell the Units offered.

No Escrow

The proceeds of this Offering will not be placed into an escrow account. The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company when and if the Company decides to accept the investors’ subscription for the shares. After the initial closing of this Offering, the Company expects to hold closings on at least a monthly basis.

Pricing of the Offering

The Company’s common stock is currently quoted on the OTC Markets’ OTCQB tier under the symbol “NGTF.” The purchase price of the Units and exercise price of the Warrants underlying the Units were determined by the Board of Directors. The principal factors considered in determining the Offering price include:

●	The information set forth in this offering circular and otherwise available;

●	Our history and prospects and the history of and prospects for the industry in which the Company competes;

●	The Company’s past and present financial performance;

●	The Company’s prospects for future earnings and the present state of their development;

●	The general condition of the securities markets at the time of this Offering;

●	The recent market prices of, demand for, publicly traded common stock of generally comparable companies and of the Company’s securities; and

●	Other factors deemed relevant by the Company.

Minimum Purchase Requirement

The minimum purchase requirement for any investor is $500 (plus a $30.00 surcharge to cover transfer agent fees for investors who purchase less than $1,000 of Units), unless such minimum is waived by the Company, which may be done in its sole discretion on a case-by-case basis.

Investment Limitations

Generally, no sale may be made to one in this Offering if the aggregate purchase price is more than ten percent (10%) of the greater of one’s annual income or net worth (please see below on how to calculate one’s net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that one’s investment does not exceed applicable thresholds, the Company encourages one to review Rule 251(d)(2)(i)(C) of Regulation A+. For general information on investing, the Company encourages one to refer to www.investor.gov.

Because this is a Tier 2, Regulation A+ offering, most investors must comply with the ten percent (10%) limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act. If one meets one of the following tests one should qualify as an accredited investor:

(i)	One is a natural person who has had individual income in excess of $200,000 in each of the two (2) most recent yeas, or joint income with one’s spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	One is a natural person and one’s individual net worth, or joint net worth with one’s spouse, exceeds $1,000,000 at the time one purchases Units (please see below on how to calculate one’s net worth);

(iii)	One is an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	One is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring Units, with total assets in excess of $5,000,000;

(v)	One is a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (Investment Company Act), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	One is an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited;

(vii)	One is a trust with total assets in excess of $5,000,000, one’s purchase of Shares is directed by a person who either alone or with their purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment, and one was not formed for the specific purpose of investing in the Shares; or

(viii)	One is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

How to Subscribe

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Units in this Offering, you should complete the following steps, subject to alternate means as may be agreed to by our management:

1.	Go to a designated website, and click on the “Offering Circular” button;

2.	After reviewing the Offering Circular, click on the “Invest Now” button;

3.	Complete the online investment form;

4.	Electronically receive, review, execute and deliver to us a subscription agreement.

5.	Deliver funds directly by check, wire, credit card, debit card, or electronic funds transfer via ACH to the specified account; and

6.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Dalmore will review all subscription agreements completed by the investor. After Dalmore has completed its review of a subscription agreement for an investment in the Company, the funds may be released from the designated account, provided that the Company has accepted the investment.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. Dalmore will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, credit card, debit card, or electronic funds transfer via ACH to the specified account) by investors will be deposited into a segregated account at Dalmore for the benefit of the Company. The Company has engaged Dalmore to act as a funds collection agent for receipt of funds from investors for this Offering. There is no minimum to disburse funds from the segregated account at Dalmore and the Company will maintain a discretionary schedule for release into its operating accounts. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into the designated account.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

Advertising, Sales and Other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, the Company expects to use additional advertising, sales and other promotional materials in connection with this Offering. These materials may include information relating to this Offering, articles and publications concerning industries relevant to the Company’s business operations or public advertisements and audio-visual materials, in each case only as authorized by the Company. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Units, these materials will not give a complete understanding of the Company, this Offering or the Units and are not to be considered part of this offering circular. This Offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in the Units.

State Blue Sky Information

The Company intends to offer and sell their securities in this Offering to retail customers in every state in the United States plus the District of Columbia and Puerto Rico. In each of the foregoing jurisdictions in which the Company intends to make offers and sales, they have made or will timely make notice filings where required in respect of their intentions to make offers and sales there. Investors in the state of Arizona must either be accredited investors within the meaning of Rule 501 under Regulation D under the Securities Act or meet the qualified purchaser definition in Arizona Administrative Code Rule 13.9. Investors in Alabama, Arizona, Florida, New Jersey, North Dakota, Texas and Washington will be required by state law to purchase the Company’s securities in this Offering through a broker-dealer of record.

The National Securities Markets Improvement Act of 1996 (“NSMIA”), which is a U.S. federal statute, preempts the states from regulating transactions in certain securities, which are referred to as “covered securities,” including securities issued in Tier 2 Regulation A+ offerings. NSMIA nevertheless allows the states to investigate if there is a suspicion of fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. If there is a finding of fraudulent activity, the states can bar the sale of covered securities in a particular case.

Foreign Restrictions on Purchase of Shares

The Company has not taken any action to permit a public offering of the securities offered hereby outside the United States or to permit the possession or distribution of this offering circular outside the United States. The Company’s securities may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of their securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons outside the United States who come into possession of this offering circular must inform themselves about and observe any restrictions relating to this Offering and the distribution of this offering circular in the jurisdictions outside the United States relevant to them.

Transfer Agent

We have engaged Clear Trust, LLC, 16540 Pointe Village Drive - Suite 210, Lutz, FL 33558., a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity, which cannot be quantified at this time.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

USE OF PROCEEDS

The following discussion addresses the use of proceeds from this Offering. We currently estimate that, at a price of $1.00 for one unit consisting of four shares of common stock and one common stock purchase warrant with an exercise price of $0.40, the net proceeds from the sale of 5,000,000 units will be $4,670,000 after deducting estimated offering expenses of approximately $300,000. In addition, we will receive gross proceeds of $2,000,000 in the event all of the warrants that make up a part of the Units are exercised.

We intend to use the net proceeds from this Offering for working capital and general corporate purposes. Additional specific uses include:

	25%	50%	75%	100%
Gross Proceeds	$1,250,000	$2,500,000	$3,750,000	$5,000,000
Spencer Clarke LLC (1)	$62,500	$125,000	$187,500	$250,000
Dalmore (2)	$37,500	$50,000	$62,500	$75,000
Estimated offering expenses(3)	$50,000	$50,000	$50,000	$50,000
Estimated net proceeds	$1,100,000	$2,275,000	$3,450,000	$4,625,000
Specific use:
Sales, Marketing and Business Development	$100,000	$100,000	$100,000	$100,000
Legal Services	$30,000	$30,000	$30,000	$30,000
Research and Development, Product Development	$50,000	$50,000	$50,000	$50,000
Administrative Costs	$25,000	$25,000	$25,000	$25,000
Working Capital(4)	$895,000	$2,070,000	$3,245,000	$4,420,000

(1)	The Company is obligated to pay Spencer Clarke LLC 5% on all amounts raised in this Offering.
(2)	Dalmore expenses total an estimated $25,000 up front plus 1% of gross proceeds.
(3)	Excluding fees and expenses to Spencer Clarke LLC and Dalmore.
(3)	The Company is a party to a series of 8% Original Issue Discount Senior Secured Promissory Notes in the aggregate principal amount at maturity of approximately $1.1 million plus accrued and unpaid interest, which notes have a maturity date of December 10, 2022. If and to the extent the notes are not converted into underlying equity securities prior to the maturity date, the Company will be obligated to repay in cash all amounts due and owing under the notes, with repayment obligations commencing in September 2022. Any amounts so repaid will be deducted from the Company’s working capital amounts.

Any proceeds we receive from the exercise of warrants will be allocated to working capital and general corporate purposes.

As of the date of this offering circular, we cannot specify with certainty all of the particular uses of the proceeds from this Offering.

Except with respect to the payment of accrued salaries to our executives as set forth above, no proceeds will be used to compensate, make loans, or otherwise make payments to officers or directors of the issuer or any of its subsidiaries.

The use of the proceeds represents management’s estimates based upon current business and economic conditions. We reserve the right to use of the net proceeds we receive in the offering in any manner we consider to be appropriate. Although we do not contemplate changes in the proposed use of proceeds, to the extent we find that adjustment is required for other uses by reason of existing business conditions, the use of proceeds may be adjusted.

OUR BUSINESS

We are a Nevada corporation organized on October 16, 2013 to acquire all of the issued and outstanding shares of Nightfood, Inc., a New York corporation from its sole shareholder, Sean Folkson. Substantially all of our operations are conducted by our subsidiary, Nightfood, Inc. Our corporate address is 520 White Plains Road, Suite 500, Tarrytown, New York 10591 and our telephone number is 888-888-6444. Our website address is www.nightfood.com. The information on our website is not part of this offering circular.

Industry Overview

What you eat before bed matters. Nightfood delivers sleep-friendly nighttime snacking.

Research indicates that humans are biologically hard-wired to load up on sweets and fats at night. Loading a surplus of calories (fuel) into the body before the long nightly fast is believed to be an outdated survival mechanism from our hunter-gatherer days. Unfortunately, while modern consumers know this type of consumption isn’t necessary for survival, willpower also weakens at night, so consumers are more likely to succumb to these nighttime cravings for excess “survival calories”.

As a result, over 85% of adults report snacking regularly between dinner and bed, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. Because of our hard-wired evolutionary preferences for calorie-dense choices that increase the odds of short-term survival, the most popular nighttime snacks are ice cream, cookies, chips, and candy. These are all understood to be generally unhealthy. They can also impair sleep quality.

In recent years, billions of dollars of consumer spend have shifted to better-for-you versions of consumers’ favorite snacks. But we do not believe any of those products were specifically formulated to nutritionally support better sleep. Nightfood snacks are not only formulated to be better-for-you, but they’re also formulated by sleep experts and nutritionists to provide a better nutritional foundation for sleep

Almost half of all snacking takes place between dinner and bed. Nutrition is an important part of sleep-hygiene because what one eats at night impacts sleep. Recent industry surveys indicated that most modern consumers have begun to seek functional benefits from their snacks, and most consumers would also prefer better sleep.

As the pioneers of the nighttime snacking category, Nightfood accepts the responsibility to educate consumers and build the awareness required to grow the nighttime segment of the overall snack market. Along with that responsibility comes the opportunity to be the category king. We envision a future where nighttime specific, sleep-friendly snacks comprise a multi-billion-dollar segment of the estimated $120 billion American snack market.

Management believes latent consumer demand exists for better nighttime snacking options, and that a new consumer category, consisting of nighttime specific snacks, is set to emerge in the coming years. This belief is supported by research from major consumer goods research firms such as IRI Worldwide, and Mintel, who identified nighttime specific foods and beverages as one of the “most compelling and category changing trends” for 2017 and beyond. In recent years, CEO’s and other executives from major consumer goods conglomerates such as Nestle, PepsiCo, Mondelez, and Kellogg’s have commented on consumer nighttime snack habits and alluded to the opportunity that might exist in solving this problem for the marketplace.

Nightfood has established a highly credentialed Scientific Advisory Board consisting of sleep and nutrition experts to drive product formulation decisions and provide consumer confidence in the brand promise. The first member of this advisory board was Dr. Michael Grandner, Director of the Sleep and Health Research Program at the University of Arizona. Dr. Grandner has been conducting research on the link between nutrition and sleep for over fifteen years, and he believes improved nighttime nutritional choices can improve sleep, resulting in many short and long-term health benefits. In March of 2018, the Company added Dr. Michael Breus to their Scientific Advisory Board. Dr. Breus, known to millions as The Sleep Doctor™, is believed to be the Nation’s most trusted authority on sleep. He regularly appears in the national media to educate and inform consumers so they can sleep better and lead happier, healthier, more productive lives. In July, 2018, we completed our Scientific Advisory Board with the addition of Lauren Broch, Ph.D, M.S. Dr. Broch is a sleep therapist and former Director of Education & Training at the Sleep-Wake Disorders Center at Weill Cornell Medical College. Dr. Broch also has a master’s degree in human nutrition. This combination allows her to play an important role in the formulation of Nightfood snacks. These experts work with Company management to ensure Nightfood products deliver on their nighttime-appropriate, and sleep-friendly promises.

Management envisions the Nightfood brand ultimately as a “platform brand”. Nightfood’s future snack offering range is expected to include multiple different snack formats that are popular with consumers at night, including things like ice cream pints, single-serve ice cream novelties, cookies, chips, and other formats. The Company currently has some of the aforementioned snack formats in development.

Compared to regular ice cream, Nightfood is formulated with more tryptophan, more vitamin B6, more calcium, magnesium, and zinc, more protein and more prebiotic fiber. Nightfood also contains less fat, less sugar, and fewer calories than traditional ice cream, and is lactose free.

Each new Nightfood snack format would be expected to deliver sleep-friendly snacking in a way that is most appropriate for that format. For example, Nightfood chips would not necessarily contain significantly more tryptophan than other brands of chips but may be more sleep-friendly in other ways.

In February of 2019, it was announced that Nightfood had won the 2019 Product of the Year Award in the ice cream category in a Kantar innovation survey of over 40,000 consumers. In June of 2019, it was announced that Nightfood won both the Best New Ice Cream and Best New Dairy Dessert awards at the World Dairy Innovation Awards.

In November of 2021, Nightfood won the Real California Milk Excelerator Dairy Innovation competition, with a top prize of $150,000 in marketing support. Executives and judges from the California Milk Advisory Board and corporate entities such as Hershey’s, Coca-Cola, and Whole Foods commended the unique problem the Nightfood brand addresses for consumers, and the opportunities and strategic advantages afforded by widespread hotel distribution for a brand pioneering sleep-friendly nighttime snacking.

Nightfood has received media coverage in outlets such as The Today Show, Oprah Magazine, The Rachael Ray Show, Food Network Magazine, The Wall Street Journal, USA Today, The Washington Post, Fox Business News, and many more media outlets.

Recent Developments

Hotel Distribution

In pioneering the nascent sleep-friendly nighttime snacking category, Nightfood is in the process of executing a strategic pivot. The Company is temporarily shifting growth focus away from the crowded, expensive, and highly competitive supermarket vertical while targeting brand, revenue, and category growth through national hotel distribution.

According to The American Hotel & Lodging association, there are an estimated 56,000 hotels in the United States (this does not include motels, which are estimated at approximately 34,000 locations). By contrast, Supermarket News recently reported that there are approximately 26,000 traditional supermarkets in the United Sates.

The five largest hotel companies combine for over 26,000 hotel locations in the United States. Management believes this significant concentration, and the fact that corporate-level relationships have been established with two of these five global hotel companies, can lead to significant distribution gains in coming months.

Management believes Nightfood is uniquely advantaged over other snack brands in the potentially lucrative hospitality vertical due to an inherent and implied obligation that exists for hotels to support better sleep for their guests.

Nightfood was invited to participate in a 2021 retail pilot test of Nightfood pints for sale in hotel lobby shops, initiated and conducted by a large and prestigious international hospitality company.

That test was declared a success by that international hospitality company in summer of 2021, and Nightfood ice cream pints are now rolling out to hotels nationally. In April, 2022, the Company received 21 purchase orders from a leading distributor of food and beverages to the hospitality vertical, one for each of their 21 regional distribution centers. The distributor business model is typically to order the smallest amount of inventory needed to fulfill immediate customer demand. As such, the aggregate size of these purchase orders was approximately $45,000, enough to supply a few hundred hotel properties with Nightfood ice cream for a few weeks. Industry norms would dictate that significant increases in the number of retail points of distribution would lead to significant increases in average order size.

On April 22, 2022, it was announced that the Company had secured “recommended brand” status with Remington Hotels. Remington is a leading hotel management company which manages 121 hotels across 28 states, and representing 25 brands, including Marriott, Hilton, Wyndham, Intercontinental, Westin, Wyndham, Doubletree, Courtyard, Crowne Plaza, Four Points, Hyatt Regency, Renaissance, Curio, Embassy Suites, Fairfield Inn, Hampton Inn, Hilton Garden Inn, Holiday Inn, Residence Inn, Springhill Suites, and more.

On April 25, 2022, the Company announced a new corporate-initiated retail pilot test of Nightfood ice cream pints by a second global hotel company, with thousands of locations in the United States. That test, conducted in one hotel chain, has also been declared a success. As a result, Nightfood is being introduced in that chain, with approximately 20 hotel locations in the United States.

Management believes the two separate and successful tests conducted by these two global hospitality companies could each lead to distribution in multiple additional hotel chains potentially representing thousands of properties.

The Company also recently signed its first agreement with a major hotel industry group purchasing organization (“GPO”) which services over 10,000 hotel properties in the United States. We are currently in discussions with other GPOs through our relationship with iDEAL Hospitality Partners.

In September of 2021, the Company had stated the goal of having secured distribution for Nightfood snacks in 7,500 hotels by July 31, 2022. Because of modifications to launch timelines by our initial hotel partner, we have adjusted the timing of that target so that our goal is now to secure distribution in 7,500 hotel properties within nine months of our initial hotel introduction. It remains our goal to have Nightfood established as a de facto hotel industry standard, with distribution approaching 20,000 hotels by the end of 2023.

In preparing for the projected increase in sales volume, the Company has moved primary pint production to a new, high-speed production facility with the capability to manufacture over 90,000 pints per day, almost three times previous capacity. As the majority of Nightfood ice cream pint sales in coming quarters project to be concentrated on the two flavors in hotel distribution (Cookies n’ Dreams and Midnight Chocolate), the Company believes this increase in capability will be important in the coming months. The initial production run at that facility was successfully completed on June 21, 2022, and included a total of approximately 65,000. The Company is seeking to onboard a second manufacturing facility to handle production of other pint flavors in addition to single-serve ice cream novelties.

The Company does not expect any disruption to inventory or supply as a result of these planned transitions.

The unit economics of hotel distribution project to be materially superior to the economics of operating in the supermarket space. Line items such as slotting fees, advertising, and price promotions (both to consumers and the trade) make the supermarket vertical a much more expensive, and less profitable, place to do business compared to hotels.

Based on the results from the 2021 test, we anticipate that distribution of our ice cream pints in approximately 4,000 hotel locations would bring the company to profitability. Should we succeed in securing hotel distribution for additional snack formats, we would expect an increase in hotel revenue per property, meaning fewer properties would be needed to reach break-even.

To take maximum advantage of the opportunity presented by Nightfood’s expected widespread hotel distribution, the Company is developing additional snack formats to supplement ice cream pints in that vertical. These include single-serve ice cream novelties as well as snacks in other, non-frozen, formats such as cookies and chips.

We have already received confirmation of interest from decision makers at a major hotel chain in testing and adding additional these Nightfood snack formats currently under development. It is believed that securing distribution for such additional snack formats in our hotel properties would help the Company reach its 2023 revenue target of $10 in wholesale revenue per hotel per day.

In addition to projected profitability resulting from a successful hotel roll-out, we believe that having additional snack formats available in hotels creates a greater opportunity for consumer visibility, awareness, and trial. Widespread hotel distribution across multiple snack formats projects to accelerate consumer adoption of the nighttime snack category, driving awareness that what one eats at night can impact their sleep quality.

We intend to leverage our national hotel distribution to advance the narrative to consumers that what you eat, especially at night, can impact your sleep. We further believe that distribution in leading global hotel chains will serve as an economic moat, providing the Nightfood brand with a measure of insulation against competitors. At the same time, the de facto endorsement from the world’s most trusted hotel brands would translate to credibility for our brand, helping to establish and maintain Nightfood as the nighttime snacking “category king”.

Supermarket Distribution

Nightfood is currently available in approximately 300 supermarkets, including Jewel-Osco (Chicagoland), Rouses Markets (New Orleans & Gulf Coast), Central Market (Dallas, Fort Worth, Austin, San Antonio, Houston), and Metropolitan Market, Market of Choice and Northwest Grocers in the Pacific Northwest.

We have shifted our primary focus to hotel distribution and believe that successful hotel presence will support future supermarket success.

We continue to work with our long-term partners at these select supermarket chains to devise and test programs that can drive supermarket growth.

Our Products, Present and Proposed

Nightfood Holdings runs two distinct operating companies, each serving a different market segment with different products.

Nightfood, Inc.

Nightfood ice cream is available in nine flavors. These are Full Moon Vanilla, Midnight Chocolate, Cold Brew Decaf, After Dinner Mint Chip, Milk & Cookie Dough, Cherry Eclipse, Bed and Breakfast, Cookies n’ Dreams, and Pickles For Two.

Compared to regular ice cream, Nightfood is formulated with more tryptophan, more vitamin B6, more calcium, magnesium, and zinc, more protein and more prebiotic fiber. Nightfood also contains less fat, less sugar, and fewer calories, and is lactose free.

Management believes consumer demand exists for better nighttime snacking options, and that a new consumer category consisting of nighttime specific snacks is currently emerging.

Management envisions the Nightfood brand ultimately as a “platform brand”. Nightfood’s future snack offering range is expected to include multiple different snack formats that are popular with consumers at night, including things like ice cream pints, single-serve ice cream novelties, cookies, chips, and other formats. The Company currently has some of the aforementioned snack formats in development, including Nightfood cookies, which are expected to launch in July, 2022.

Development Plans

The Company plans to leverage significant opportunities for growth of both revenue and awareness through its ongoing hotel expansion to attain profitability and establish the sleep-friendly nighttime snacking category. These plans include introducing additional snack formats and capitalizing on the foundation of hotel distribution to ultimately establish successful and profitable distribution in mainstream retail.

Production

To date, we have utilized contract manufacturers for producing our products and packaging, and third-party logistics for warehousing and order fulfillment. Management is in the process of adding additional manufacturing capacity to meet anticipated ice cream demand and to provide redundancy that would also allow manufacturing to continue should our primary copacker not be able to manufacture product for us for any reason.

Marketing and Distribution

Nightfood ice cream is currently available in hundreds of hotel locations across the United States. The Company anticipates adding new distribution in thousands of hotels in the coming months. This new distribution is anticipated to include Nightfood ice cream pints and other Nightfood snack formats, including cookies.

Nightfood is currently available in approximately 300 supermarkets, including Jewel-Osco (Chicagoland), Rouses Markets (New Orleans & Gulf Coast), Central Market (Dallas, Fort Worth, Austin, San Antonio, Houston), and Metropolitan Market, Market of Choice and Northwest Grocers in the Pacific Northwest.

We have shifted our primary focus to hotel distribution and believe that successful hotel presence will support future supermarket success.

We continue to work with our long-term partners at these select supermarket chains to devise and test programs that can drive supermarket growth.

Competition

The nutritional/snack food business is highly competitive and includes such participants as companies like Mondelez, Nestle S.A., Hershey’s, Hormel, Kraft/Heinz, Kellogg’s, Ferrero, Campbell Soup Company, Utz, General Mills, Mars, The Simply Good Foods Company, Wells Enterprises, Froneri, Unilever, Hostess, PepsiCo, and more. Many of these competitors have well established names and products.

In 2019, Nestle announced interest in the nighttime snacking space with the introduction of a candy-type product called GoodNight. In 2020, Pepsi announced the launch of a “relaxation” drink called Driftwell. And in 2021, Unilever announced they had initiated a year-long research study to identify how nutrition could be used to improve sleep, through impact on the gut microbiome. In September 2021, the Chief Medical Officer of Pepsi stated that Pepsi researchers were examining how foods and beverages affect neurochemical pathways, and that the company was interested in how this research could be used to impact sleep.

Nightfood competes based upon the unique characteristics and positioning of our products and we expect to derive leverage from being the pioneer and creator of the emerging night snack category. However, other companies, including those with greater name recognition than us and greater resources may seek to introduce products that directly compete with our products. Management believes that if a competitor sought to develop a competing product, it could do so and begin to establish retail distribution in 12-24 months.

Based on the current acquisition climate in the consumer goods space, Management believes that successful growth of the Nightfood snack line would likely bring acquisition offers from potential competitors as quickly as it might actually bring competition on the shelf from those same potential competitors.

Management believes widespread distribution in the hotel vertical can provide a unique and powerful competitive advantage within the sleep-friendly nighttime snack category. In that vertical, the Nightfood brand could be more insulated from potential competition than in the supermarket environment. In addition, deep and wide hotel penetration could serve to entrench Nightfood as the leading brand within the category, with a de-facto endorsement by the hotel industry serving as a distinct competitive advantage for Nightfood when competing head to head with competitors in other segments of the marketplace.

The very nature of the hotel lobby shops, with small footprint and limited selection, projects to allow Nightfood a protected position in that space during the formative years of the category. Furthermore, management believes widespread hotel rollout of Nightfood snacks will serve to validate the concept of sleep-friendly nutrition and night snacks in the minds of consumers, potentially accelerating its adoption in all relevant retail verticals.

Intellectual Property Rights

We own the registered trademark “Nightfood®” for the nutrition bar/snack/meal replacement category, and the ice cream category in the United States. In September, 2021, the Company also submitted for federal trademark protection for the Nightfood mark in the categories of cookies, chips, and candy. We believe these marks will prove important and valuable to our business as we continue to pioneer the development of a new category of snacks that support relaxation with a sleep-friendly nutritional profile, specific to consumption at night, between dinner and bedtime.

Additionally, we own the domain Nightfood.com as well as many other relevant domains such as late-night-snack.com, nighttimesnack.com, and nighttimesnacking.com, as well as Nightfood.us, Nightfood.net, TryNightfood.com, GetNightfood.com, NiteFood.com, TryNightfood.com, BuyNightfood.com, NightSnacking.com, and Night-Food.com. We also own the toll-free number 888-888-NIGHT.

Nightfood’s formulae and recipes are proprietary, and we have non-disclosure agreements with our suppliers.

Our wholly owned subsidiary, MJ Munchies, Inc., owns a registered trademark for “Half-Baked” in the State of California relating to marijuana edibles, and has two pending federal trademark applications for “Half-Baked” relating to packaged snacks and beverages. We can give no assurance that the federal trademark applications will be approved, or that if approved, it will not face legal challenges. We also acquired the HalfBaked.com domain, and several other related domain names and intellectual property assets.  We are not currently pursuing this line of business but may do so in the future if funds allow and we feel it appropriate based upon our evolving business model.

Personnel

Nightfood has no employees. Our CEO, Sean Folkson, and other key team members have consulting agreements with the Company. Through vendor and consultant relationships, Nightfood has well over one dozen team members contributing to our operations on a regular basis. Should we be successful in executing our business plan, we anticipate potentially hiring employees at some point to assist with various company functions. However, we also expect to continue to strategically outsource significantly to accomplish work that might otherwise be done by employees in a more traditional company.

Customers

Our customers consist primarily of distributors that sell snack product to hotels and supermarkets. During the nine months ended March 31, 2022, the Company had one customer account for approximately 31% of the gross sales. One other customer accounted for approximately 24% of gross sales, and one other customer accounted for approximately 14% of gross sales. During the nine months ended March 31, 2021, one customer accounted for approximately 45% of the gross sales.

During the three months ended March 31, 2022, the Company had one customer account for approximately 44% of the gross sales. During the three months ended March 31, 2021, one customer accounted for approximately 36% of the gross sales while three other customers accounted for over 10% of gross sales.

In FY 2021, we had one customer that accounted for over 30% of our Gross Sales. Two other customers each accounted for 15% and 23%.

Vendors

During the three-month period ended March 31, 2022, no vendors accounted for more than 9% of our operating expenses. During the nine-month period ended March 31, 2022, no vendors accounted for more than 9% of our operating expenses. During the year ended June 30, 2021, one vendor accounted for more than 10% of our operating expenses.

Description of Property

We do not own or lease any real estate. Our consultants, including Sean Folkson, our president, CEO and chairman, work out of their respective residence or other places of business, as the case may be, in the U.S. and around the world. We are also a member of a network of workspaces that our management uses on an as-needed basis. We believe that these facilities are adequate for our current and short-term needs but would consider long-term leased office space as and when we commence hiring full-time employees. We currently store our inventory in licensed and insured third party warehouses and fulfillment centers. We believe that our warehousing and fulfillment solutions are adequate for our current needs and that alternative similar or additional space could be found at similar cost should the need arise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations of the Company together with our financial statements and the related notes included elsewhere in this circular. Some of the information contained in this discussion and analysis or set forth elsewhere in this circular, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Forward-Looking Statements

The following discussion should be read in conjunction with our financial statements and related notes included in this circular. Certain information contained in this MD&A includes “forward-looking statements.” Statements which are not historical reflect our current expectations and projections about our future results, performance, liquidity, financial condition and results of operations, prospects and opportunities and are based upon information currently available to us and our management and their interruption of what is believed to be significant factors affecting our existing and proposed business, including many assumptions regarding future events. Actual results, performance, liquidity, financial condition and results of operations, prospects and opportunities could differ materially and perhaps substantially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including those risks described in detail in the section entitled “Risk Factors” of this circular.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology.

Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Offering Circular will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein particularly in view of the current state of our operations, the inclusion of such information should not be regarded as a statement by us or any other person that our objectives and plans will be achieved. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth under the headings “Our Business” beginning on page 19 and “Risk Factors” beginning on page 4, as well as the other information set forth herein.

Overview

What you eat before bed matters. Nightfood delivers sleep-friendly nighttime snacking.

Research indicates that humans are biologically hard-wired to load up on sweets and fats at night. Loading a surplus of calories (fuel) into the body before the long nightly fast is believed to be an outdated survival mechanism from our hunter-gatherer days. Unfortunately, while modern consumers know this type of consumption isn’t necessary for survival, willpower also weakens at night, so consumers are more likely to succumb to these nighttime cravings for excess “survival calories”.

As a result, over 85% of adults report snacking regularly between dinner and bed, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. Because of our hard-wired evolutionary preferences for calorie-dense choices that increase the odds of short-term survival, the most popular nighttime snacks are ice cream, cookies, chips, and candy. These are all understood to be generally unhealthy. They can also impair sleep quality.

In recent years, billions of dollars of consumer spend have shifted to better-for-you versions of consumers’ favorite snacks. But we do not believe any of those products were specifically formulated to nutritionally support better sleep. Nightfood snacks are not only formulated to be better-for-you, but they’re also formulated by sleep experts and nutritionists to provide a better nutritional foundation for sleep

Almost half of all snacking takes place between dinner and bed. Nutrition is an important part of sleep-hygiene because what one eats at night impacts sleep. Recent industry surveys indicated that most modern consumers have begun to seek functional benefits from their snacks, and most consumers would also prefer better sleep.

As the pioneers of the nighttime snacking category, Nightfood accepts the responsibility to educate consumers and build the awareness required to grow the nighttime segment of the overall snack market. Along with that responsibility comes the opportunity to be the category king. We envision a future where nighttime specific, sleep-friendly snacks comprise a multi-billion-dollar segment of the estimated $120 billion American snack market.

Management believes latent consumer demand exists for better nighttime snacking options, and that a new consumer category, consisting of nighttime specific snacks, is set to emerge in the coming years. This belief is supported by research from major consumer goods research firms such as IRI Worldwide, and Mintel, who identified nighttime specific foods and beverages as one of the “most compelling and category changing trends” for 2017 and beyond. In recent years, CEO’s and other executives from major consumer goods conglomerates such as Nestle, PepsiCo, Mondelez, and Kellogg’s have commented on consumer nighttime snack habits and alluded to the opportunity that might exist in solving this problem for the marketplace.

Nightfood has established a highly credentialed Scientific Advisory Board consisting of sleep and nutrition experts to drive product formulation decisions and provide consumer confidence in the brand promise. The first member of this advisory board was Dr. Michael Grandner, Director of the Sleep and Health Research Program at the University of Arizona. Dr. Grandner has been conducting research on the link between nutrition and sleep for over fifteen years, and he believes improved nighttime nutritional choices can improve sleep, resulting in many short and long-term health benefits. In March of 2018, the Company added Dr. Michael Breus to their Scientific Advisory Board. Dr. Breus, known to millions as The Sleep Doctor™, is believed to be the Nation’s most trusted authority on sleep. He regularly appears in the national media to educate and inform consumers so they can sleep better and lead happier, healthier, more productive lives. In July, 2018, we completed our Scientific Advisory Board with the addition of Lauren Broch, Ph.D, M.S. Dr. Broch is a sleep therapist and former Director of Education & Training at the Sleep-Wake Disorders Center at Weill Cornell Medical College. Dr. Broch also has a master’s degree in human nutrition. This combination allows her to play an important role in the formulation of Nightfood snacks. These experts work with Company management to ensure Nightfood products deliver on their nighttime-appropriate, and sleep-friendly promises.

Management envisions the Nightfood brand ultimately as a “platform brand”. Nightfood’s future snack offering range is expected to include multiple different snack formats that are popular with consumers at night, including things like ice cream pints, single-serve ice cream novelties, cookies, chips, and other formats. The Company currently has some of the aforementioned snack formats in development.

Compared to regular ice cream, Nightfood is formulated with more tryptophan, more vitamin B6, more calcium, magnesium, and zinc, more protein and more prebiotic fiber. Nightfood also contains less fat, less sugar, and fewer calories than traditional ice cream, and is lactose free.

Each new Nightfood snack format would be expected to deliver sleep-friendly snacking in a way that is most appropriate for that format. For example, Nightfood chips would not necessarily contain significantly more tryptophan than other brands of chips but may be more sleep-friendly in other ways.

In February of 2019, it was announced that Nightfood had won the 2019 Product of the Year Award in the ice cream category in a Kantar innovation survey of over 40,000 consumers. In June of 2019, it was announced that Nightfood won both the Best New Ice Cream and Best New Dairy Dessert awards at the World Dairy Innovation Awards.

In November of 2021, Nightfood won the Real California Milk Excelerator Dairy Innovation competition, with a top prize of $150,000 in marketing support. Executives and judges from the California Milk Advisory Board and corporate entities such as Hershey’s, Coca-Cola, and Whole Foods commended the unique problem the Nightfood brand addresses for consumers, and the opportunities and strategic advantages afforded by widespread hotel distribution for a brand pioneering sleep-friendly nighttime snacking.

Nightfood has received media coverage in outlets such as The Today Show, Oprah Magazine, The Rachael Ray Show, Food Network Magazine, The Wall Street Journal, USA Today, The Washington Post, Fox Business News, and many more media outlets.

RECENT EVENTS - DEVELOPMENT PLANS

Hotel Distribution

In pioneering the nascent sleep-friendly nighttime snacking category, Nightfood is in the process of executing a strategic pivot. The Company is temporarily shifting growth focus away from the crowded, expensive, and highly competitive supermarket vertical while targeting brand, revenue, and category growth through national hotel distribution.

According to The American Hotel & Lodging association, there are an estimated 56,000 hotels in the United States (this does not include motels, which are estimated at approximately 34,000 locations). By contrast, Supermarket News recently reported that there are approximately 26,000 traditional supermarkets in the United Sates.

The five largest hotel companies combine for over 26,000 hotel locations in the United States. Management believes this significant concentration, and the fact that corporate-level relationships have been established with two of these five global hotel companies, can lead to significant distribution gains in coming months.

Management believes Nightfood is uniquely advantaged over other snack brands in the potentially lucrative hospitality vertical due to an inherent and implied obligation that exists for hotels to support better sleep for their guests.

Nightfood was invited to participate in a 2021 retail pilot test of Nightfood pints for sale in hotel lobby shops, initiated and conducted by a large and prestigious international hospitality company.

That test was declared a success by that international hospitality company in summer of 2021, and Nightfood ice cream pints are now in the midst of a national hotel rollout. In April, 2022, the Company received 21 purchase orders from a leading distributor of food and beverages to the hospitality vertical, one for each of their 21 regional distribution centers. The distributor business model is typically to order the smallest amount of inventory needed to fulfill immediate customer demand. As such, the aggregate size of these purchase orders was approximately $45,000, enough to supply a few hundred hotel properties with Nightfood ice cream for a few weeks. Industry norms would dictate that significant increases in the number of retail points of distribution would lead to significant increases in average order size.

As of the time of this filing, Nightfood ice cream pints are being introduced nationally in our first hotel chain, a major extended-stay hotel brand with approximately 500 locations in the United States.

On April 22, 2022, it was announced that the Company had secured “recommended brand” status with Remington Hotels. Remington is a leading hotel management company which manages 121 hotels across 28 states, and representing 25 brands, including Marriott, Hilton, Wyndham, Intercontinental, Westin, Wyndham, Doubletree, Courtyard, Crowne Plaza, Four Points, Hyatt Regency, Renaissance, Curio, Embassy Suites, Fairfield Inn, Hampton Inn, Hilton Garden Inn, Holiday Inn, Residence Inn, Springhill Suites, and more.

On April 25, 2022, the Company announced a new corporate-initiated retail pilot test of Nightfood ice cream pints by a second global hotel company, with thousands of locations in the United States.

In May 2022, at the direction of a leading global hotel company with thousands of locations in the United States, Nightfood’s first major chainwide hotel distribution began with the national rollout in a soon-to-be announced major extended-stay hotel chain with approximately 500 properties in the United States.

In June 2022, we announced plans to launch Nightfood sleep-friendly cookies in July 2022. Nightfood’s “Prime-Time Chocolate Chip” is slated to be the first variety manufactured now that recipes and production tests have been finalized for that flavor. Cherry oat and snickerdoodle flavors are also nearing development completion and are expected to be produced in either July or August 2022.

The Company also recently signed its first agreement with a major hotel industry group purchasing organization (“GPO”) which services over 10,000 hotel properties in the United States. We are currently in discussions with other GPOs through our relationship with iDEAL Hospitality Partners.

In September of 2021, the Company had stated the goal of having secured distribution for Nightfood snacks in 7,500 hotels by July 31, 2022. Because of modifications to launch timelines by our initial hotel partner, we have adjusted the timing of that target so that our goal is now to secure distribution in 7,500 hotel properties within nine months of our initial hotel introduction. It remains our goal to have Nightfood established as a de facto hotel industry standard, with distribution approaching 20,000 hotels by the end of 2023.

In preparing for the projected increase in volume, the Company is in the process of onboarding two new ice cream pint production facilities to replace the contract manufacturer that has produced Nightfood ice cream pints to date. As the majority of Nightfood ice cream pint sales in coming quarters project to be concentrated on the two flavors in hotel distribution (Cookies n’ Dreams and Midnight Chocolate), the Company is engaging a manufacturer with high-speed production lines that can produce double the product daily of our previous manufacturer. The initial production run at that facility is tentatively scheduled for the week of June 6, 2022. The other facility is expected to be used for other pint flavors and ice cream novelties and is expected to come online during July or August.

The Company does not expect any disruption to inventory or supply as a result of these planned transitions.

The unit economics of hotel distribution project to be materially superior to the economics of operating in the supermarket space. Line items such as slotting fees, advertising, and price promotions (both to consumers and the trade) make the supermarket vertical a much more expensive, and less profitable, place to do business compared to hotels.

Based on the results from the 2021 test, we anticipate that distribution of our ice cream pints in approximately 4,000 hotel locations would bring the company to profitability. Should we succeed in securing hotel distribution for additional snack formats, we would expect an increase in hotel revenue per property, meaning fewer properties would be needed to reach break-even.

To take maximum advantage of the opportunity presented by Nightfood’s expected widespread hotel distribution, the Company is developing additional snack formats to supplement ice cream pints in that vertical. These include single-serve ice cream sandwiches as well as snacks in other, non-frozen, formats such as cookies and chips.

We have already received confirmation of interest from decision makers at a major hotel chain in testing and adding additional these Nightfood snack formats currently under development. It is believed that securing distribution for such additional snack formats in our hotel properties would help the Company reach its 2023 revenue target of $10 in wholesale revenue per hotel per day.

In addition to projected profitability resulting from a successful hotel roll-out, we believe that having additional snack formats available in hotels creates a greater opportunity for consumer visibility, awareness, and trial. Widespread hotel distribution across multiple snack formats projects to accelerate consumer adoption of the nighttime snack category, driving awareness that what one eats at night can impact their sleep quality.

We intend to leverage our national hotel distribution to advance the narrative to consumers that what you eat, especially at night, can impact your sleep. We further believe that distribution in leading global hotel chains will serve as an economic moat, providing the Nightfood brand with a measure of insulation against competitors. At the same time, the de facto endorsement from the world’s most trusted hotel brands would translate to credibility for our brand, helping to establish and maintain Nightfood as the nighttime snacking “category king”.

Supermarket Distribution

Nightfood is currently available in approximately 300 supermarkets, including Jewel-Osco (Chicagoland), Rouses Markets (New Orleans & Gulf Coast), Central Market (Dallas, Fort Worth, Austin, San Antonio, Houston), and Metropolitan Market, Market of Choice and Northwest Grocers in the Pacific Northwest.

We have shifted our primary focus to hotel distribution and believe that successful hotel presence will support future supermarket success.

We continue to work with our long-term partners at these select supermarket chains to devise and test programs that can drive supermarket growth.

SLOTTING FEES

Slotting fees are fees occasionally charged by supermarkets and certain retail distributors to add a new product into their product assortment.

Accounting standards require exclusion on the income statement of Gross Sales made to a customer to whom the Company is paying slotting fees and other expenses including promotions, rebates, and coupons. In those situations, the Gross Sales number is reduced, dollar for dollar, by the sum of these fees. These fees do not appear on the income statement as an expense. Rather, they are applied against Gross Sales, resulting in Net Revenue, as shown below. The netting of Gross Sales against the total of these fees, as described and shown below, results in the Net Revenue number at the top of the income statement. This is not a reflection of the amount of product shipped to customers, but rather a function of the way certain sales are accounted for when those sales are made to customers who are charging slotting fees.

Additional supermarket distribution would likely result in additional future slotting fees. Hotel distribution of Nightfood is not expected to lead to significant slotting fees, if any. Slotting fees are normal and customary in the consumer goods industry and are fees that certain retailers and distributors charge to introduce a new product into their available assortment.

In some cases, slotting fees, also called “new item placement fees” or “new item placement allowances” can be nominal. In other situations, slotting fees for certain retail and distribution partners could run hundreds of thousands of dollars.

INFLATION

Current and ongoing inflation can be expected to have an impact on our operating costs. Costs of certain ingredients and packaging have increased recently, and we expect to evaluate a wholesale price increase in the coming months. Furthermore, a prolonged period of inflation could possibly cause a general economic downturn and negatively impact our results.

SEASONALITY

As an early-stage and growing brand, the full impact of seasonality on our Company might not be fully understood for several annual cycles. Hotels historically have their highest occupancy rates in the summer, and a pattern could develop of higher consumer spend on Nightfood products during the summer months for the period of time where the majority of the Company’s sales are derived from snacks sold into hotel distribution. Over time, should the Company successfully expand into more distribution verticals and into additional snack formats, it is possible that such potential impacts of seasonality could lessen.

CORONAVIRUS (COVID-19)

There is still potential uncertainty resulting from the outbreak of the novel coronavirus (COVID-19) (the “Pandemic”), including those potentially related to measures to reduce its spread, and the impact on the economy. Rates of unemployment, recession, inflation, and other possible unforeseen factors could also have an impact.

From both public statements, and conversations between Nightfood management and current and former executives from certain global food and beverage conglomerates, it has been affirmed to management that there is increased strategic interest in the nighttime nutrition space as a potential high-growth opportunity, partially due to ongoing declines in consumer sleep quality and increases in at-home nighttime snacking, both trends believed to be accelerated by COVID.

The Company has experienced no material issues with supply chain or logistics resulting from COVID. Order processing function has been consistent with historical norms. As stated in Development Plans below, the Company is in the process of transitioning contract manufacturers to handle increased demand and does not anticipate any disruption from this transition as a result of COVID or any other causes.

It is possible that the fallout from the Pandemic could make it more difficult in the future for the Company to access required growth capital, possibly rendering the Company unable to meet certain debts and expenses.

More directly, the Pandemic has impaired the Company’s ability to execute certain in-store and out-of-store marketing initiatives within the normal course of supermarket business. For example, since the inception of the Pandemic, the Company was unable to conduct in-store demonstrations and unable to participate in local pregnancy, baby expos, and health expos that were originally intended to be part of our marketing mix.

Additionally, with more consumers shopping online, both for delivery or at-store pickup, the opportunity for shoppers to learn about new brands at the supermarket shelf has been somewhat diminished. Management is working to identify opportunities to build awareness and drive supermarket trial and growth under these new circumstances, while simultaneously executing a strategic pivot to focus on hotel distribution for immediate growth.

We experienced some Pandemic-related delays to our national hotel rollout. However, hotel sales testing conducted by a leading global hotel brand showed strong sales velocities in hotel lobby shops during early and mid-2021. As the testing itself was conducted during the Pandemic, we are of the belief that strong sales can be expected as the rollout is executed. We do not expect significant hotel shutdowns or reductions in hotel occupancy the likes of which were seen in the early and middle part of 2020, unless the Pandemic again surges through new variants or for other reasons.

It is impossible to know what the future holds with regard to the Pandemic, both for the Company and in the broader sense. Emergence of recent variants such as Delta and Omicron have shown us that there remain many uncertainties regarding the Pandemic, and the Company is closely monitoring the impact of the Pandemic on all aspects of its business, including how it will impact its customers, vendors, and business partners. It is difficult to know if the Pandemic has materially impacted the results of operations of the Company, and it is unable to predict the impact that the Pandemic will have on its financial position and operating results due to numerous uncertainties. The Company expects to continue to assess the evolving impact of the Pandemic and intends to make adjustments accordingly, if necessary.

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates, including those related to uncollectible receivables, inventory valuation, deferred compensation, fair valve of derivative liabilities and contingencies. We base our estimates on historical performance and on various other assumptions that we believe to be reasonable under the circumstances. These estimates allow us to make judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

We believe the following accounting policies are our critical accounting policies because they are important to the portrayal of our financial condition and results of operations and they require critical management judgments and estimates about matters that may be uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operations for future periods could be materially affected.

RESULTS OF OPERATIONS

Three Month Period Ended March 31, 2022 Compared to Three Month Period Ended March 31, 2021

For the three months ended March 31, 2022 and 2021 we had Gross Sales of $176,020 and $181,172 and Net Revenues (Net Revenues are defined as Gross Sales, less Slotting Fees, Sales Discounts, and certain other revenue reductions) of $127,173 and $96,726, respectively, and incurred an operating loss of $333,473 and $391,240, respectively.

	Three Months Ended March 31,
	2022		2021
Gross product sales		$176,020	$181,172
Less:
Slotting fees	$		$(4,435)
Sales discounts, promotions, and other reductions		(48,847)	(80,011)
Net Revenues		$127,173	$96,726

In the three months ended March 31, 2022, Grocery Outlet was the Company’s largest customer, with Gross Sales of $50,994, and Walmart, which is not currently an active customer of the Company, was the Company’s second largest customer, with Gross Sales of $44,330. The Company built inventory in early 2021 to prepare for planned expansion, including our national hotel rollout which was originally expected to occur in Summer of 2021. Through the Company’s sales to Grocery Outlet, which buys surplus manufacturer inventory at a discount, some of that excess inventory was relieved.

We expect that our Gross Sales attributable to supermarket sales will be lower in the next few quarters due to having been rotated out of Walmart and the fact that Grocery Outlet sales are episodic in nature. However, we expect that anticipated hotel expansion will offset the loss of these sales, resulting in higher gross sales and net revenues in future quarters. To quantify, gross sales to Walmart totaled $44,330 during the three months ended March 31, 2022. During this time, we were in over 900 Walmart stores. Based on the results of the 2021 hotel retail pilot test, our projections indicate that new distribution in approximately 200-300 hotel locations would bring an increase in gross sales that would offset the decrease from this reduction in Walmart and supermarket distribution, with significantly stronger gross and net margins. Hotel sales project to be significantly more profitable on a per unit basis, as sales are expected to be conducted at a higher wholesale price, and line items such as slotting, advertising, and pricing promotions project to be greatly reduced or entirely eliminated.

For the three months ended March 31, 2022 and 2021, Cost of Product Sold increased to $146,766 from $102,922 as we discounted certain product prior to expiration of its code date and executed a write-off of unusable packaging.

For the three months ended March 31 2022 and 2021, Selling, General, and Administrative expenses decreased to $313,880 from $374,645. This decrease was largely due to decreases in certain consulting fees related to capital formation and marketing activities.

For the three months ended March 31 2022 and 2021, total Operating Expenses decreased to $460,646 from $487,567. This is due largely to the decrease in Selling General, and Administrative expenses mentioned in the previous paragraph.

For the three months ended March 31 2022 and 2021, total Other Expenses decreased to $100,295 from $1,548,474. A large component of the other expenses category from 2021 is expenses related to financing events.

For the three months ended March 31 2022 and 2021 we incurred net losses of $433,768 and $1,910,613, respectively. This decrease in net losses is due largely the absence in the current quarter of expenses that existed in the previous year related to the financing event in April, 2021.

Nine Month Period Ended March 31, 2022 Compared to Nine Month Period Ended March 31, 2021

For the nine months ended March 31, 2022 and 2021 we had Gross Sales of $470,019 and 643,359 and Net Revenues of $321,000 and $270,919, respectively, and incurred an operating loss of $1,645,538 and $1,379,102, respectively.

	Nine Months Ended March 31,
	2022	2021
Gross product sales	$470,019	$643,359
Less:
Slotting fees		$(190,295)
Sales discounts, promotions, and other reductions	(147,810)	(182,145)
Net Revenues	$321,000	$270,919

The decrease in Gross Sales, is largely due to the fact that we had fewer traditional supermarket points of distribution ordering product during the nine months ended March 31, 2022 due to being rotated out of Harris Teeter and Shaw’s, as well as decreased promotional activity at the point of purchase. While Nightfood ice cream was available in Walmart stores during the nine months ended March 31, 2022, the majority of product the Company sold to Walmart occurred during the three month period from April 1, 2021 through June 30, 2021, and is therefore not reflected in either of the nine month periods shown above.

We expect that our Gross Sales attributable to supermarket sales will be lower in the next few quarters due to having been rotated out of Walmart and the fact that Grocery Outlet sales are episodic in nature. However, we expect that anticipated hotel expansion will offset the loss of these sales, resulting in higher gross sales and net revenues in future quarters. Furthermore, the hotel sales project to be significantly more profitable on a per unit basis, as sales are expected to be conducted at full wholesale pricing, and line items such as slotting, advertising, and pricing promotions project to be greatly reduced or entirely eliminated.

For the nine months ended March 31, 2022, and 2021, Cost of Product Sold decreased to $359,745 from $443,083 as commensurate with lower gross sales.

For the nine months ended March 31, 2022, and 2021, Selling, General, and Administrative expenses increased to $1,606,793 from $1,206,938. To fully capitalize on the hotel opportunity, we have made certain investments in marketing consulting related to category development and design, as well as investing in the development of additional snack formats which the Company believes can more rapidly scale revenue and consumer trial. Those investments, along with elevated spending on advertising and promotion during the first two quarters of the current fiscal year, accounts for much of this increase.

For the nine months ended March 31, 2022, and 2021, Total Operating Expenses increased to $1,966,538 from $1,650,021. This is due largely to the increase in Selling General, and Administrative expenses mentioned in the previous paragraph.

For the nine months ended March 31, 2022, and 2021, total Other Expenses decreased to $402,824 from $2,074.040. A large component of the other expenses category from 2021 is expenses related to financing events.

For the nine months ended March 31, 2022, and 2021 we incurred net losses of $2,048,362 and $3,453,142 respectively. This decrease in net losses is due largely the absence in the current quarter of expenses that existed in the previous year related to the financing event in April, 2021.

Customers

During the nine months ended March 31, 2022, the Company had one customer account for approximately 31% of the gross sales. One other customer accounted for approximately 24% of gross sales, and one other customer accounted for approximately 14% of gross sales. During the nine months ended March 31, 2021, one customer accounted for approximately 45% of the gross sales.

During the three months ended March 31, 2022, the Company had one customer account for approximately 44% of the gross sales. During the three months ended March 31, 2021, one customer accounted for approximately 36% of the gross sales while three other customers accounted for over 10% of gross sales.

Fiscal Year ended June 30, 2021 Compared to Fiscal Year ended June 30, 2020

Revenue

During the year ended June 30, 2021, we had Net Revenues of $701,246 on Gross Sales of $1,117,847 compared to the year ended June 30, 2020 when we had Net Revenues of $241,673 on Gross Sales of $878,849. Gross Sales increased by 27.2% and Net Revenue increased by 190% year over year. Net Revenues are reported as Gross Sales less Slotting Fees (a typically one-time fee charged by many supermarkets and distributors in order to carry a new product) and other contra-revenue accounts such as those related to manufacturers coupons, in-store specials (such as 2 pints for $8), consumer rebate programs, and more.

Slotting fees are fees customarily charged to brands by supermarkets and distributors to add a new product line into their product assortment. For the year ended June 30, 2021, $223,691 of Gross Sales were cancelled out due to slotting arrangements with retailers and distributors compared to $541,500 for the year ended June 30, 2020.

In situations where the Company agrees to pay slotting and promotional fees to accounts (such as to supermarkets and distributors), the Gross Sales to those customers are reduced on the income statement by these amounts (along with other items, such as early payment discounts), dollar for dollar, to arrive at a Net Revenue number. So, when these customers order product to put on their shelves and sell to consumers, that revenue does not get booked even though the product is moving through the supply chain.

These dollar for dollar reductions continue, on a customer-by-customer basis, for any and all sales to each slotting account until the Gross Sales to these accounts exceed the total of these commitments, at which time the remaining Gross Sales amounts are reported as Net Revenue.

These slotting fees and other promotional expenses do not appear on the income statement as an expense. Rather, they are applied against Gross Sales, resulting in Net Revenue, as shown below. The netting of Gross Sales against slotting and sales discounts, as described and shown below, results in the Net Revenue number at the top of the income statement. This is not a reflection of the amount of product sold by the Company and shipped to customers, but rather a function of the way certain sales are accounted for when those sales are made to customers who are charging slotting fees.

The following tables summarize Gross Sales and Net Revenue for the years ended June 30, 2021 and 2021. Net Revenues are net of slotting fees (a one-time fee charged by supermarkets in order to have the product placed on their shelves) and other items mentioned above.

	Year Ended June 30,
	2021	2020
Gross sales	$1,117,847	$878,849
Less:
Slotting fees	$(223,691)	$(541,500)
Sales discounts and other reductions	(192,910)	(95,676)
Net Revenues	$701,246	$241,673

Operating Expenses

Our operating expenses for the year ended June 30, 2021 were $3,210,875 compared to $2,965,548 for the year ended June 30, 2020. Cost of product sold was $721,777, for the year ended June 30, 2021 compared to $472,131 for the year ended June 30, 2020. This increase in cost of product sold is due to a significant increase in pints sold combined with an increase in freight costs as a proportion of gross sales due to regular shipments going to over one dozen Walmart distribution centers.

Our income statement shows an increase in “Advertising and Promotional” expenses to $588,172 for the year ending June 30, 2021 from $403,639 for the year ending June 30, 2020. The Company booked approximately $194,800 in marketing and distribution partnerships it determined would benefit operations for 2020 and beyond. Due to circumstances, including the global coronavirus pandemic, the Company determined that certain assets and distribution partnerships the Company invested in would not be as beneficial to the Company as envisioned when entered. As a result, the Company reported amortization of intangible assets of $500,000 and a one-time impairment expense of $500,000 in March of 2020. In April, 2020, the Company successfully negotiated a Debt Incentive Agreement with a creditor to whom it owed $731,118. This Debt Incentive Agreement provided for the elimination of the entire debt should the Company make payments prior to December 1, 2020 totaling $166,224 in cash, and approximately 4,000 pints of ice cream. Because this reduction in debt was conditional, the full $731,118 was included in the liabilities section of our balance sheet as of June 30, 2020. Due to the circumstances surrounding the original payable, and the business environment at the time, in April of 2021, the creditor agreed to settle for $20,000 resulting in a gain of $715,075.

Selling, general and administrative expenses increased to $479,881 for the year ending June 30, 2021 compared to $406,072 for the year ending June 30, 2020. This includes items such as web hosting, web marketing services, freight, warehousing, shipping, product liability insurance, travel, research & development of new products. Professional fees increased from $683,706 for the year ending June 30, 2020 to $1,421,045 for the year ending June 30, 2021. This includes legal fees, marketing consulting, accounting and auditor fees, and other paid consultants. The increase is due to retainer warrants issued in conjunction with our Series B Preferred capital raise and debt elimination.

For the year ended June 30, 2021, total interest expense was $281,505 compared to the year ended June 30, 2020 when we reported total interest expense of $441,422. For the year ended June 30, 2021, we recorded a loss on debt extinguishment upon note conversion of $1,442,325 compared to the year ended June 30, 2020 when we recorded a loss on debt extinguishment upon note conversion of $395,781.

For the year ended June 30, 2021, we recorded a change in fair value of derivative liability of ($853,329) compared to the year ended June 30, 2020 when recorded a change in fair value of derivative liability of ($858,774). For the year ended June 30, 2021, we recorded an amortization of beneficial conversion feature of $814,769 compared to the year ended June 30, 2020 when recorded an amortization of beneficial conversion feature of $1,709,759. A significant portion of these amounts recorded in both years stems from the accounting treatment applied to financing activities.

Net Loss

For the year ended June 30, 2021, we had a net loss of $3,479,824 compared to the year ended June 30, 2020 when we had a net loss of $4,412,063. A significant portion of the losses recorded in both years stems from the accounting treatment applied to financing activities. Operating losses for the year ended June 30, 2021 were $2,509,629 and $2,723,875 for the year ended June 30, 2020.

Deemed Dividend

The Company has never declared dividends, however as set out below, during the fiscal year ended June 30, 2021, upon issuance of a total of 4,665 shares of Series B Preferred stock the Company recorded a deemed dividend as a result of the beneficial conversion feature associated with the transaction.

In connection with certain conversion terms provided for in the designation of the Series B Preferred Stock, pursuant to which each share of Series B Preferred Stock is convertible into 5,000 shares of common stock and 5,000 warrants, the Company recognized a beneficial conversion feature upon the conclusion of the transaction in the amount of $4,085,925. The beneficial conversion feature (BCF) was treated as a deemed dividend, and fully amortized on transaction date due to the fact that the issuance of the Series B preferred stock was classified as equity. In connection with certain clauses under sale of Series B Stock, the Company recognized a discount created by separating a BCF from this.

Customers

Our customers consist primarily of supermarkets and distributors of ice cream and snack products to supermarkets and other retail outlets. In FY 2021, we had one customer that accounted for over 30% of our Gross Sales. Three other customers each accounted for between 7.8% and 23%. In FY 2020, we had one customer that accounted for over 40% of our Gross Sales. Eight other customers each accounted for between 3.7% and 9.7% of our Gross Sales.

Vendors

During the year ended June 30, 2021 one vendor accounted for more than 10% of our operating expenses. During the year ended June 30, 2020, one vendor accounted for more than 10% of our operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2022, we had cash on hand of $522,057, receivables of $85,113 and inventory value of $291,789.

While most of the Company’s internal financial model scenarios project it reaching profitability early in Fiscal 2023, cash on hand does not project to be adequate to satisfy the Company’s mid-range working capital needs to get it both to profitability and also cash flow positive. As a result, the Company anticipates raising capital early in Fiscal 2023.

The Company believes that forthcoming business developments along with its current capitalization structure will enable it to successfully secure required financing to continue its growth in the hotel vertical.

Because the business has limited operating history and sales, no certainty of continuation can be stated. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern will again be dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations long-term.

The Company cannot give any assurance that it will, in the future, be able to achieve a level of profitability from the sale of its products to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the financials are issued. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Since our inception, we have sustained operating losses. During the nine months ended March 31, 2022, we incurred a net loss of $2,048,362 (comprised of operating loss of $1,645,538 and other expenses of $402,824) compared to $3,453,142 (comprised of operating loss of $1,389,501 and other expenses of $2,074,040, most of which is comprised of changes in derivative liability and amortization of Beneficial Conversion Features related to convertible note financing and changes in the share price of the common stock) for the nine months ended March 31, 2021. A significant portion of these losses is largely a function of the way certain financing activities are recorded and does not represent actual operating losses.

From our inception in January 2010 through March 31, 2022, we have generated an accumulated deficit of approximately $27,603,890, compared to $25,196,871 from inception through June 30, 2021. This is not debt, and this is not an amount that needs to be paid out at any point in the future. An accumulated deficit reflects a negative balance of retained earnings and an accumulation of historical losses over time, related to both operations and financing activities. It is not unusual for growing companies to have significant accumulated deficit (also known as negative retained earnings), even after turning profitable. Many large, fast growing, and successful companies have recently reported accumulated deficits, such as Warby Parker, The Honest Company, Beyond Meat, Roblox, Robinhood, Sweetgreen, Oatly, Rivian, Celsius Holdings, and Chobani, as well as Tesla (as recently as their 2020 fiscal year). In our case, like many of these others, an accumulated deficit is a function of losses sustained over time, along with the costs associated with raising operating capital.

Assuming we raise additional funds and continue operations, we expect to incur additional operating losses during the next one to three quarters and possibly thereafter. We plan to continue to pay or satisfy existing obligation and commitments and finance our operations, as we have in the past, primarily through the sale of our securities and other forms of external financing until such time that we are able to generate sufficient funds from the sale of our products to finance our operations, of which we can give no assurance.

We intend to rely on the sale of stock (including the sale of the Units in this Offering) and the issuance of new debt, to fund our operations. If we are unable to raise cash through the sale of our stock, we may be required to severely restrict our operations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. On an on-going basis, we evaluate past judgments and our estimates, including those related to allowance for doubtful accounts, allowance for inventory write-downs and write offs, deferred income taxes, provision for contractual obligations and our ability to continue as a going concern. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

CASH FLOWS

During the nine months ended March 31, 2022, net cash used in operating activities was $1,728,876 compared to $841,133 for the nine months ended March 31, 2021. The reason for the increase in recorded net cash used in operating activities is largely due to the fact that more cash was allocated to current assets and current liabilities in the current quarter than in the prior year.

During the nine months ended March 31, 2022, net cash of $0 was used in investing activities, compared to $0 for the nine months ended March 31, 2021.

During the nine months ended March 31, 2022, net cash aggregating $1,209,034 was provided by financing activities, compared to $716,692 for the nine months ended March 31, 2021.

During the year ended June 30, 2021, net cash used in operating activities totaled $1,439,828 compared to $1,531,084 for the year ended June 30, 2020

During the year ended June 30, 2021, there was net cash provided by investing activities of $0. During the year ended June 30, 2020 there was an outflow of $333,333 as part of investing activities.

During the year ended June 30, 2021, net cash aggregating $2,284,105 was provided by financing activities, which represents net proceeds of $720,000 from the issuance of common stock for convertible debt, $2,868,000 from the sale of newly designated Series B Preferred Shares, ($1,300,000) related to the repayment of convertible debt, and ($3,895) from repayment of short-term debt. During the year ended June 30, 2020, net cash aggregating $2,031,897 was provided by financing activities, which represents $2,028,000 from the issuance of convertible debt and $3,897 in new short-term debt related to a new line of credit the Company secured in March during the initial phases of the COVID lockdowns.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth our directors.

Name	Position	Age	Term of Office(s)	Approximate hours per week for part-time employees
Sean Folkson	Director	53	Since October, 2013	F/T(1)
Thanuja Hamilton, MD	Director	51	Since July 7, 2021	N/A
Nisa Amoils	Director	50	Since July 7, 2021	N/A
Thomas Morse	Director	53	Since August 16, 2021	N/A

(1) Mr. Folkson’s services to the Company are pursuant to a Consulting Agreement with the Company.

The following table sets forth our sole executive officer.

Name	Position	Age	Term of Office(s)	Approximate hours per week for part-time employees
Sean Folkson	President, Chief Executive Officer	53	Since January 2010	F/T(1)

(1) Mr. Folkson’s services to the Company are pursuant to a Consulting Agreement with the Company.

The following are the biographies of our directors and executive officer.

Sean Folkson was elected president, CEO and a director upon formation of the Company. Sean Folkson has been CEO and President of our subsidiary Nightfood, Inc., a New York corporation, since its formation in January 2010. From 2004 to 2009 he served as president of Specialty Equipment Direct, Inc. which is an online marketer of flooring maintenance equipment which he founded. In 1998 he founded AffiliatePros.com, Inc. a company engaged in assisting its clients with internet marketing which operated through 2008. Mr. Folkson received a B.A. in Business Administration with a concentration in marketing from S.U.N.Y Albany in 1991.

Nisa Amoils was appointed as a director on July 7, 2021. Since January 2021, Ms. Amoils, has served as the Managing Partner of a100x Ventures, which invests in early-stage companies utilizing blockchain and artificial intelligence to build the next wave of internet applications, particularly with social impact. Prior to a100x and since March 2016, Ms. Amoils was the Venture Partner of Scout Venture, an early stage venture capital firm focused on technology investments. Ms. Amoils has been investing in early-stage companies since 2010. Ms. Amoils was named one of Business Insider’s Women VC’s to watch and top 100 Women in Fintech, and top 50 global Blockchain thinkers. She is a securities lawyer and on the boards of several institutions including Girls Who Invest, and Wharton Entrepreneurship. She is a frequent media guest, including on Bloomberg, CNBC, Cheddar and Fox. Prior to investing, she was an entrepreneur and securities lawyer and spent many years in business development and strategy at companies like Time Warner, NBC Universal and Anderson Kill. She holds a business degree from the University of Michigan and a law degree from the University of Pennsylvania. The Company believes that Ms. Amoils is qualified as a Board member of the Company because of her track record of investing in, and guiding and growing, customer-centric companies, and her startup operational experience that the Company believes enhances its capabilities in areas such as strategic and digital marketing, business development, fundraising, and management.

Thanuja Hamilton, M.D. was appointed as a director on July 7, 2021. Dr. Hamilton is a double Board-Certified Sleep Medicine Specialist. She completed her Fellowship in Sleep Medicine as well as Internal Medicine at Drexel University College of Medicine at Hahnemann University Hospital in Philadelphia, Pennsylvania, where she was Chief Fellow of her program. Dr. Hamilton has been a prominent advocate of healthy sleep. She frequently presents at medical conferences and is actively involved in community health programs. She has been named SJ (South Jersey) Magazine’s Top Doc and was the featured physician on the cover of Philadelphia Magazine’s Top Docs issue. From November 2012 through June 2019 she was an employee, and since July 2019 has been the owner, of Advocare Sleep Physicians of South Jersey and its predecessor. Dr. Hamilton is also the Corporate Medical Director of Persante Health Care, a national provider of sleep and balance center management services to hospitals, physician practices and patients, the Medical Director of Jefferson University Health Systems Sleep Lab, and the Medical Director at Virtua Health Sleep Labs, and is on the board of the New Jersey Sleep Society. She is a member of the American Academy of Sleep Medicine, American College of Chest Physicians and the American Medical Association. She has written for and contributed to numerous outlets such as Yahoo Health, Women’s World, Good Housekeeping and Health.com, including a column in the Philly Voice. She has appeared in a number of nationally syndicated and local television programs as an expert in sleep. The Company believes that Dr. Hamilton is qualified as a Board member of the Company because of her being a nationally recognized authority in the sleep field and her understanding of the consumer need for more sleep-friendly nighttime snack options.

Tom Morse was appointed as a director on August 16, 2021. Mr. Morse has served as the manager of Liquid OTC LLC (doing business as LOL), a company specializing in functional candy and oral care products, since January 2011. In addition, he has served since August 2005 as the manager of Alina Healthcare Products, LLC, a consumer packaged goods development and distribution company. From July 2014 through October 2019, Mr. Morse was the Founder and CEO of Strategy & Execution Inc., a consumer packaged goods development and distribution company. From May 1999 through December 2005, Mr. Morse served as the President of Living Essentials LLC, the parent company of both 5-Hour Energy and Chaser. He was responsible for the development and launch of those brands, including implementation of sales & marketing strategies to build brands in new categories, the national retail rollout of the product lines, and the recruitment and development of the core management team. He holds a B.A. from Michigan State University with a major in accounting/business. The Company believes that Mr. Morse is qualified as a Board member of the Company because of his management, marketing and business development skills in the consumer goods industry, and his experience as a founder of 5-Hour Energy.

Term and Family Relationships

Our director currently has a term which will end at our next annual meeting of the stockholders or until successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the Board of Directors.

No family relationships exist among our officers, directors and consultants.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the cash and non-cash annual remuneration of our CEO and director during our past two fiscal years:

Name	Capacities In Which Compensation Was Received	Year (1) 2021	Cash Compensation	Other Compensation	Total Compensation
Sean Folkson(2)	President, Chief Executive Officer		$72,000	----	$72,000.00
		2020	$72,000	----	$72,000.00

(1)	Represents the fiscal years ended June 30, 2021 and 2020.
(2)	Mr. Folkson’s fee of $6,000 monthly began accruing on January 1, 2015. Prior to that, Mr. Folkson had worked for the Company for several years and had never taken any fees or salary. Although the accrual began on January 1, 2015, the first payment was not made until November 28, 2017, at which time Folkson had worked for 35 months under the Agreement without any payments having been made. During fiscal 2020, Mr. Folkson was paid $98,000 in cash toward the balance owed to him. A $3,000 balance remains owed to Mr. Folkson as of June 30, 2021.

Outstanding Equity Awards

No grants of stock options or stock awards were made during the fiscal year ended June 30, 2021 to our named executive officers. We have no stock options outstanding.

Long Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

Director Compensation

We did not pay or accrue any compensation to our directors as such during the fiscal year ended June 30, 2021.

Starting in fiscal 2022, we commenced paying our three independent directors a cash fee of $3,000 on a quarterly basis. In addition, upon their appointment, each of our independent directors received a grant of either restricted stock or warrants to purchase common stock, based on the closing price of our common stock on the date of grant. Accordingly, our independent directors were granted different amounts of securities depending on when they were appointment due to fluctuations in our stock price.

Employment/Consulting Agreements

A consulting agreement exists between Mr. Folkson and the Company, whereby Mr. Folkson receives $6,000 in consulting fees each month, beginning January 2015.

In June 2018, the Company entered into a new consulting agreement with Mr. Folkson, which included a modified compensation structure. The new Consulting Agreement contains the identical cash compensation allowance of $6,000 monthly. In addition, Mr. Folkson would earn Warrants with a strike price of $.50 or $1.00 when the Company hits certain revenue milestones. A similar agreement was entered into by the parties with a term starting on July 1, 2019. A subsequent agreement with similar terms was also entered into by the parties with a term starting on January 1, 2022.

In exchange for an agreement to lock up Mr. Folkson’s shares, he received warrants to acquire 400,000 shares of Company common stock on February 4, 2022, at a strike price of $.30, and with a term of 12 months from the date of that agreement. The warrants include a provision for cashless exercise and will expire if not exercised within the twelve-month term.

In addition, in December, 2017, Mr. Folkson elected to purchase 80,000 warrants to acquire shares of Company common stock with a strike price of $.20 and a term of 36 months. To acquire these warrants, Mr. Folkson paid $.15 per warrant, totaling $12,000, treated as a $12,000 reduction to the amount owed to Mr. Folkson.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in the Summary Compensation Table set forth above that would in any way result in payments to any such person because of his or her resignation, retirement or other termination of such person’s employment with us.

Limits on Liability and Indemnification

We provide directors and officers insurance for our current directors and officers.

Our by-laws provide that our company shall indemnify its officers and directors to the fullest extent allowed by law for any liability including reasonable costs of defense arising out of any act or omission of any officer or director on behalf of the company to the full extent allowed by the laws of the State of Nevada and any amendment to Nevada law, whether effected by the Nevada Revised Statutes or judicial decision or otherwise, which allows for further indemnification of officers or directors after the date of our by-laws automatically adopted by our company without further act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The information in the following table sets forth the beneficial ownership of our shares of common stock as of July 15, 2022 by: (i) all executive officers and directors as a group; and (ii) each shareholder who beneficially owns more than 10% of any class of our voting securities.

The number of shares beneficially owned by each person, director, director nominee, or named executive officer is determined under rules of the Securities and Exchange Commission; this information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which the individual has sole or shared voting power or investment power and also any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before September 15, 2022 (60 days after July 15, 2022) through the conversion of shares of convertible preferred stock or the exercise of any stock option, warrant or other right. The percentage of common stock beneficially owned is based on 91,749,831 shares issued and outstanding as of July 15, 2022. Unless we indicate otherwise, each person has sole investment and/or voting power with respect to the shares set forth in the following table.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Common Stock	Sean Folkson	17,176,644	(2)	18.6%
Common Stock	All Directors and Executive Officers as a Group (4 persons)	17,283,970	(2)(3)	18.7%

(1)	The address of each beneficial holder of our common stock is our corporate address.
(2)	Does not include 1,000 shares of our Series A Preferred Stock Mr. Folkson beneficially owns, which votes with the common stock and has an aggregate of 100,000,000 votes. Does include 400,000 warrants with a strike price of $.30, and option for cashless exercise, which expire on February 4, 2023.
(3)	Includes 75,000 shares underlying a common stock purchase warrant.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We consider “related party transactions” to be transactions between our Company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors or officers is also a director or officer or has a material financial interest.

Our Board of Directors is vested with the responsibility of evaluating and approving any potential related party transaction, unless a special committee consisting solely of independent directors is appointed by the Board of Directors. We do not have any formal policies or procedures for related party transactions.

Transactions with Related Parties

The Company was incorporated on October 16, 2013 and upon our organization we issued 20,000,000 shares of common stock to the Company’s founder, President and CEO in exchange for all of the issued and outstanding common stock of Night Food, Inc., a New York corporation. Mr. Folkson had advanced an aggregate of $134,517 to us to fund our operations, and had previously been shown on our financial statements as a Note Payable. This note has since been converted to equity at a valuation of $.25 per share. Mr. Folkson is not deemed independent because he is our single largest shareholder and our CEO.

A consulting agreement exists between Mr. Folkson and the Company, whereby Mr. Folkson receives $6,000 in consulting fees each month, beginning January, 2015. In June of 2018, the Company entered into a new consulting agreement with Folkson, which included a modified compensation structure. The new Consulting Agreement contains the identical cash compensation allowance of $6,000 monthly. In addition, Folkson would earn Warrants with a strike price of $.50 or $1.00 when the Company hits certain revenue milestones. A similar agreement was entered into by the parties with a term starting on January 1, 2021. A subsequent agreement with similar terms was also entered into by the parties with a term starting on January 1, 2022.

In exchange for an agreement to lock up Mr. Folkson’s shares, he received warrants to acquire 400,000 shares of Company common stock on February 4, 2022, at a strike price of $.30, and with a term of 12 months from the date of that agreement. The warrants include a provision for cashless exercise and will expire if not exercised within the twelve-month term.

In addition, in December, 2017, Folkson elected to purchase 80,000 warrants to acquire shares of NGTF stock with a strike price of $.20 and a term of 36 months. To acquire these warrants Folkson paid $.15 per warrant, totaling $12,000, treated as a $12,000 reduction to the amount owed to Folkson.

Other than the above transactions, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 Regulation S-K. The Company is currently not a subsidiary of any company.

SECURITIES BEING OFFERED

We are offering up to 5,000,000 units (“Units”) at price of $1.00 per Unit. Each Unit consists of 4 Shares and 1 common stock purchase warrant at a $0.40 exercise price.

Our authorized capital stock consists of 200,000,000 shares of common stock, with a par value of $0.001 per share, of which 91,749,831 shares are issued and outstanding.

Common Stock

Holders of Common Stock are each entitled to cast one vote for each Share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro-rata in any distribution of the Company’s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid unless and until the Company is profitable. Holders of Common Stock do not have pre-emptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding Shares of Common Stock are fully paid and non-assessable and all of the Shares of Common Stock offered thereby will be, upon issuance, fully paid and non-assessable. Holders of Shares of Common Stock will have full rights to vote on all matters brought before shareholders for their approval, subject to preferential rights of holders of any series of Preferred Stock. Holders of the Common Stock will be entitled to receive dividends, if and as declared by the Board of Directors, out of funds legally available, and share pro-rata in any distributions to holders of Common Stock upon liquidation. The holders of Common Stock will have no conversion, pre-emptive or other subscription rights. Upon any liquidation, dissolution or winding-up of the Company, assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require the Company to redeem or purchase their shares. Holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Common Stock Purchase Warrants

Common Stock Purchase Warrants Underlying Units

The following is a brief summary of certain terms and conditions of the common stock purchase warrants included in the Units offered herein (the “Warrants,” and individually, a “Warrant”). The Warrants are subject in all respect to the provisions contained in the Warrants and the warrant agreement, the form of which is attached herein as Exhibit 3.4.

Form

The Warrants will be issued as individual warrants to purchasers of the Units.

Amount

Each purchaser of a Unit will receive one Warrant exercisable into one share of common stock at a price of $0.40 per share, subject to customary adjustments.

Exercisability

Each Warrant is immediately exercisable until its termination at 5:00 p.m. (Eastern Time) on the fifth anniversary after the date of issuance.

Transferability

Subject to applicable laws, the Warrants may not be offered for sale, sold, transferred or assigned without the Company’s consent, and we do not intend to develop a trading market for the Warrants.

Rights as a Stockholder

The Warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of common stock upon exercise of the Warrants, each holder will be entitled to cast one vote for each share held of record on all matters presented to shareholders.

Existing Common Stock Purchase Warrants

Of the 500,000 warrants shown below at an exercise price of $.15, these warrants were issued as compensation for a four-year advisory agreement. 150,000 warrants vested on July 24, 2018, another 150,000 on July 24, 2019, another 150,000 vested on July 24, 2020, and the remaining 50,000 vested on July 24, 2021. These warrants were all accounted for in the fiscal year ended June 30, 2020.

During the fiscal year ended June 30, 2021 the Company entered into a warrant agreement with one of the Company’s vendors issuing 500,000 warrants at a strike price of $0.50 and having a term of five years. The Company valued these warrants using the Black Scholes model utilizing a 107.93% volatility and a risk-free rate of 0.29%, respectively.

In exchange for an agreement to lock up Mr. Folkson’s shares, he received warrants to acquire 400,000 shares of Company common stock on February 4, 2022, at a strike price of $.30, and with a term of 12 months from the date of that agreement. The warrants include a provision for cashless exercise and will expire if not exercised within the twelve-month term.

The Company retained Spencer Clarke LLC to act as a placement agent for capital raising and M&A activities. Spencer Clarke received 360,000 retainer warrants on February 2, 2021 and further received 1,240,000 retainer warrants on April 13, 2021 at a strike price of $.01. The warrants include a provision for cashless exercise and will expire if not exercised within the 5 years term. Additionally, Spencer Clarke received 2,250,000 success warrants at a strike price of $0.20 and 2,250,000 success warrants at a strike price of $0.30, with expiration in 5 years.

	Outstanding at	Issued /		Outstanding
Exercise Price	June 30, 2019	(exercised) in 2020	Expired	June 30, 2020
$0.15	500,000		-	500,000
$0.20	105,000		80,000	25,000
$0.30	100,000		-	100,000
$0.40	150,000		-	150,000
$0.75	300,000	-	-	300,000
	1,155,000		80,000	1,075,000

	Outstanding at			Outstanding at
Exercise Price	June 30, 2020	Issued in 2021	Expired	June 30, 2021
$0.01	-	1,600,000	-	1,600,000
$0.15	500,000		-	500,000
$0.20	25,000	2,250,000	25,000	2,250,000
$0.30	-	2,650,000	-	2,650,000
$0.40	150,000		-	150,000
$0.50	-	500,000	-	500,000
$0.75	300,000	-	-	300,000
$0.30	100,000			100,000
	1,075,000	7,000,000	25,000	8,050,000

LEGAL MATTERS

To the best of our knowledge, no officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the Units offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about the Company and the securities offered hereby, the Company refer one to the Offering Statement and the exhibits and scheduled filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement.

The Company is subject to the periodic reporting requirements of the Exchange Act, and it files periodic reports, proxy statements and other information with the SEC. Investors may access their annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at the SEC’s Public Reference Room, 100 F. Street, N.E., Room 1580, Washington D.C. 20549. Investors may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including the Company, that file electronically with the SEC. The address of this site is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Nightfood Holdings, Inc.

Consolidated Financial Statements

For the years ended June 30, 2021 and 2020

Report of Independent Registered Public Accounting Firm

The Stockholders and the Board of Directors of

Nightfood Holdings, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nightfood Holdings, Inc. and Subsidiaries (collectively, the “Company”) as of June 30, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended June 30, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2021, in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations, will require additional capital to fund its current operating plan, and has an accumulated deficit that raise substantial doubt exists about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements, and (2) involved our especially challenging, subjective, or complex judgments.

We determined that there are no critical audit matters.

/s/ RBSM LLP

We have served as the Company’s auditor since 2014.

New York, NY

October 13, 2021

Nightfood Holdings, Inc.

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2021	2020

ASSETS

Current assets:
Cash	$1,041,899	$197,622
Accounts receivable (net of allowance of $0 and $0, respectively)	109,589	61,013
Inventories (net of allowance of $24,403 and $0, respectively)	387,736	275,605
Other current assets	33,480	398,085
Total current assets	1,572,704	932,325

Total assets	$1,572,704	$932,325

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$459,703	$1,286,149
Accrued expense-related party	3,000	9,974
Accrued interest	-	192,625
Convertible notes payable-net of debt discounts and unamortized beneficial conversion feature	-	2,330,189
Fair value of derivative liabilities	-	1,590,638
Short-term borrowings- line of credit	-	3,897
Total current liabilities	462,703	5,413,472

Total liabilities	462,703	5,413,472

Commitments and contingencies	-

Stockholders’ equity (deficit):
Series A Stock, ($0.001 par value, 1,000,000 shares authorized, and 1,000 issued and outstanding as of June 30, 2021 and 2020, respectively)	1	1
Series B Stock, ($0.001 par value, 5,000 shares authorized, and 4,665 and 0 issued and outstanding as of June 30, 2021 and 2020, respectively)	5	0

Common stock, ($0.001 par value, 200,000,000 shares authorized, and 80,707,467 issued and outstanding as of June 30, 2021 and 61,796,680 issued and outstanding as of June 30, 2020, respectively)	80,707	61,797
Additional paid in capital	26,226,159	13,088,177
Accumulated deficit	(25,196,871)	(17,631,122)
Total stockholders’ equity (deficit)	1,110,001	(4,481,147)
Total liabilities and stockholders’ equity (deficit)	$1,572,704	$932,325

The accompanying notes are an integral part of these consolidated financial statements

Nightfood Holdings, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the	For the
	Year	Year
	Ended	Ended
	June 30, 2021	June 30, 2020

Revenues, net of slotting and promotion	$701,246	$241,673

Operating expenses
Cost of product sold	721,777	472,131
Amortization of intangible assets	-	500,000
Impairment of intangible assets	-	500,000
Advertising and promotional	588,172	403,639
Selling, general and administrative	479,881	406,072
Professional fees	1,421,045	683,706
Total operating expenses	3,210,875	2,965,548

Loss from operations	(2,509,629)	(2,723,875)

Other (income) and expenses
(Gain) on accounts payable settlement	(715,075)	-
Interest expense – bank debt	1,012	463
Interest expense – shareholder	177,693	281,387
Interest expense – other	102,800	159,572
Loss (Gain) on debt extinguishment upon note conversion, net	2,100,405	395,781
(Gain) on debt extinguishment upon refinancing	(658,080)	-
Change in fair value of derivative liability	(853,329)	(858,774)
Amortization of Beneficial Conversion Feature	814,769	1,709,759
Total other (income) and expenses	970,195	1,688,188

Provision for income tax	-	-

Net loss	$(3,479,824)	$(4,412,063)

Deemed dividend on Series B Stock	4,085,925	-
Net loss attributable to common stockholders	$(7,565,749)	$(4,412,063)

Basic and diluted net loss per common share	$(0.11)	$(0.08)

Weighted average shares of capital outstanding – basic and diluted	71,090,407	57,443,347

The accompanying notes are an integral part of these consolidated financial statements

Nightfood Holdings, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

 Years ended June 30, 2021 and 2020

	Common Stock		Series A Stock		Series A Stock			Additional		Total
	Shares	Par Value	Shares	Par Value	Shares	Par Value		Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance, June 30, 2019	53,773,856	$53,774	1,000	$1	-		$-	$10,692,677	$(13,219,059)	$(2,472,605)
Common stock issued for services	1,385,990	1,386						307,382	-	308,768
Common stock issued for interest	580,666	581						88,181	-	88,762
Issuance of common stock for debt	6,056,168	6,056						954,944	-	961,000
Issuance of warrants								67,990		67,990
Loss on fair value of shares issued upon notes and related interest payable conversion	-	-						977,000	-	977,000
Net loss	-	-						-	(4,412,063)	(4,412,063)
Balance, June 30, 2020	61,796,680	61,797	1,000	1	-		-	13,088,177	(17,631,122)	(4,481,147)
Common stock issued for services	1,661,210	1,661						370,592		372,253
Common stock issued for interest	1,946,080	1,946						182,328		184,274
Issuance of common stock for debt	15,303,497	15,303						1,417,697		1,433,000
Issuance of warrants								613,009		613,009
Fair value of shares issued upon notes and related interest payable conversion								2,100,435		2,100,435
Preferred Stock B from extinguishment of convertible notes					1,500		2	1,499,999		1,500,001
Preferred Stock B issued from private placement, net of financing cost (Includes 15 shares issued for services)					3,165		3	2,867,997		2,868,000
Deemed dividend associated with Preferred Stock B								4,085,925	(4,085,925)	-
Net loss									(3,479,824)	(3,479,824)
Balance, June 30, 2021	80,707,467	$80,707	1,000	$1	4,665	$		$26,226,159	$(25,196,871)	$1,110,001

The accompanying notes are an integral part of these consolidated financial statements

Nightfood Holdings, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Year Ended June 30, 2021	For The Year Ended June 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,479,824)	$(4,412,063)
Adjustments to reconcile net loss to net cash used in operations activities:
Stock issued for services	372,253	308,768
Amortization of debt discount and deferred financing fees	917,569	1,709,759
Amortization of intangible assets	-	500,000
Deferred financing fees and financing costs	-	159,572
Warrants issued for services	613,009	67,990
(Gain) on accounts payable settlement	(715,075)	-
Loss on debt extinguishment upon note conversion, net	2,100,405	395,781
(Gain) on debt extinguishment upon refinancing	(658,080)	-
Change in derivative liability	(853,329)	(858,774)
Stock issued for interest	184,274	88,762
Impairment expense	-	500,000
Allowance for Inventories	24,403	-
Change in operating assets and liabilities:
Accounts receivable	(48,576)	(15,927)
Inventories	(136,534)	130,834)
Other current assets	152,450	(397,085)
Accounts payable	93,840	122,673
Accrued expenses	(6,613)	168,626

Net cash used in operating activities	(1,439,828)	(1,531,084)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of intangible asset	-	(333,333)
Net cash provided by investing activities	-	(333,333)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of preferred stock B - net	2,868,000	-
Proceeds from the issuance of debt-net	720,000	2,028,000
Repayment of convertible debt	(1,300,000)	-
Repayment of short-term debt	(3,895)	3,897
Net cash provided by financing activities	2,284,105	2,031,897

NET INCREASE IN CASH AND CASH EQUIVALENTS	844,277	167,480

Cash and cash equivalents, beginning of year	197,622	30,142
Cash and cash equivalents, end of year	$1,041,899	$197,622

Supplemental Disclosure of Cash Flow Information:
Cash Paid For:
Interest	$1,012	$-
Income taxes	$-	$-
Summary of Non-Cash Investing and Financing Information:
Initial derivative liability and Debt discount due to beneficial conversion feature on notes issued	$512,993	$1,684,711
Stock issued for conversion of debt	$1,433,000	$961,000
Derivative liability reclassed to loss on extinguishment of debt upon notes conversion	$2,100,405	$581,219
Intangible assets acquired and adjusted in accounts payable balance	$-	$666,667
Stock issued for interest	$184,274	$88,762
True-up adjustment in debt discount and derivative liability	$37,360	$-
Preferred Stock B from extinguishment of convertible notes	$1,500,001	$-

The accompanying notes are an integral part of these consolidated financial statements

Nightfood Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

Nightfood Holdings, Inc. (the “Company”) is a Nevada Corporation organized October 16, 2013 to acquire all of the issued and outstanding shares of Nightfood, Inc., a New York Corporation from its sole shareholder, Sean Folkson.  Materially, all Company operations are conducted by its main subsidiary: Nightfood, Inc. (“Nightfood”), Nightfood’s business model is to manufacture and distribute ice cream and other snacks specifically formulated for nighttime snacking to help consumers satisfy nighttime cravings in a better, healthier, more sleep friendly way.  The Company’s other subsidiary is MJ Munchies.  Munchies has acquired a portfolio of intellectual property around the brand name Half-Baked, and is seeking to license such property to operating partners in the CBD and marijuana space.

●	The Company’s fiscal year end is June 30.

●	The Company currently maintains its corporate address in Tarrytown, New York.

2.	Summary of Significant Accounting Policies	●	Management is responsible for the fair presentation of the Company’s financial statements, prepared in accordance with U.S. generally accepted accounting principles (GAAP).

The consolidated financial statements include the accounts of Nightfood Holdings, Inc. and its wholly owned subsidiaries, NightFood, Inc. and MJ Munchies, Inc. The Company consolidates all majority-owned and controlled subsidiaries in accordance with applicable standards. All material intercompany accounts and balances have been eliminated in consolidation.

Use of Estimates	●	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in the determination of beneficial conversion features, derivative liabilities, depreciation and amortization, the valuation for non-cash issuances of common stock, and the website, income taxes and contingencies, among others.

Beneficial Conversion Feature	●

For conventional convertible debt where the rate of conversion is below market value, the Company records any “beneficial conversion feature” (“BCF”) intrinsic value as additional paid in capital and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Beneficial Conversion Feature – Series B Preferred Stock (deemed dividend):

Each share of B Preferred has a liquidation preference of $1,000 and has no voting rights except as to matters pertaining to the rights and privileges of the B Preferred. Each share of B Preferred is convertible at the option of the holder thereof into (i) 5,000 shares of the Registrant’s common stock (one share for each $0.20 of liquidation preference) (the “Conversion Shares”) and (ii) 5,000 common stock purchase warrants, expiring April 16, 2026 (the “Warrants”). The Warrants have an initial exercise price of $0.30 per share.

Based on the guidance in ASC 470-20-20, the Company determined that a beneficial conversion feature existed, as the effective conversion price for the Series B Preferred Stock at issuance was less than the fair value of the common stock which the preferred shares are convertible into. A beneficial conversion feature based on the intrinsic value of the date of issuances for the Series B Preferred Stock was approximately $4.1 million.

Debt Issue Costs	●

The Company may  pay debt issue costs in connection with raising funds through the issuance of debt whether convertible or not or with other consideration. These costs are recorded as debt discounts and are amortized over the life of the debt to the statement of operations as amortization of debt discount.

Equity Issuance Costs	●	The Company accounts for costs related to the issuance of equity as a charge to Paid in Capital and records the equity transaction net of issuance costs

Original Issue Discount	●	If debt is issued with an original issue discount, the original issue discount is recorded to debt discount, reducing the face amount of the note and is amortized over the life of the debt to the statement of operations as amortization of debt discount. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Valuation of Derivative Instruments	●	ASC 815 “Derivatives and Hedging” requires that embedded derivative instruments be bifurcated and assessed, along with free-standing derivative instruments such as warrants, on their issuance date and measured at their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option pricing formula. Upon conversion of a note where the embedded conversion option has been bifurcated and accounted for as a derivative liability, the Company records the shares at fair value, relieves all related notes, derivatives and debt discounts and recognizes a net gain or loss on debt extinguishment.

Reclassification	●	The Company may make certain reclassifications to prior period amounts to conform with the current year’s presentation. These reclassifications did not have a material effect on its consolidated statement of financial position, results of operations or cash flows.

Recent Accounting Pronouncements	●

The Company reviews all of the Financial Accounting Standard Board’s (“FASB”) updates periodically to ensure the Company’s compliance of its accounting policies and disclosure requirements to the Codification Topics.

Derivative Financial Instruments	●

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. For stock based derivative financial instruments, fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value from inception is made quarterly and appears in results of operations as a change in fair market value of derivative liabilities.

Cash and Cash Equivalents	●	The Company classifies as cash and cash equivalents amounts on deposit in the banks and cash temporarily in various instruments with original maturities of three months or less at the time of purchase.

Fair Value of Financial Instruments	●	Statement of financial accounting standard FASB Topic 820, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Inventories	●	Inventories consisting of packaged food items and supplies are stated at the lower of cost or net realizable value (on a FIFO basis), including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to cost of sales during the period spoilage is incurred.

Advertising Costs	●	Advertising costs are expensed when incurred and are included in advertising and promotional expense in the accompanying statements of operations. Included in this category are expenses related to public relations, investor relations, new package design, website design, design of promotional materials, cost of trade shows, cost of products given away as promotional samples, and paid advertising. The Company recorded advertising costs of $588,172 and $403,639 for the years ended June 30, 2021 and 2020, respectively.

Income Taxes	●	The Company has not generated any taxable income, and, therefore, no provision for income taxes has been provided.

●	Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with FASB Topic 740, “Accounting for Income Taxes”, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

●	A valuation allowance has been recorded to fully offset the deferred tax asset even though the Company believes it is more likely than not that the assets will be utilized.

●	The Company’s effective tax rate differs from the statutory rates associated with taxing jurisdictions because of permanent and temporary timing differences as well as a valuation allowance.

Revenue Recognition	●	The Company generates its revenue by selling its nighttime snack products wholesale and direct to consumer.

●	All sources of revenue are recorded pursuant to FASB Topic 606 Revenue Recognition, to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This includes a five-step framework that requires an entity to: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation. In addition, this revenue generation requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

●	The Company offers sales incentives through various programs, consisting primarily of advertising related credits. The Company records advertising related credits with customers as a reduction to revenue as no identifiable benefit is received in exchange for credits claimed by the customer.

●

The Company revenue from contracts with customers provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Management reviewed ASC 606-10-32-25 which states “Consideration payable to a customer includes cash amounts that an entity pays, or expects to pay, to the customer (or to other parties that purchase the entity’s goods or services from the customer). Consideration payable to a customer also includes credit or other items (for example, a coupon or voucher) that can be applied against amounts owed to the entity (or to other parties that purchase the entity’s goods or services from the customer). An entity shall account for consideration payable to a customer as a reduction of the transaction price and, therefore, of revenue unless the payment to the customer is in exchange for a distinct good or service (as described in paragraphs 606-10-25-18 through 25-22) that the customer transfers to the entity. If the consideration payable to a customer includes a variable amount, an entity shall estimate the transaction price (including assessing whether the estimate of variable consideration is constrained) in accordance with paragraphs 606-10-32-5 through 32-13.”

If the consideration payable to a customer is a payment for a distinct good or service, then in accordance with ASC 606-10-32-26, the entity should account for it the same way that it accounts for other purchases from suppliers (expense). Further, “if the amount of consideration payable to the customer exceeds the fair value of the distinct good or service that the entity receives from the customer, then the entity shall account for such an excess as a reduction of the transaction price. If the entity cannot reasonably estimate the fair value of the good or service received from the customer, it shall account for all of the consideration payable to the customer as a reduction of the transaction price.”

Under ASC 606-10-32-27, if the consideration payable to a customer is accounted for as a reduction of the transaction price, “an entity shall recognize the reduction of revenue when (or as) the later of either of the following events occurs:

a)	The entity recognizes revenue for the transfer of the related goods or services to the customer.
b)	The entity pays or promises to pay the consideration (even if the payment is conditional on a future event). That promise might be implied by the entity’s customary business practices.”

Management reviewed each arrangement to determine if each fee paid is for a distinct good or service and should be expensed as incurred or if the Company should recognize the payment as a reduction of revenue.

The Company recognizes revenue upon shipment based on meeting the transfer of control criteria. The Company has made a policy election to treat shipping and handling as costs to fulfill the contract, and as a result, any fees received from customers are included in the transaction price allocated to the performance obligation of providing goods with a corresponding amount accrued within cost of sales for amounts paid to applicable carriers.

Concentration of Credit Risk	●	Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits at financial institutions. At various times during the year, the Company may exceed the federally insured limits. To mitigate this risk, the Company places its cash deposits only with high credit quality institutions. Management believes the risk of loss is minimal. At June 30, 2021 and 2020 the Company did not have any uninsured cash deposits.

Receivables Concentration	●	As of June 30, 2021, the Company had receivables due from five customers, one of who accounted for over 73% of the outstanding balance (this customer operates 42 distribution centers). One of the remaining four accounted for 11.5% of the outstanding balance. As of June 30, 2020, the Company had receivables due from seven customers, two of whom accounted for over 20% of the outstanding balance. Four of the other five accounted for over 10% of the total balance.

Vendor Concentration	●

During the year ended June 30, 2021 one vendor accounted for more than 10% of the Company’s operating expenses. During the year ended June 30, 2020, one vendor accounted for more than 10% of the Company’s operating expenses.

Income Per Share	●	Net income per share data for both the years ending June 30, 2021 and 2020, is based on net income available to common shareholders divided by the weighted average of the number of common shares outstanding.

Impairment of Long-lived Assets	●	The Company accounts for long-lived assets in accordance with the provisions of FASB Topic 360, Accounting for the Impairment of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Fair values are determined based on quoted market value, discounted cash flows or internal and external appraisals, as applicable. During the years ended June 30, 2021 and 2020, the Management determined and impaired $-0- and $500,000, respectively as impairment on intangible asset

ASC 350-50-05-01 states “on accounting for costs incurred to develop a website, including whether to capitalize or expense the following types of costs:

a)	Costs incurred in the planning stage
b)	Costs incurred in the website application and infrastructure development stage
c)	Costs incurred to develop graphics
d)	Costs incurred to develop content
e)	Costs incurred in the operating stage.”

ASC 350-50-25-6 states “Costs incurred to purchase software tools, or costs incurred during the application development stage for internally developed tools, shall be capitalized unless they are used in research and development and meet either of the following conditions:

a)	They do not have any alternative future uses.
b)	They are internally developed and represent a pilot project or are being used in a specific research and development project (see paragraph 350-40-15-7).”

Further, at ASC 350-50-25-7, “Costs to obtain and register an Internet domain shall be capitalized under Section 350-30-25.”

During the years ended June 30, 2021 and 2020, the Management determined and capitalized $-0- and $1,000,000, respectively, under ASC 350-50 and accounted as an intangible asset and amortized the costs over the life of the relationship.

3.	Going Concern	●	The Company’s financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. Because the business is new and has limited operating history and relatively few sales, no certainty of continuation can be stated.

●	The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the year ended June 30, 2021, the Company had a net loss of $3,479,824, cash used in operations of $1,439,828, cash provided from financing activities of $2,284,105 and accumulated deficit of $25,196,871 and total stockholders’ equity of $1,110,001. Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations.

The Company has limited available cash resources and it does not believe its cash on hand will be adequate to satisfy our ongoing working capital and growth needs throughout Fiscal Year 2022. The Company is continuing to raise capital through private placement of its common stock, preferred stock, and through the use of convertible notes and potential warrant execution to finance the Company’s operations, of which it can give no assurance of success. The Company believes that its current capitalization structure, combined with ongoing increases in revenues, will enable it to successfully secure required financing to continue its growth.

Because the business is new and has limited operating history and sales, no certainty of continuation can be stated. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing, and generating revenue. In addition, the Company will receive the proceeds from its outstanding warrants as, if and when such warrants are exercised for cash. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations.

Even if the Company is successful in raising additional funds, the Company cannot give any assurance that it will, in the future, be able to achieve a level of profitability from the sale of its products to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Further, we are subject to the continued impact of COVID-19, as further discussed below. See footnote 18.

4.	Accounts receivable	●	The Company’s accounts receivable arise primarily from the sale of the Company’s snack products. On a periodic basis, the Company evaluates each customer account and based on the days outstanding of the receivable, history of past write-offs, collections, and current credit conditions, writes off accounts it considers uncollectible. With most of our retail and distribution partners, invoices will typically be due in 30 days or less. The Company does not accrue interest on past due accounts and the Company does not require collateral. Accounts become past due on an account-by-account basis. Determination that an account is uncollectible is made after all reasonable collection efforts have been exhausted. The Company has not provided any sales allowances for June 30, 2021 and 2020, respectively.

5.	Customer Concentrations	●	During the year ended June 30, 2021, one customer accounted for greater than 30% of gross sales and two other customers accounted for more than 15% of gross sales. As of June 30, 2021, the Company had receivables due from five customers, one of whom accounted for over 70% of the outstanding balance. As of June 30, 2020, the Company had receivables due from seven customers, two of whom accounted for over 20% of the outstanding balance. Four of the other five accounted for over 10% of the total balance.

6.	Inventories	●	Inventories consists of the following at June 30, 2021 and 2020.

	2021	2020

Finished Goods-ice cream	$338,369	$195,817
Raw materials - ingredients	14,760	26,309
Packaging	59,010	53,479
Allowance for unsaleable product	(24,403)	-
TOTAL	$387,736	$275,605

Inventories are stated at the lower of cost (FIFO) or net realizable value. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions and the products relative shelf life. Write-downs and write-offs are charged to loss on inventory write down.

7.	Other current assets	●	Other current assets consist of the following vendor deposits at June 30, 2021 and 2020:

	June 30, 2021	June 30, 2020
Prepaid advertising costs	$-	$398,045
Vendor deposits – Other	$33,480	$40
TOTAL	$33,480	$398,085

8.	Intangible Assets

Intangible assets consist of the following at June 30, 2021 and 2020. The amount of the intangible assets represents fees and expenses in connection with the development and launch of platforms used to track conversions, optimize ads, and scale online customer growth through a hybrid distribution model.

	June 30,	June 30,
	2021	2020
Intangible assets	$-	$1,000,000
Amortization of intangible assets	-	(500,000)
Impairment of intangible assets	-	(500,000)
TOTAL	$-	$-

During the quarter ending March 31, 2020, the Company determined it would be unable to generate sufficient traction from these digital assets.  The Company made the decision to stop utilizing the assets and began conversations with the creditor about eliminating the remaining debt associated with the assets which was successfully negotiated in April 2020.

In April, 2020, the Company successfully negotiated a Debt Incentive Agreement with a creditor to whom it owed $947,260. This Debt Incentive Agreement provided for the elimination of the entire debt should the Company make payments prior to December 1, 2020 totaling $166,224 in cash, and delivery of approximately 4,000 pints of ice cream. Because this reduction in debt was conditional, the full $947,260 was included in the liabilities section of the Company’s balance sheet as of June 30, 2020. Due to the circumstances surrounding the original payable, and the business environment at the time, in April of 2021, the creditor agreed to settle for $20,000 in cash. The Company recorded a gain on extinguishment of accounts payable in the amount of $715,075.

Below is a reconciliation of the gain on accounts payable settlement as presented on the Company’s statement of operations for the fiscal year ended June 30, 2021:

Written off accounts payable	$947,260
Written of prepaid advertising costs in other assets	(212,185)
Cash payment	(20,000)
Gain on accounts payable settlement	$715,075

9.	Other Current Liabilities	●	Other current liabilities consist of the following at June 30, 2021 and 2020.

	2021	2020
Accrued consulting fees – related party	$3,000	$9,974
TOTAL	$3,000	$9,974

10.	Convertible Notes Payable	●	Convertible Notes Payable consist of the following at June 30, 2021 and 2020. As of June 30, 2021, each of the notes below had been retired.

On April 30, 2018, the Company entered into a convertible promissory note and a security purchase agreement dated April 30, 2018, in the amount of $225,000. The lender was Eagle Equities, LLC. The notes have a maturity of April 30, 2019 and interest rate of 8% per annum and are convertible at a price of 60% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $225,000 Notes was calculated using the Black-Scholes pricing model at $287,174, with the following assumptions: risk-free interest rate of 2.24%, expected life of 1 year, volatility of 202%, and expected dividend yield of zero. Because the fair value of the note exceeded the net proceeds from the $225k Notes, a charge was recorded to “Financing cost” for the excess of the fair value of the note, for a net charge of $62,174. As of June 30, 2021 and 2020, the debt discount was $0.

This note has been successfully retired $121,000 via conversions into shares. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $34,250 included under line item “Loss on debt extinguishment upon note conversion, net”.

This balance of $104,000 in this note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021. The Company fair valued the notes as of refinancing date and accounted for a loss on refinancing of $133,301 included under line item “Loss on debt extinguishment upon note conversion, net”.

On June 5, 2018, the Company received cash in conjunction with a convertible promissory note and Securities Purchase Agreement dated June 5, 2018. The note was in the amount of in the amount of $210,000. The lender was Eagle Equities, LLC. The notes have a maturity of June 6, 2019 and interest rate of 8% per annum and are convertible at a price of 60% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $210,000 Notes was calculated using the Black-Scholes pricing model at $265,498, with the following assumptions: risk-free interest rate of 2.09%, expected life of 1 year, volatility of 200%, and expected dividend yield of zero. Because the fair value of the note exceeded the net proceeds from the $210k Notes, a charge was recorded to “Financing cost” for the excess of the fair value of the note, for a net charge of $55,498. As of June 30, 2021, and 2020, the debt discount was $0. This note has been successfully retired via conversions into shares during the year ended June 30, 2020. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $189,340 and accounted for a loss on refinancing of $133,301 included under line item “Loss on debt extinguishment upon note conversion, net”.

On July 2, 2018, the Company entered into a convertible promissory note and a security purchase agreement dated July 12, 2018, in the amount of $207,000. The lender was Eagle Equities, LLC. The notes have a maturity of July 12, 2019 and interest rate of 8% per annum and are convertible at a price of 60% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $207,000 Notes was calculated using the Black-Scholes pricing model at $257,842, with the following assumptions: risk-free interest rate of 2.59%, expected life of 1 year, volatility of 183%, and expected dividend yield of zero. Because the fair value of the note exceeded the net proceeds from the $207k Notes, a charge was recorded to “Financing cost” for the excess of the fair value of the note, for a net charge of $50,842. As of June 30, 2021, and 2020, the debt discount was $0.

This note has been successfully retired via conversions into shares during the year ended June 30, 2020. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $73,760 included under line item “Loss on debt extinguishment upon note conversion, net”.

On November 16, 2018, the Company entered into a convertible promissory note and a security purchase agreement dated November 16, 2018, in the amount of $130,000. The lender was Eagle Equities, LLC. The notes have a maturity of November 16, 2019 and interest rate of 8% per annum and are convertible at a price of 65% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $130,000 Notes was calculated using the Black-Scholes pricing model at $131,898, with the following assumptions: risk-free interest rate of 2.71%, expected life of 1 year, volatility of 150%, and expected dividend yield of zero. Because the fair value of the note exceeded the net proceeds from the $130k Notes, a charge was recorded to “Financing cost” for the excess of the fair value of the note, for a net charge of $1,898. As of June 30, 2021, and 2020, the debt discount was $0.

This note has been successfully retired via conversions into shares during the year ended June 30, 2020. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $19,845 included under line item “Loss on debt extinguishment upon note conversion, net”.

On December 18, 2018, the Company entered into a convertible promissory note and a security purchase agreement dated December 18, 2018, in the amount of $130,000. The lender was Eagle Equities, LLC. The notes have a maturity of December 18, 2019 and interest rate of 8% per annum and are convertible at a price of 65% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $130,000 Notes was calculated using the Black-Scholes pricing model at $128,976, with the following assumptions: risk-free interest rate of 2.64%, expected life of 1 year, volatility of 144%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $130k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021, and 2020, the debt discount was $0.

This note has been successfully retired via conversions into shares during the year ended June 30, 2020. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $36,927 included under line item “Loss on debt extinguishment upon note conversion, net”.

On January 28, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated January 28, 2019, in the amount of $234,000. The lender was Eagle Equities, LLC. The notes have a maturity of January 28, 2020 and interest rate of 8% per annum and are convertible at a price of 65% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $234,000 Notes was calculated using the Black-Scholes pricing model at $226,452, with the following assumptions: risk-free interest rate of 2.60%, expected life of 1 year, volatility of 135%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $234k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021, and 2020, the debt discount was $0.

This note has been successfully retired via conversions into shares during the year ended June 30, 2020. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $80,394 included under line item “Loss on debt extinguishment upon note conversion, net”.

On February 14, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated February 14, 2019, in the amount of $104,000. The lender was Eagle Equities, LLC. The notes have a maturity of February 14, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $104,000 Notes was calculated using the Black-Scholes pricing model at $90,567, with the following assumptions: risk-free interest rate of 2.53%, expected life of 1 year, volatility of 136%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $104k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021, and 2020, the debt discount was $0.

$54,000 and $50,000 of the note has been successfully retired via conversion into shares during the year ended June 30, 2021 and 2020, respectively. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $36,242 and $4,098 included under line item “Loss on debt extinguishment upon note conversion, net”, respectively.

On April 29, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated April 29, 2019, in the amount of $208,000. The lender was Eagle Equities, LLC. The notes have a maturity of April 29, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $208,000 Notes was calculated using the Black-Scholes pricing model at $170,098, with the following assumptions: risk-free interest rate of 2.42%, expected life of 1 year, volatility of 118%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the 208k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021, and 2020, the debt discount was $0.

$208,000 of the note has been successfully retired via conversion into shares during the fiscal year ended June 30, 2021. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $109,561 included under line item “Loss on debt extinguishment upon note conversion, net”.

On June 11, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated June 11, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of June 11, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $240,217, with the following assumptions: risk-free interest rate of 2.05%, expected life of 1 year, volatility of 16%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $300k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021, and 2020, the debt discount was $0.

This note has been successfully retired via conversions into shares during the fiscal year ended June 30, 2021. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $177,160 included under line item “Loss on debt extinguishment upon note conversion, net”.

On July 5, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated July 5, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of July 5, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $239,759, with the following assumptions: risk-free interest rate of 1.98%, expected life of 1 year, volatility of 118%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the 300k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021 and June 30, 2020, the debt discount was $0 and $2,627, respectively.

This note has been successfully retired via conversions into shares during the fiscal year ended June 30, 2021. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $648,036 included under line item “Loss on debt extinguishment upon note conversion, net”.

On August 8, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated August 8, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of August 8, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $254,082, with the following assumptions: risk-free interest rate of 1.79%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $300k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021, and June 30, 2020 the debt discount was $0 and $26,452, respectively.

This note has been successfully retired via conversions into shares during the fiscal year ended June 30, 2021. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $611,909 included under line item “Loss on debt extinguishment upon note conversion, net”.

On August 29, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated August 29, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of August 29, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $234,052, with the following assumptions: risk-free interest rate of 1.75%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $300,000 Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021, and June 30, 2020 the debt discount was $0 and $37,833, respectively.

This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021. The Company fair valued the notes as of refinancing date, and accounted for a loss on refinancing of $137,819 included under line item “Loss on debt extinguishment upon note conversion, net”.

On September 24, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated September 24, 2019, in the amount of $150,000. The lender was Eagle Equities, LLC. The notes have a maturity of September 24, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $150,000 Notes was calculated using the Black-Scholes pricing model at $118,009, with the following assumptions: risk-free interest rate of 1.78%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $150k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021 and June 30, 2020, the debt discount was $0 and $27,482, respectively.

This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $126,735 included under line item “Loss on debt extinguishment upon note conversion, net”.

On November 7, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated November 7, 2019, in the amount of $150,000. The lender was Eagle Equities, LLC. The notes have a maturity of November 7, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $150,000 Notes was calculated using the Black-Scholes pricing model at $121,875, with the following assumptions: risk-free interest rate of 1.58%, expected life of 1 year, volatility of 122%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $150k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021 and June 30, 2020, the debt discount was $0 and $43,074, respectively.

This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021. The Company fair valued the notes as of refinancing date and accounted for a loss on refinancing of $68,900 included under line item “Loss on debt extinguishment upon note conversion, net”.

On December 31, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated December 31, 2019, in the amount of $150,000. The lender was Eagle Equities, LLC. The notes have a maturity of December 31, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $150,000 Notes was calculated using the Black-Scholes pricing model at $189,172, with the following assumptions: risk-free interest rate of 1.59%, expected life of 1 year, volatility of 115%, and expected dividend yield of zero. Because the fair value of the note exceed the net proceeds from the $150k Notes, $39,172 was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021 and June 30, 2020, the debt discount was $0 and $75,205, respectively.

This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021. The Company fair valued the notes as of refinancing date and accounted for a loss on refinancing of $68,900 included under line item “Loss on debt extinguishment upon note conversion, net”.

On February 6, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated February 6, 2020, in the amount of $200,000. The lender was Eagle Equities, LLC. The notes have a maturity of February 6, 2021 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $200,000 Notes was calculated using the Black-Scholes pricing model at $156,061, with the following assumptions: risk-free interest rate of 1.51%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. As of June 30, 2021 and June 30, 2020, the debt discount was $0 and $94,064, respectively.

This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021. The Company fair valued the notes as of refinancing date and accounted for a loss on refinancing of $91,880 included under line item “Loss on debt extinguishment upon note conversion, net”.

On February 26, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated February 26, 2020, in the amount of $187,000. The lender was Eagle Equities, LLC. The notes have a maturity of February 6, 2021 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $187,000 Notes was calculated using the Black-Scholes pricing model at $150,268, with the following assumptions: risk-free interest rate of 1.18%, expected life of 1 year, volatility of 118%, and expected dividend yield of zero. As of June 30, 2021 and June 30, 2020, the debt discount was $0 and $99,218, respectively.

This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021. The Company fair valued the notes as of refinancing date and accounted for a loss on refinancing of $85,907 included under line item “Loss on debt extinguishment upon note conversion, net”.

On April 30, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated April 30, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of April 30, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $205,700 Notes was calculated using the Black-Scholes pricing model at $128,369, with the following assumptions: risk-free interest rate of 0.16%, expected life of 1 year, volatility of 106%, and expected dividend yield of zero.

This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021.

The Company accounted for a loss on refinancing of $5,979 for unamortized of discount included under line item “Loss on debt extinguishment upon note conversion, net”. As of June 30, 2021 and June 30, 2020, the debt discount was $0 and $106,916, respectively.

The Company fair valued the notes as of refinancing date and accounted for a loss on refinancing of $75,553 included under line item “Loss on debt extinguishment upon note conversion, net”.

On June 23, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated June 23, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of June 23, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $205,700 Notes was calculated using the Black-Scholes pricing model at $132,236, with the following assumptions: risk-free interest rate of 0.18%, expected life of 1 year, volatility of 108%, and expected dividend yield of zero. The Company accounted for a loss on refinancing of 25,722 for unamortized of discount included under line item “Loss on debt extinguishment upon note conversion, net”.

This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021.

The Company accounted for a loss on refinancing of $25,722 for unamortized of discount included under line item “Loss on debt extinguishment upon note conversion, net”. As of June 30, 2021 and June 30, 2020, the debt discount was $0 and $106,916, respectively.

The Company fair valued the notes as of refinancing date and accounted for a loss on refinancing of $117,912 included under line item “Loss on debt extinguishment upon note conversion, net”.

On August 12, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated June 23, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of August 12, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion.

This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021.

The Company accounted for a loss on refinancing of $41,780 for unamortized of discount included under line item “Loss on debt extinguishment upon note conversion, net”. As of June 30, 2021, the debt discount was $0.

The Company fair valued the notes as of refinancing date and accounted for a loss on refinancing of $121,241 included under line item “Loss on debt extinguishment upon note conversion, net”.

On October 13, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated June 23, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of August 12, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion.

This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021.

The Company accounted for a loss on refinancing of $63,408 for unamortized of discount included under line item “Loss on debt extinguishment upon note conversion, net”. As of June 30, 2021, the debt discount was $0.

The Company fair valued the notes as of refinancing date and accounted for a loss on refinancing of $125,841 included under line item “Loss on debt extinguishment upon note conversion, net”.

On December 21, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated June 23, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of August 12, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion.

This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021.

The Company accounted for a loss on refinancing of $83,617 for unamortized of discount included under line item “Loss on debt extinguishment upon note conversion, net”. As of June 30, 2021, the debt discount was $0.

The Company fair valued the notes as of refinancing date and accounted for a loss on refinancing of $128,152 included under line item “Loss on debt extinguishment upon note conversion, net”.

On February 22, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated June 23, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of August 12, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion.

This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021.

The Company accounted for a loss on refinancing of $120,288 for unamortized of discount included under line item “Loss on debt extinguishment upon note conversion, net”. As of June 30, 2021, the debt discount was $0.

The Company fair valued the notes as of refinancing date and accounted for a loss on refinancing of $132,236 included under line item “Loss on debt extinguishment upon note conversion, net”.

Below is a reconciliation of the convertible notes payable as presented on the Company’s balance sheet as of June 30, 2021:

	Principal ($)	Debt Discount ($)	Net Value ($)
Balance at June 30, 2019	1,748,000	(630,259)	1,117,741
Convertible notes payable issued during fiscal year ended June 30, 2020	2,148,400	-	2,148,400
Notes converted into shares of common stock	(961,000)	-	(961,000)
Debt discount associated with new convertible notes	-	(1,684,711)	(1,684,711)
Amortization of debt discount	-	1,709,759	1,709,759
Balance at June 30, 2020	2,935,400	(605,211)	2,330,189
Convertible notes payable issued during fiscal year ended June 30, 2021	822,800	-	822,800
Notes converted into shares of common stock	(1,433,000)	-	(1,433,000)
Debt discount associated with new convertible notes		(512,993)	(512,993)
Amortization of debt discount		814,769	814,769
True-up adjustment in debt discount and derivative liability		(37,360)	(37,360)
Notes retired due to refinancing	(2,325,200)	340,795	(1,984,405)
Balance at June 30, 2021	-	-	-

Amortization expense for the years ended June 30, 2021 and 2020, totaled $814,769 and $1,709,759 respectively.

As of June 30, 2021 and June 30, 2020, the unamortized portion of debt discount was $0 and $605,211, respectively.

Interest expense for the fiscal year ended June 30, 2021 and 2020, totaled $177,693 and $281,387, respectively.

The accrued interest payable $184,308 related to convertible notes was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021. As of June 30, 2021 and 2020, the accrued interest related to convertible notes was $0 and $192,625, respectively.

11.	Derivative Liability	Due to the variable conversion price associated with some of these convertible promissory notes disclosed in Note 10 above, the Company has determined that the conversion feature is considered a derivative liability for instruments which are convertible and have not yet been settled. The accounting treatment of derivative financial instruments requires that the Company record the fair value of the derivatives on the date they are deemed to be derivative liabilities.

During the year ended June 30, 2021 and 2020, the Company recorded a gain in fair value of derivative liability of $853,329 and a gain in fair value of derivative liability of $858,774, respectively. The Company will measure the fair value of each derivative instrument in future reporting periods and record a gain or loss based on the change in fair value.

Below is a reconciliation of the derivative liability as presented on the Company’s balance sheet as of June 30, 2021:

Derivative liability as of June 30, 2019	$1,306,748
Initial derivative liability accounted for convertible notes payable issued during the period ended June 30, 2020	1,723,883
Change in derivative liability during the period	(858,774)
Reclassify derivative liability associated with Notes converted	(581,219)
Balance at June 30, 2020	$1,590,638
Initial derivative liability accounted for convertible notes payable issued during the period ended June 30, 2021	512,993
True-up adjustment in debt discount and derivative liability	37,360
Change in derivative liability during the period	(853,329)
Notes retired due to refinancing	(1,287,662)
Derivative liability as of June 30, 2021	$-

12.	Refinancing Agreement	In April 2021, the Company extinguished certain convertible promissory notes held by Eagle Equities, LLC by way of full settlement of approximately $2,511,214, consisting of 2,325,200 in principal and $186,014 interest, paid as follows:

		(i)	1,500 shares B Preferred, valued at $1,500,000 as a part of the Preferred offering; and

		(ii)	$1,300,000 in cash from the proceeds of the offering.

Since the debt was exchanged in whole, the fair value of the consideration paid should be compared to the fair value of the debt settled (including related derivative liabilities), with the variance accounted for as a gain or loss on settlement.

TOTAL GAIN/LOSS RELATED TO EXTINGUISHMENT

Debt principal ($2,325,200) plus interest payable ($186,014)	$2,511,214
Derivative liability	1,287,662
Unamortized debt of discount	(340,795)
Cash paid from Escrow account	(1,300,000)
1,500 shares of Preferred B	(1,500,001)
Gain on extinguishment of debt upon refinancing	$658,080

Below is a reconciliation of the loss on debt extinguishment as presented on the Company’s statement of operations for the fiscal year ended June 30, 2021:

Loss on convertible notes upon conversion	$2,100,435
(Gain) upon refinancing	(658,080)
Loss on extinguishment debt	$1,442,325

13.	Line of Credit	On March 19, 2020, the Company secured a $200,000 line of credit with Celtic Bank Corporation. This LOC has a “Flex Credit” component of calculating interest, which means the interest rate on any draws taken against the LOC is set at the time of said draw. As of the date of this filing, the Company has made one draw against the credit line for a gross amount of $5,000 (including proceeds and draw fees). This balance was paid in full prior to June 30, 2021

	June 30, 2021		June 30, 2020
Line of Credit	$		$3,897
Total borrowings			3,897
Less: current portion			(3,897)
Long term debt		$-	$-

Interest expense for the years ended June 30, 2021 and 2020, totaled $1,012 and $463, respectively.

14.	Stockholders’ Equity	●	On October 16, 2013, the Nightfood, Inc. became a wholly-owned subsidiary of Nightfood Holdings, Inc. Accordingly, the stockholders’ equity has been revised to reflect the share exchange on a retroactive basis.

Common Stock

●

The Company is authorized to issue Two Hundred Million (200,000,000) shares of $0.001 par value per share Common Stock. Holders of Common Stock are each entitled to cast one vote for each Share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro-rata in any distribution of the Company’s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid unless and until the Company is profitable. Holders of Common Stock do not have pre-emptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding Shares of Common Stock are fully paid and non-assessable and all of the Shares of Common Stock offered thereby will be, upon issuance, fully paid and non-assessable. Holders of Shares of Common Stock will have full rights to vote on all matters brought before shareholders for their approval, subject to preferential rights of holders of any series of Preferred Stock. Holders of the Common Stock will be entitled to receive dividends, if and as declared by the Board of Directors, out of funds legally available, and share pro-rata in any distributions to holders of Common Stock upon liquidation. The holders of Common Stock will have no conversion, pre-emptive or other subscription rights. Upon any liquidation, dissolution or winding-up of the Company, assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require the Company to redeem or purchase their shares. Holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

The Company had 80,707,467 and 61,796,680 shares of its $0.001 par value common stock issued and outstanding as of June 30, 2021 and 2020 respectively.

During the Fiscal Year ended June 30, 2021:

●	The Company issued 1,661,210 shares of common stock for services with a fair value of $372,253.

●	The Company issued 17,249,577 shares of common stock as consideration for convertible debt in the principal amount of $1,433,000 and in the accrued interest payable of $184,274, with a fair value of $3,717,709.

During the year ended June 30, 2020:

●	The Company issued 1,385,990 shares of common stock for services with a fair value of $308,768

●	The Company issued 6,636,834 shares of common stock as consideration for convertible debt in the principal amount of $961,000 and in the accrued interest payable of $88,762, with a fair value of $2,026,762.

●	During the fiscal years ended June 30, 2021 and 2020, the Company recorded a Loss on fair value of shares issued upon notes conversion of $2,100,435 and $977,000, respectively.

Preferred Stock

Series A Stock

On July 9 2018, the Company was authorized to issue 1,000,000 shares of $0.001 par value per share Preferred Stock. Of the 1,000,000 shares. 10,000 shares were designated as Series A Preferred Stock (“Series A Stock”). Holders of Series A Stock are each entitled to cast 100,000 votes for each Share held of record on all matters presented to shareholders.

In addition to his ownership of the common stock, Mr. Folkson owns 1,000 shares of the Series A Stock which votes with the common stock and has an aggregate of 100,000,000 votes.

The Company had 1,000 and 1,000 shares of its $0.001 par value preferred Series A stock issued and outstanding as of June 30, 2021 and 2020 respectively.

Series B Stock

In April 2021, the Company designated 5,000 shares of its Preferred Stock as Series B Preferred Stock (“B Stock”), each Series B share of which is convertible into 5,000 shares of common stock and 5,000 non-detachable warrants with a strike price of $.30.

During Fiscal Year 2021, the Company issued 4,650 shares of B Stock to investors in exchange for invested capital at a price of $1,000 per share, and issued 15 shares to a legal firm associated with this financing activities. These proceeds were used to retire pre-existing debt and for operating capital. 1,500 shares of B Stock were issued in conjunction with $1,300,000 in cash to settle $2,325,000 of convertible note principal. An additional 3,150 B Shares provided $3,150,000 of cash. The Series B stock meets the criteria for equity and is accounted for as equity. Specifically, among other factors, this qualifies as equity because redemption is not invoked at the option of the holder and the Series B stock does not have to be redeemed on a specified date.

Dividends

●	The Company has never declared dividends, however as set out below, during the fiscal year ended June 30, 2021, upon issuance of a total of 4,665 shares of Series B Preferred stock the Company recorded a deemed dividend as a result of beneficial conversion feature associated with the transaction.

●	In connection with certain conversion terms provided for in the designation of the Series B Preferred Stock, pursuant to which each share of Series B Preferred Stock is convertible into 5,000 shares of common stock and 5,000 warrants, the Company recognized a beneficial conversion feature upon the conclusion of the transaction in the amount of $4,085,925. The beneficial conversion feature was treated as a deemed dividend, and fully amortized on the transaction date due to the fact that the issuance of the Series B preferred stock was classified as equity.

Warrants

●

The following is a summary of the Company’s outstanding common stock purchase warrants.

Of the 500,000 warrants shown below at an exercise price of $.15, these warrants were issued as compensation for a four-year advisory agreement. 150,000 warrants vested on July 24, 2018, another 150,000 on July 24, 2019, another 150,000 vested on July 24, 2020, and the remaining 50,000 vested on July 24, 2021. These warrants were all accounted for in the fiscal year ended June 30, 2020.

During the fiscal year ended June 30, 2021 the Company entered into a warrant agreement with one of the Company’s vendors issuing 500,000 warrants at a strike price of $0.50 and having a term of five years. The Company valued these warrants using the Black Scholes model utilizing a 107.93% volatility and a risk-free rate of 0.29%, respectively.

In exchange for an agreement to lock up Mr Folkson’s shares, Folkson received warrants to acquire 400,000 shares of Company common stock on February 4, 2021, at a strike price of $.30, and with a term of 12 months from the date of that agreement. The warrants include a provision for cashless exercise and will expire if not exercised within the twelve-month term. The Company valued these warrants using the Black Scholes model utilizing a 107.93% volatility and a risk-free rate of 0.50%.

The Company retained Spencer Clarke, LLC (“SCL”) to act as a placement agent for capital raising and M&A activities. SCL received 360,000 retainer warrants on February 2, 2021 and further received 1,240,000 retainer warrants on April 13, 2021 at a strike price of $.01. The warrants include a provision for cashless exercise and will expire if not exercised within the 5 years term. The Company valued these warrants using the Black Scholes model utilizing a 107.93% ~ 156.11% volatility and a risk-free rate of 0.45% ~ 0.85%. Additional, SCL received 2,250,000 success warrants at a strike price of $0.20 and 2,250,000 success warrants at a strike price of $0.30, with expiration in 5 years. The Company recorded the retainer warrants into consulting expenses and recognized value of success warrants as part of financing costs issued as an equity instrument with the fair value debited to additional paid in capital. There is no accounting effect for these transactions associated with these success warrants.

The aggregate intrinsic value of the warrants as of June 30, 2021 is $613,009. The aggregate intrinsic value of the warrants as of June 30, 2020 was $28,025

	Outstanding at	Issued /		Outstanding
Exercise Price	June 30, 2019	(exercised) in 2020	Expired	June 30, 2020
$0.15	500,000		-	500,000
$0.20	105,000		80,000	25,000
$0.30	100,000		-	100,000
$0.40	150,000		-	150,000
$0.75	300,000	-	-	300,000
	1,155,000		80,000	1,075,000

	Outstanding at			Outstanding at
Exercise Price	June 30, 2020	Issued in 2021	Expired	June 30, 2021
$0.01	-	1,600,000	-	1,600,000
$0.15	500,000		-	500,000
$0.20	25,000	2,250,000	25,000	2,250,000
$0.30	-	2,650,000	-	2,650,000
$0.40	150,000		-	150,000
$0.50	-	500,000	-	500,000
$0.75	300,000	-	-	300,000
$0.30	100,000			100,000
	1,075,000	7,000,000	25,000	8,050,000

Options

●	The Company has never issued options.

15.	Related Party Transactions	●	During the third quarter 2015, Mr. Folkson began accruing a consulting fee of $6,000 per month which the aggregate of $72,000 and $72,000 is reflected in professional fees and presented in the accrued expenses – related party for 2021 and 2020 respectively.

●	The original consulting agreement for Mr. Folkson had a term of one year, and then converted into a month to month agreement effective January 1, 2016. A new twelve month consulting agreement was entered into for Mr. Folkson effective January 1, 2021, which paid Mr. Folkson the same $6,000 monthly consulting fee. In addition, the Company made bonuses available to Mr. Folkson upon the Company hitting certain revenue milestones of $1,000,000 in a quarter and $3,000,000 in a quarter. Achieving those milestones would earn Mr. Folkson warrants with a $.50 and $1 strike price which would need to be exercised within 90 days of the respective quarterly or annual filing. As of the date of this filing, said milestones have not been achieved and therefore no bonus warrants have been issued yet in association with these milestones.

16.	Income Tax	A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

	June 30,
	2021	2020

Statutory U.S. federal rate	(21.00)%	(21.00)%
Effect of higher U.S. Federal statutory tax rate	-%	-%
State income taxes (net of federal tax benefit)	(7.00)%	(7.00)%
Permanent differences	7.10%	6.70%
Valuation allowance	(20.9)%	(21.3)%
True up of net operating loss	-%	-%
	0.0%	0.0%

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

	2021	2020
Deferred tax assets:
Net operating loss carry-forwards	$1,958,304	1,460,760

Valuation allowance	(1,958,304)	(1460760)
Net deferred tax asset	$-	$-

At June 30, 2021 the Company had estimated U.S. federal net operating losses of approximately $9,604,000 for income tax purposes. $2,614,000 will expire between 2031 and 2037 while the balance of the tax operating loss can be carried forward indefinitely, they are limited in any single year to 80% of taxable income. For financial reporting purposes, the entire amount of the net deferred tax assets has been offset by a valuation allowance due to uncertainty regarding the realization of the assets. The net change in the total valuation allowance for the year ended June 30, 2021 was an increase of $497,544. The Company follows FASC 740-10-25 P which requires a company to evaluate whether a tax position taken by the company will “more likely than not” be sustained upon examination by the appropriate tax authority. The Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company believes that its income tax filing positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded.

The Company may not be able to utilize the net operating loss carryforwards for its US income taxes in future periods should it experience a change in ownership as defined in Section 382 of the Internal Revenue Code (“IRC”). Under section 382, should the Company experience a more than 50% change in its ownership over a 3 year period, the Company would be limited based on a formula as defined in the IRC to the amount per year it could utilize in that year of the net operating loss carryforwards.

As of June 30, 2021 the Company had not performed an analysis to determine if the Company was subject to the provisions of Section 382. The Company is subject to U.S. federal income tax including state and local jurisdictions. Currently, no federal or state income tax returns are under examination by the respective taxing jurisdictions.

The Company’s accounting policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. The Company has not accrued interest for any periods.

The Company has not filed its federal and state income tax returns for the fiscal years ended June 30, 2021, 2020, 2019, 2018, June 30, 2017 and 2016, however it believes due to the reported losses there is no material liability outstanding.

17.	Fair Value of Financial Instruments	The carrying amounts of Cash and Equivalents, Receivables, Other Current Assets, Short-Term Debt, Accounts Payable, Accrued and Other Current Liabilities approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The application of the three levels of the fair value hierarchy under Topic 820-10-35 to our assets and liabilities are described below:

Fiscal 2021 Fair Value Measurements
	Level 1		Level 2	Level 3		Total Fair Value
Assets
Other assets		$-	$-		$-		$-
Total		$-	$-		$-		$-
Liabilities
Derivative Liabilities	$		$-		$-	$
Total	$		$-	$		$

	Fiscal 2020 Fair Value Measurements
	Level 1		Level 2	Level 3	Total Fair Value
Assets
Other assets		$-	$-	$-	$-
Total		$-	$-	$-	$-
Liabilities
Derivative Liabilities	$		$-	$1,590,638	$1,590,638
Total	$		$-	$1,590,638	$1,590,638

Management considers all of its derivative liabilities to be Level 3 liabilities. At June 30, 2021 and 2020, respectively the Company had outstanding derivative liabilities, including those from related parties of $0 and $1,590,638 respectively.

18.	Net Loss per Share of Common Stock	●

The Company has adopted FASB Topic 260, “Earnings per Share,” which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Basic net loss per common share is based upon the weighted average number of common shares outstanding during the period. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Convertible debt that was convertible into 24,638,241 shares of the Company’s common stock is not included in the computation for the fiscal year ended June 30, 2020.

Convertible preferred equity, in the form of 4,665 of the Company’s Class B Preferred Stock, which is convertible into 23,325,000 shares of common stock, is not included in the computation for the fiscal year ended June 30, 2021. Such conversions would also create 23,325,000 cash warrants with an exercise price of $.30. As of June 30, 2021, none of the holders of Class B stock had exercised any conversions, so these warrants were not issued or outstanding as of June 30, 2021.

Additionally, there are 8,050,000 and 1,075,000 warrants that are exercisable into shares of stock as of June 30, 2021 and 2020, respectively.

	2021	2020
Numerator - basic and diluted loss per share net loss	$(3,479,824)	$(4,412,063)
Deemed dividend on Series B stock	4,085,925	-
Net loss available to common stockholders	$(7,565,749)	$(4,412,063)

Denominator – basic and diluted loss per share – weighted average common shares outstanding	71,090,407	57,443,347
Basic and diluted earnings per share	$(0.11)	$(0.08)

19.	Commitments and Contingencies	●	As of June 30, 2021 and 2020, the Company has no material commitments or contingencies.

		●	Litigation: From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. The Company is not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

		●	Coronavirus (COVID-19): On March 11, 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic which continues to spread throughout the U.S. and the globe. In addition to the devastating effects on human life, the pandemic is having a negative ripple effect on the global economy, leading to disruptions and volatility in the global financial markets. Most U.S. states and many countries have issued policies intended to stop or slow the further spread of the disease such as issuing temporary Executive Orders that, among other stipulations, effectively prohibit in-person work activities for most industries and businesses, having the effect of suspending or severely curtailing operations. COVID-19 and the U.S’s response to the pandemic are significantly affecting the economy. There are no comparable events that provide guidance as to the effect the COVID-19 pandemic may have, and, as a result, the ultimate effect of the pandemic is highly uncertain and subject to change. The extent of the ultimate impact of the pandemic on the Company’s operational and financial performance will depend on various developments, including the duration and spread of the outbreak, which cannot be reasonably predicted at this time. Accordingly, while management reasonably expects the COVID-19 outbreak to negatively impact the Company, the related consequences and duration are highly uncertain and cannot be predicted at this time.

20.	Subsequent Events	●	Subsequent to the end of the fiscal year on June 30, 2021, the Company sold 335 shares of Class B Preferred Stock for gross proceeds of $335,000.

		●	Subsequent to the end of the fiscal year on June 30, 2021, the Company issued 518,519 shares of common stock to vendors in exchange for services rendered, at a value of $.27 per share.

		●	Subsequent to the end of the fiscal year on June 30, 2021, 848 shares of Class B Preferred Stock were converted by Class B Shareholders into 4,240,000 shares of NGTF Common Stock at a value of $.20 per share.

Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2022 (Unaudited) and June 30, 2021	F-34
Unaudited Condensed Consolidated Statements of Operations for the three months and nine months ended March 31, 2022 and 2021	F-35
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the three months and nine months ended March 31, 2022 and 2021	F-36
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended March 31, 2022 and 2021	F-38
Notes to Unaudited Condensed Consolidated Financial Statements	F-39 - F-57

Nightfood Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2022	2021
ASSETS	(Unaudited)

Current assets:
Cash	$522,057	$1,041,899
Accounts receivable (net of allowance of $0 and $0, respectively)	85,113	109,589
Inventory	291,789	387,736
Other current asset	155,771	33,480
Total current assets	1,054,730	1,572,704

Total assets	$1,054,730	$1,572,704

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$180,739	$459,703
Accrued expense - related party	3,000	3,000
Convertible notes payable - net of discounts	159,580
Total current liabilities	343,319	462,703

Commitments and contingencies		-

Stockholders’ deficit:
Series A Stock, ($0.001 par value, 1,000,000 shares authorized, and 1,000 issued and outstanding as of March 31, 2022 and June 30, 2021, respectively)	1	1
Series B Stock, ($0.001 par value, 5,000 shares authorized, and 3,835 and 4,665 issued and outstanding as of March 31, 2022 and June 30, 2021, respectively)	3	5
Common stock, ($0.001 par value, 200,000,000 shares authorized, and 90,931,158 issued and outstanding as of March 31, 2022 and 80,707,467 issued and outstanding as of June 30, 2021, respectively)	90,932	80,707
Additional paid in capital	28,224,365	26,226,159
Accumulated deficit	(27,603,890)	(25,196,871)
Total Stockholders’ Equity	711,411	1,110,001
Total Liabilities and Stockholders’ Equity	$1,054,730	$1,572,704

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Nightfood Holdings, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31, 2022	For the three months ended March 31, 2021	For the nine months ended March 31, 2022	For the nine months ended March 31, 2021

Revenues	127,173	96,726	321,000	270,919

Operating expenses
Cost of product sold	146,766	102,922	359,745	443,083
Selling, general and administrative expense	313,880	374,645	1,606,793	1,206,938
Total operating expenses	460,646	477,567	1,966,538	1,650,021

Loss from operations	(333,473)	(380,841)	(1,645,538)	(1,379,102)

Interest expense – bank debt	-	337	-	1,012
Interest expense - debt	21,661	53,410	26,570	248,940
Interest expense – financing cost	-	-	270,210	-
Amortization of debt discount	78,634	210,430	90,852	787,217
(Gain)/loss on extinguishment of debt upon notes conversion	-	56,729	-	55,278
Change in derivative liability	-	1,039,980	-	777,202
Other expense- non cash	-	168,887	15,192	204,391
Total other expense	100,295	1,529,773	402,824	2,074,040

Provision for income tax

Net Loss	(433,768)	(1,910,613)	(2,048,362)	(3,453,142)

Deemed dividend on Series B Stock	-	-	358,657	-
Net loss attributable to common shareholders	(433,768)	(1,910,613)	(2,407,019)	(3,453,142)
Basic and diluted net loss per common share	$(0.00)	$(0.02)	$(0.03)	$(0.03)

Weighted average shares of capital outstanding – basic and diluted	89,725,839	74,194,855	90,899,831	68,091,616

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Nightfood Holdings, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the three and nine months ended March 31, 2022 and 2021

	Common Stock		Preferred Stock A		Preferred Stock B		Additional		Total Stockholders’
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Paid in Capital	Accumulated Deficit	Equity (Deficit)
Balance, June 30, 2021	80,707,467	$80,708	1,000	$1	4,665	$5	$26,226,159	$(25,196,871)	$1,110,001
Common stock issued for services	518,519	519					139,481		140,000
Common stock from conversion	3,865,000	3,865			(773)	(1)	(3,864)		-
Preferred B issued from private placement					335	-	335,000		335,000
Preferred B issued from private placement- financing cost							(26,800)		(26,800)
Deemed dividends associated with Preferred B							289,935	(289,935)	-
Net loss								(833,675)	(833,675)
Balance, September 30, 2021	85,090,986	85,091	1,000	1	4,227	4	26,959,911	(26,320,481)	724,526
Common stock issued for services	50,500	50					15,718		15,768
Common stock from conversion	1,960,000	1,960			(392)	-	(1,960)		-
Unissued shares previously allocated for services	(41,308)	(41)					41
Discount on issuance of convertible notes							931,272		931,272
Warrants issued as financing cost							170,210		170,210
Deemed dividends associated with warrants related dilutive adjustments							68,722	(68,722)	-
Net loss								(780,919)	(780,919)
Balance, December 31, 2021	87,060,178	87,060	1,000	1	3,835	4	28,143,914	(27,170,122)	1,060,857
Common stock from conversion	2,125,000	2,125			(425)	(1)	(2,124)		-
Issuance of warrants							33,067		33,067
Common stock issued for services	146,980	147					35,108		35,255
Exercise of warrants	1,600,000	1,600					14,400		16,000
Net loss								(433,768)	(433,768)
Balance, March 31, 2022	90,932,158	$90,932	1,000	$1	3,410	$3	$28,224,365	$(27,603,890)	$711,411

	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficit
Balance, June 30, 2020	61,796,680	$61,797	1,000	$1	$13,088,177	$(17,631,122)	$(4,481,147)
Common stock issued for interest	312,938	313			36,165	-	36,478
Issuance of common stock for debt conversion	2,975,979	2,976			344,024	-	347,000
Issuance of warrants					65,711		65,711
Loss on fair value of shares issued upon debt conversion	-	-			397,532	-	397,532
Net loss						(943,824)	(943,824)
Balance, September 30, 2020	65,085,597	65,086	1,000	1	13,931,609	(18,574,946)	(4,578,250)
Common stock issued for services	583,914	583			88,089		88,672
Common stock issued for interest	336,132	336			24,672	-	25,008
Issuance of common stock for debt conversion	2,881,220	2,881			212,119	-	215,000
Loss on fair value of shares issued upon debt conversion	-	-			(39,065)	-	(39,065)
Net loss						(598,705)	(598,705)
Balance, December 31, 2020	68,886,863	68,886	1,000	1	14,217,423	(19,173,651)	(4,887,340)
Common stock issued for services	255,000	255			43,345		43,600
Common stock issued for interest	1,065,263	1,065			92,753	-	93,818
Issuance of common stock for debt conversion	8,478,045	8,478			741,522	-	750,000
Issuance of warrants					60,844		60,844
Loss on fair value of shares issued upon debt conversion	-	-			1,507,218	-	1,507,218
Net loss						(1,910,613)	(1,910,613)
Balance, March 31, 2021	78,685,171	$78,685	1,000	$1	$16,663,105	$(21,084,264)	$(4,342,473)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Nightfood Holdings, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended March 31, 2022	Nine months ended March 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,048,362)	$(3,453,142)
Adjustments to reconcile net loss to net cash used in operations activities:
Warrants issued for services	33,067	126,555
Warrants issued for financing cost	170,210	-
Stock issued for services	191,023	131,944
Amortization of debt discount	90,852	787,217
Deferred financing cost and debt issuance cost	100,000	102,800
Change in derivative liability	-	777,202
Loss on extinguishment of debt upon notes conversion	-	55,278
Non cash expenses	15,167	204,391
Change in operating assets and liabilities
Change in accounts receivable	24,476	16,980
Change in inventory	95,947	(69,309)
Change in other current assets	(122,291)	146,333
Change in accounts payable	(278,965)	107,107
Change in accrued expenses	(0)	225,510
Net cash used in operating activities	(1,728,876)	(841,134)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series B Preferred Stock	308,200	-
Proceeds from the issuance of debt-net	884,834	720,000
Proceeds from exercise warrants	16,000
Repayment of short term debt	-	(3,308)
Net cash provided by financing activities	1,209,034	716,692

NET (DECREASE) IN CASH AND CASH EQUIVALENTS	(519,842)	(124,442)

Cash and cash equivalents, beginning of period	1,041,899	197,622
Cash and cash equivalents, end of period	$522,057	$73,180

Supplemental Disclosure of Cash Flow Information:
Cash Paid For:
Interest	$-	$675
Income taxes	$-	$-
Summary of Non-Cash Investing and Financing Information:
Initial derivative liability and debt discount accounted	$-	$512,993
Stock issued for conversion of debt	$-	$1,314,298
Stock Issued for Interest	$-	$153,334
True-up adjustment in debt discount and derivative liability	$-	$37,360
Common stock issued for preferred stock conversion	$7,950	$-
Deemed dividend associated with preferred stock B and warrants dilutive adjustment	$358,657	$-
Debt and warrants discount accounted on convertible notes	$931,272	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Nightfood Holdings, Inc.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

Nightfood Holdings, Inc. (“we”, “us” “the Company” or “Nightfood”) is a Nevada corporation organized on October 16, 2013 to acquire all of the issued and outstanding shares of Nightfood, Inc., a New York corporation from its sole shareholder, Sean Folkson. All of our operations are conducted by our Subsidiaries (Nightfood, Inc. and MJ Munchies, Inc.)

Our corporate address is 520 White Plains Road – Suite 500, Tarrytown, New York 10591 and our telephone number is 888-888-6444. We maintain a web site at www.nightfood.com, along with several additional web properties. Any information that may appear on our web site should not be deemed to be a part of this report.

The Company’s fiscal year end is June 30.

2.	Summary of Significant Accounting Policies	Management is responsible for the fair presentation of the Company’s financial statements, prepared in accordance with U.S. generally accepted accounting principles (GAAP).

Interim Financial Statements

These unaudited condensed consolidated financial statements for the three and nine months ended March 31, 2022 and 2021, respectively, reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the periods presented in accordance with the accounting principles generally accepted in the United States of America.

These interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the fiscal years ended June 30, 2021 and 2020, respectively, which are included in the Company’s June 30, 2021 Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on October 13, 2021. The Company assumes that the users of the interim financial information herein have read, or have access to, the audited consolidated financial statements for the preceding period, and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. The results of operations for the three and nine months ended March 31, 2022, are not necessarily indicative of results for the entire fiscal year ending June 30, 2022.

The Company made certain reclassifications to prior period amounts to conform with the current year’s presentation. These reclassifications did not have a material effect on the condensed consolidated statement of financial position, results of operations or cash flows.

Use of Estimates	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in the determination of depreciation and amortization, the valuation for non-cash issuances of common stock, and the website, income taxes and contingencies, valuing convertible notes for BCF (as defined below) and derivative liability, among others.

Cash and Cash Equivalents	The Company classifies as cash and cash equivalents amounts on deposit in the banks and cash temporarily in various instruments with original maturities of three months or less at the time of purchase. The Company places its cash and cash equivalents on deposit with financial institutions in the United States. The Federal Deposit Insurance Corporation (“FDIC”) covers $250,000 for substantially all depository accounts. The Company from time to time may have amounts on deposit in excess of the insured limits.

Fair Value of Financial Instruments	Statement of financial accounting standard FASB Topic 820, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Inventories	Inventories consisting of packaged food items and supplies are stated at the lower of cost (FIFO) or net realizable value, including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to cost of sales during the period spoilage is incurred. The Company has no minimum purchase commitments with its vendors.

Advertising Costs	Advertising costs are expensed when incurred and are included in advertising and promotional expense in the accompanying statements of operations. Although not traditionally thought of by many as “advertising costs”, the Company includes expenses related to graphic design work, package design, website design, domain names, and product samples in the category of “advertising costs”. The Company recorded advertising costs of $ 549,516 and $316,483 for the nine months ended March 31, 2022 and 2021, respectively. The Company recorded advertising costs of $56,959 and $64,158 for the three months ended March 31, 2022 and 2021, respectively.

Income Taxes

The Company has not generated any taxable income, and, therefore, no provision for income taxes has been provided.

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with FASB Topic 740, “Accounting for Income Taxes”, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

A valuation allowance has been recorded to fully offset the deferred tax asset even though the Company believes it is more likely than not that the assets will be utilized.

The Company’s effective tax rate differs from the statutory rates associated with taxing jurisdictions because of permanent and temporary timing differences as well as a valuation allowance.

Revenue Recognition

The Company generates its revenue by selling its products wholesale to retailers and wholesalers.

All sources of revenue are recorded pursuant to FASB Topic 606 Revenue Recognition, to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This includes a five-step framework that requires an entity to: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation. In addition, this revenue generation requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The Company frequently offers sales discounts and promotions to supermarket customers through various programs such as rebates, temporary price reductions, product coupons, and other trade activities. This is standard practice for consumer products in the competitive and price-sensitive supermarket space.  The Company records these activities as a reduction of gross sales as part of the calculation to arrive at reported net revenue.

The Company incurs costs associated with product distribution, such as freight and handling costs. The Company has elected to treat these costs as fulfillment activities and recognizes these costs at the same time that it recognizes the underlying product revenue. As this policy election is in line with the Company’s previous accounting practices, the treatment of shipping and handling activities under FASB Topic 606 did not have any impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

The adoption of ASC 606 did not result in a change to the accounting for any of the Company’s revenue streams that are within the scope of the amendments. The Company’s services that fall within the scope of ASC 606 are recognized as revenue as the Company satisfies its obligation to the customer.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which updates revenue recognition guidance relating to contracts with customers. This standard states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This standard is effective for annual reporting periods, and interim periods therein, beginning after July 1, 2018. The Company adopted ASU 2014-09 and its related amendments (collectively known as “ASC 606”) during the first quarter of fiscal 2019 using the full retrospective method.

Management reviewed ASC 606-10-32-25 which states “Consideration payable to a customer includes cash amounts that an entity pays, or expects to pay, to the customer (or to other parties that purchase the entity’s goods or services from the customer). Consideration payable to a customer also includes credit or other items (for example, a coupon or voucher) that can be applied against amounts owed to the entity (or to other parties that purchase the entity’s goods or services from the customer). An entity shall account for consideration payable to a customer as a reduction of the transaction price and, therefore, of revenue unless the payment to the customer is in exchange for a distinct good or service (as described in paragraphs 606-10-25-18 through 25-22) that the customer transfers to the entity. If the consideration payable to a customer includes a variable amount, an entity shall estimate the transaction price (including assessing whether the estimate of variable consideration is constrained) in accordance with paragraphs 606-10-32-5 through 32-13.”

If the consideration payable to a customer is a payment for a distinct good service, then in accordance with ASC 606-10-32-26, the entity should account for it the same way that it accounts for other purchases from suppliers (expense). Further, “if the amount of consideration payable to the customer exceeds the fair value of the distinct good or service that the entity receives from the customer, then the entity shall account for such an excess as a reduction of the transaction price. If the entity cannot reasonably estimate the fair value of the good or service received from the customer, it shall account for all of the consideration payable to the customer as a reduction of the transaction price.”

a)    The entity recognizes revenue for the transfer of the related goods or services to the customer.

b)    The entity pays or promises to pay the consideration (even if the payment is conditional on a future event). That promise might be implied by the entity’s customary business practices.”

Management reviewed each arrangement to determine if each fee paid is for a distinct good or service and should be expensed as incurred or if the Company should recognize the payment as a reduction of revenue.

The Company recognizes revenue upon shipment based on meeting the transfer of control criteria. The Company has made a policy election to treat shipping and handling as costs to fulfill the contract, and as a result, any fees received from customers are included in the transaction price allocated to the performance obligation of providing goods with a corresponding amount accrued within cost of sales for amounts paid to applicable carriers.

Concentration of Credit Risk	Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits at financial institutions. At various times during the year, the Company may exceed the federally insured limits. To mitigate this risk, the Company places its cash deposits only with high credit quality institutions. Management believes the risk of loss is minimal. At March 31, 2022 and June 30, 2021, the Company did not have any uninsured cash deposits.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records any “beneficial conversion feature” (“BCF”) intrinsic value as additional paid in capital and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Debt Issue Costs	The Company may pay debt issue costs in connection with raising funds through the issuance of debt whether convertible or not or with other consideration. These costs are recorded as debt discounts and are amortized over the life of the debt to the statement of operations as amortization of debt discount. The debt issuance costs paid to the third party consultant was directly expensed as incurred.

Original Issue Discount	If debt is issued with an original issue discount, the original issue discount is recorded to debt discount, reducing the face amount of the note and is amortized over the life of the debt to the statement of operations as amortization of debt discount. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Valuation of Derivative Instruments	ASC 815 “Derivatives and Hedging” requires that embedded derivative instruments be bifurcated and assessed, along with free-standing derivative instruments such as warrants, on their issuance date and measured at their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Trinomial Tree option pricing formula. Upon conversion of a note where the embedded conversion option has been bifurcated and accounted for as a derivative liability, the Company records the shares at fair value, relieves all related notes, derivatives and debt discounts and recognizes a net gain or loss on derivative liability under the line item “change in derivative liability”.

Derivative Financial Instruments	The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. For stock based derivative financial instruments, Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Trinomial Tree option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value from inception is made quarterly and appears in results of operations as a change in fair market value of derivative liabilities.

The Company has adopted ASU 2017-11, Earnings per share (Topic 260), provided that when determining whether certain financial instruments should be classified as liability or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. If a down round feature on the conversion option embedded in the note is triggered, the Company will evaluate whether a beneficial conversion feature exists, the Company will record the amount as a debt discount and will amortize it over the remaining term of the debt.

If the down round feature in the warrants that are classified as equity is triggered, the Company will recognize the effect of the down round as a deemed dividend. While the Company currently has no plans to attempt to pay dividends for the foreseeable future to any stockholders, such a deemed dividend would reduce the income available to common stockholders in the hypothetical scenario where a dividend were to be contemplated.

Stock-Based Compensation	The Company accounts for share-based awards issued to employees in accordance with FASB ASC 718. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. Additionally, share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value. The Company applies ASC 718, “Equity Based Payments to Non-Employees”, with respect to options and warrants issued to non-employees.

Customer Concentration

During the nine months ended March 31, 2022, the Company had one customer account for approximately 30% of the gross sales. One other customer accounted for approximately 23% of gross sales, and two other customers accounted for between 10 and 15% of gross sales. During the nine months ended March 31, 2021, the Company had one customer account for approximately 37% of the gross sales. One other customer accounted for approximately 23% of gross sales, and one other customer accounted for over 11% of gross sales.

During the three months ended March 31, 2022, the Company had one customer account for approximately 44% of the gross sales and another customer account for approximately 36% of the gross sales. During the three months ended March 31, 2021, the Company had one customer account for approximately 44% of the gross sales.

Vendor Concentration

During the three-month period ended March 31, 2022, no vendors accounted for more than 9% of our operating expenses. During the nine-month period ended March 31, 2022, no vendor accounted for more than 9% of our operating expenses.

During the three-month period ended March 31, 2021, no vendors accounted for more than 14% of our operating expenses. During the nine-month period ended March 31, 2021 no vendor accounted for more than 8%.

Receivables Concentration	As of March 31, 2022, the Company had receivables due from six customers. One of which accounted for 60% of the total balance, one of which accounted for 19% of the total balance and one of which accounted for 14% of the total balance. As of June 30, 2021, the Company had receivables due from four customers, two of whom accounted for over 70% of the outstanding balance. Two of the four accounted for approximately 30% of the total balance.

Income/Loss Per Share	Net income/loss per share data for both the three and nine-month periods ending March 31, 2022 and 2021, are based on net income/loss available to common shareholders divided by the weighted average of the number of common shares outstanding. The Company does not present a diluted Earnings per share as the convertible debt and interest that is convertible into shares of the Company’s common stock would not be included in this computation, as the Company is generating a loss and therefore these shares would be antidilutive.

Impairment of Long-lived Assets

The Company accounts for long-lived assets in accordance with the provisions of FASB Topic 360, Accounting for the Impairment of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Fair values are determined based on quoted market value, discounted cash flows or internal and external appraisals, as applicable.

During the three- and nine-months periods ended March 31, 2022 and 2021, there were no impairments on intangible assets.

Reclassification	The Company may make certain reclassifications to prior period amounts to conform with the current year’s presentation. These reclassifications did not have a material effect on its consolidated statement of financial position, results of operations or cash flows.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06 to simplify the current guidance for convertible instruments and the derivatives scope exception for contracts in an entity’s own equity. Additionally, the amendments affect the diluted EPS calculation for instruments that may be settled in cash or shares and for convertible instruments. The update also provides for expanded disclosure requirements to increase transparency. For SEC filers, excluding smaller reporting companies, this update is effective for fiscal years beginning after December 15, 2021 including interim periods within those fiscal years. For all other entities, this update is effective for fiscal years beginning after December 15, 2023, including interim periods therein. The Company believes the adoption of this guidance will not materially impact its financial statements and related disclosures.

The Company will continue to monitor these and other emerging issues to assess any potential future impact on its financial statements.

3.	Going Concern	The Company’s financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. Because the business remains unproven and may not ever attain profitability, no certainty of continuation can be stated.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the nine months ended March 31, 2022, the Company had a net loss of $2,048,362 (comprised of operating loss of $1,645,538 and other expenses of $402,824, most of which is comprised of interest and amortization related to the Company’s convertible note financing and changes in the share price of the common stock), negative cash flow from operations of $1,728,876 and accumulated deficit of $27,603,890.

While most of the Company’s internal financial model scenarios project it reaching profitability early in Fiscal 2023, cash on hand does not project to be adequate to satisfy its mid-range working capital needs to get the Company both to profitability and also cash flow positive. As a result, the Company anticipates raising capital early in Fiscal 2023.

The Company believes that forthcoming business developments along with its current capitalization structure will enable it to successfully secure required financing to continue its planned growth in the hotel vertical.

Because the business has limited operating history and sales, no certainty of continuation can be stated. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern will again be dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations long-term.

The Company cannot give any assurance that it will, in the future, be able to achieve a level of profitability from the sale of its products to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the financials are issued. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

There is still potential uncertainty resulting from the outbreak of the novel coronavirus (COVID-19) (the “Pandemic”), including those potentially related to measures to reduce its spread, and the impact on the economy. Rates of unemployment, recession, inflation, and other possible unforeseen factors could also have an impact.

From both public statements, and conversations between Nightfood management and current and former executives from certain global food and beverage conglomerates, management believes that there is increased strategic interest in the nighttime nutrition space as a potential high-growth opportunity, partially due to ongoing declines in consumer sleep quality and increases in at-home nighttime snacking, both trends believed to be accelerated by COVID.

The Company has experienced no material issues with supply chain or logistics resulting from COVID. Order processing function has been consistent with historical norms. As stated in Development Plans below, the Company is in the process of transitioning contract manufacturers to handle increased demand and does not anticipate any disruption from this transition as a result of COVID or any other causes.

It is possible that the fallout from the Pandemic could make it more difficult in the future for the Company to access required growth capital, possibly rendering the Company unable to meet certain debts and expenses.

More directly, the Pandemic has impaired the Company’s ability to execute certain in-store and out-of-store marketing initiatives within the normal course of supermarket business. For example, since the inception of the Pandemic, the Company was unable to conduct in-store demonstrations and unable to participate in local pregnancy, baby expos, and health expos that were originally intended to be part of our marketing mix for supermarket distribution. Furthermore, the Company’s national hotel rollout, which is currently underway, had previously experienced Pandemic-related delays.

Additionally, with more consumers shopping online, both for delivery or at-store pickup, the opportunity for supermarket shoppers to learn about new brands at the point of purchase has been somewhat diminished. Management is working to identify opportunities to build awareness and drive supermarket trial and growth under these new circumstances, while simultaneously executing a strategic pivot to focus on hotel distribution for immediate growth.

It is impossible to know what the future holds with regard to the Pandemic, both for the Company and in the broader sense. There are many uncertainties regarding the Pandemic, and the Company is closely monitoring the impact of the Pandemic on all aspects of its business, including how it will impact its customers, vendors, and business partners.

It is difficult to know if the Pandemic has materially impacted the results of operations of the Company, and it is unable to predict the impact that the Pandemic will have on its financial position and operating results due to numerous uncertainties. The Company expects to continue to assess the evolving impact of the Pandemic and intends to make adjustments accordingly, if necessary.

4.	Accounts receivable	The Company’s accounts receivable arise primarily from the sale of the Company’s snack products. On a periodic basis, the Company evaluates each customer account and based on the days outstanding of the receivable, history of past write-offs, collections, and current credit conditions, writes off accounts it considers uncollectible. With most of our retail and distribution partners, invoices will typically be due in 30 days. The Company does not accrue interest on past due accounts and the Company does not require collateral. Accounts become past due on an account-by-account basis. Determination that an account is uncollectible is made after all reasonable collection efforts have been exhausted. The Company has not provided any accounts receivable allowances for March 31, 2022 and June 30, 2021, respectively.

5.	Inventories	Inventory consists of the following at March 31, 2022 and June 30, 2021,

	March 31, 2022	June 30, 2021
Finished goods – ice cream	$172,736	$338,369
Raw material – ingredients	47,021	14,760
Packaging	72,032	59,010
Allowance for unsaleable	-	(24,403)
TOTAL	$291,789	$387,736

Inventories are stated at the lower of cost or net realizable value. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions and the products relative shelf life. Write-downs and write-offs are charged to loss on inventory write down.

6.	Other current assets	Other current assets consist of the following vendor deposits at December 31, 2021 and June 30, 2021. The majority of this amount relates to deposits to third party vendors for inventory and services.

	March 31, 2022	June 30, 2021
Vendor deposits – Other	$155,771	$33,480
TOTAL	$155,771	$33,480

7.	Other Current Liabilities	●	Other current liabilities consist of the following at March 31, 2022 and June 30, 2021,

	March 31, 2022	June 30, 2021
Accrued consulting fees – related party	$3,000	3,000
TOTAL	$3,000	3,000

8.	Convertible Notes Payable	●	Convertible Notes Payable consist of the following at March 31, 2022,

On April 30, 2018, the Company entered into a convertible promissory note and a security purchase agreement dated April 30, 2018, in the amount of $225,000. The lender was Eagle Equities, LLC. The notes have a maturity of April 30, 2019, and interest rate of 8% per annum and are convertible at a price of 60% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.”

The fair value of the $225,000 Notes was calculated using the Black-Scholes pricing model at $287,174, with the following assumptions: risk-free interest rate of 2.24%, expected life of 1 year, volatility of 202%, and expected dividend yield of zero. Because the fair value of the note exceeded the net proceeds from the $225k Notes, a charge was recorded to “Financing cost” for the excess of the fair value of the note, for a net charge of $62,174. This note has been successfully retired via conversions into shares as of June 30, 2021.

On February 14, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated February 14, 2019, in the amount of $104,000. The lender was Eagle Equities, LLC. The notes have a maturity of February 14, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $104,000 Notes was calculated using the Black-Scholes pricing model at $90,567, with the following assumptions: risk-free interest rate of 2.53%, expected life of 1 year, volatility of 136%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $104k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of September 30, 2020, and June 30, 2020, the debt discount was $0 and $0, respectively. $50,000 of the note has been successfully retired via conversion into shares during the year ended June 30, 2020 and $54,000 of the note has been successfully retired via conversion into shares during the three months ended September 30, 2020.The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $4,098 included under line item “Loss on debt extinguishment upon note conversion, net” during 2020 fiscal year and accounted for a loss on conversion of $36,242.

On April 29, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated April 29, 2019, in the amount of $208,000. The lender was Eagle Equities, LLC. The notes have a maturity of April 29, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $208,000 Notes was calculated using the Black-Scholes pricing model at $170,098, with the following assumptions: risk-free interest rate of 2.42%, expected life of 1 year, volatility of 118%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $208k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of September 30, 2020, and June 30, 2020, the debt discount was $0 and $0, respectively. $208,000 of the note has been successfully retired via conversion into shares during the three months ended September 30, 2020. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $109,561included under line item “Loss on debt extinguishment upon note conversion, net”.

On June 11, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated June 11, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of June 11, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $240,217, with the following assumptions: risk-free interest rate of 2.05%, expected life of 1 year, volatility of 16%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $300,000 Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of September 30, 2020 and June 30, 2020, the debt discount was $0 and $46,726, respectively. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $42,595included under line item “Loss on debt extinguishment upon note conversion, net”.

On July 5, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated July 5, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of July 5, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $239,759, with the following assumptions: risk-free interest rate of 1.98%, expected life of 1 year, volatility of 118%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the 300k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021 and June 30, 2020, the debt discount was $0and $2,627, respectively. This note has been successfully retired via conversions into shares as of June 30, 2021.

On August 8, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated August 8, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of August 8, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $254,082, with the following assumptions: risk-free interest rate of 1.79%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $300k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021, and June 30, 2020 the debt discount was $0 and $26,452, respectively. This note has been successfully retired via conversions into shares as of June 30, 2021.

On August 29, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated August 29, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of August 29, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $234,052, with the following assumptions: risk-free interest rate of 1.75%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $300,000Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021, and June 30, 2020 the debt discount was $0 and $37,833, respectively. This note has been successfully retired via conversions into shares as of June 30, 2021.

On September 24, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated September 24, 2019, in the amount of $150,000. The lender was Eagle Equities, LLC. The notes have a maturity of September 24, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $150,000 Notes was calculated using the Black-Scholes pricing model at $118,009, with the following assumptions: risk-free interest rate of 1.78%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $150k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021 and June 30, 2020, the debt discount was $0 and $27,482, respectively. This note has been successfully retired via conversions into shares as of June 30, 2021.

On November 7, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated November 7, 2019, in the amount of $150,000. The lender was Eagle Equities, LLC. The notes have a maturity of November 7, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $150,000 Notes was calculated using the Black-Scholes pricing model at $121,875, with the following assumptions: risk-free interest rate of 1.58%, expected life of 1 year, volatility of 122%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $150k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021 and June 30, 2020, the debt discount was $0 and $43,074, respectively. This note has been successfully retired via conversions into shares as of June 30, 2021.

On December 31, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated December 31, 2019, in the amount of $150,000. The lender was Eagle Equities, LLC. The notes have a maturity of December 31, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $150,000 Notes was calculated using the Black-Scholes pricing model at $189,172, with the following assumptions: risk-free interest rate of 1.59%, expected life of 1 year, volatility of 115%, and expected dividend yield of zero. Because the fair value of the note exceed the net proceeds from the $150k Notes, $39,172 was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2021 and June 30, 2020, the debt discount was $0 and $75,205, respectively. This note has been successfully retired via conversions into shares as of June 30, 2021.

On February 6, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated February 6, 2020, in the amount of $200,000. The lender was Eagle Equities, LLC. The notes have a maturity of February 6, 2021 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $200,000 Notes was calculated using the Black-Scholes pricing model at $156,061, with the following assumptions: risk-free interest rate of 1.51%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. As of September 30, 2020 and June 30, 2020, the debt discount was $54,728 and $94,064, respectively. On February 26, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated February 26, 2020, in the amount of $187,000. The lender was Eagle Equities, LLC. The notes have a maturity of February 6, 2021 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC “Derivatives and Hedging.” The fair value of the $200,000 Notes was calculated using the Black-Scholes pricing model at $156,061, with the following assumptions: risk-free interest rate of 1.51%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. As of June 30, 2021 and June 30, 2020, the debt discount was $0 and $94,064, respectively. . This note has been successfully retired via conversions into shares as of June 30, 2021.

On April 30, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated April 30, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of April 30, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $205,700 Notes was calculated using the Black-Scholes pricing model at $128,369, with the following assumptions: risk-free interest rate of 0.16%, expected life of 1 year, volatility of 106%, and expected dividend yield of zero. This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021.

On June 23, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated June 23, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of June 23, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $205,700 Notes was calculated using the Black-Scholes pricing model at $132,236, with the following assumptions: risk-free interest rate of 0.18%, expected life of 1 year, volatility of 108%, and expected dividend yield of zero. The Company accounted for a loss on refinancing of $25,722 for unamortized of discount included under line item “Loss on debt extinguishment upon note conversion, net”.

This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021.

On August 12, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated August 12, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of August 12, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $205,700 Notes was calculated using the Black-Scholes pricing model at $126,029, with the following assumptions: risk-free interest rate of 0.13%, expected life of 1 year, volatility of 101%, and expected dividend yield of zero. This note was settled as part of a debt settlement with Eagle Equities, LLC in conjunction with the Nightfood Holdings, Inc. financing/refinancing in April 2021.

On December 10, 2021, the Company entered into a definitive securities purchase agreement (the “Securities Purchase Agreement or Transaction”) with certain accredited and institutional investors (the “Purchasers”) for the purchase and sale of an aggregate of: (i)$1,086,956.52 in principal amount of Original Issue Discount Senior Secured Convertible Notes (the “Notes”) for $1,000,000 (representing a 8% original issue discount) (“Purchase Price”) and (ii) warrants to purchase up to 4,000,000 shares of the Company’s common stock (the “Warrants”) in a private placement (the “Offering”). Each note featured an 8% original issue discount, resulting in net proceeds to the Company of $500,000 for each of the two notes. The Notes have a maturity of December 10, 2022, an interest rate of 8% per annum, and are convertible at a fixed price of $.25 per share of Company common stock, with provisions for conversions at a fixed price of $.20 per share of Company common stock should the closing trading price of our common stock be below $.20 per share after June 10, 2022, subject to adjustment in the event of (i) stock splits and dividends, (ii) subsequent rights offerings, (iii) pro-rata distributions, and (iv) certain fundamental transactions, including but not limited to the sale of the Company, business combinations, and reorganizations. The Debentures do not have any price protection or price reset provisions with respect to future issuances of securities. These notes are secured by Company assets as well as by a personal stock pledge from CEO Sean Folkson. The Notes have provisions allowing for repayment at any time at 115% of the outstanding principal and interest within the first three months, and 120% of the outstanding principal and interest at any time thereafter.

The Warrants are initially exercisable at 0.25 per share and, are subject to cashless exercise after six months if the shares underlying the Warrants are not subject to an effective resale registration statement. The Warrants are also subject to adjustment in the event of (i) stock splits and dividends, (ii) subsequent rights offerings, (iii) pro-rata distributions, and (iv) certain fundamental transactions, including but not limited to the sale of the Company, business combinations, and reorganizations. The Warrants do not have any price protection or price reset provisions with respect to future issuances of securities.

In connection with Securities Purchase Agreement, the Company will issue to the Placement Agent (as defined below), an aggregate of 878,260 Common Stock purchase warrants (“PA Warrants”). The PA Warrants are substantially similar to the Warrants. The fair value of the PA Warrants at issuance was estimated to be $170,210 based on a risk-free interest rate of 1.25%, an expected term of 5 years, an expected volatility of 142.53% and a 0% dividend yield.

Spencer Clarke Holdings LLC (“Placement Agent”) acted as the placement agent, in connection with the sale of the securities pursuant to the Securities Purchase Agreement. Pursuant to an engagement agreement entered into by and between the Company and the Placement Agent, the Company agreed to pay the Placement Agent a cash commission of $100,000. Pursuant to the discussion above, the Company also issued an aggregate of 878,260 PA Warrants to the Placement Agent.

The gross proceeds received from the Offering were approximately $1,000,000. The cash Placement Agent fees of $100,000 was paid separately. Also, the Company reimbursed the lead Purchaser $15,192 for legal fees, which was deducted from the required subscription amount to be paid.

The Company evaluated all of the associated financial instruments in accordance with ASC 815 Derivatives and Hedging. Based on this evaluation, the Company has determined that no provisions required derivative accounting.

In accordance with ASC 470- Debt, the Company first allocated the cash proceeds to the loan and the warrants on a relative fair value basis, secondly, the proceeds were allocated to the beneficial conversion feature.

●	Below is a reconciliation of the convertible notes payable as presented on the Company’s balance sheet as of March 31, 2022:

	Principal $	Debt Discount $	Net Value $
Balance at June 30, 2020	$2,935,400	$(605,211)	$2,330,189
Convertible notes payable issued during fiscal year ended June 30, 2021	822,800		822,800
Notes converted into shares of common stock	(1,433,000)		(1,433,000)
Debt discount associated with new convertible notes		(512,993)	(512,993)
Amortization of debt discount		814,769	814,769
True-up adjustment in debt discount and derivative liability		(37,360)	(37,360)
Notes retired due to refinancing	(2,325,200)	340,795	(1,984,405)
Balance at June 30, 2021	-	-	-
Convertible notes payable issued during six months ended December 31, 2021	1,086,957		1,086,957
Debt discount associated with new convertible notes		(1,018,229)	(1,018,229)
Amortization of debt discount		90,852	90,852
Balance at March 31, 2022	$1,086,957	$(927,377)	$159,580

Amortization related to debt discount expense for the nine months ended March 31, 2022 and 2021, totaled $90,852 and $787,216, respectively and amortization expense for the three months ended March 31, 2022 and 2021, totaled $78,634 and $210,429 respectively.

As of March 31, 2022 and June 30, 2021, the unamortized portion of debt discount was $927,377 and $0, respectively.

Interest expense for the nine months ended March 31, 2022 and 2021, totaled $26,570 and $267,640, respectively, and interest expense for the three months ended March 31, 2022 and 2021, totaled $21,661 and $72,110, respectively.

As of March 31, 2022 and June 30, 2021, the accrued interest related to convertible notes was $26,570 and $0, respectively.

9.	Derivative Liability	Due to the variable conversion price associated with some of these convertible promissory notes disclosed in Note 8 above, the Company has determined that the conversion feature is considered a derivative liability for instruments which are convertible and have not yet been settled. The accounting treatment of derivative financial instruments requires that the Company record the fair value of the derivatives on the date they are deemed to be derivative liabilities.

Below is a reconciliation of the derivative liability as presented on the Company’s balance sheet as of June 30, 2021 and March 31, 2022:

Derivative liability as of June 30, 2020	$1,590,638
Initial derivative liability accounted for convertible notes payable issued during the period ended June 30, 2021	512,993
True-up adjustment in debt discount and derivative liability	37,360
Change in derivative liability during the period	(853,329)
Notes retired due to refinancing	(1,287,662)
Derivative liability as of June 30, 2021	$-
Change	-
Balance at March 31, 2022	$-

Change in derivative liability for the nine months ended March 31, 2022 and 2021, totaled $0 and $777,202, respectively and change in derivative liability for the three months ended March 31, 2022 and 2021, totaled $0 and $1,039,980, respectively.

As of March 31, 2022, and June 30, 2021, the derivative liability related to convertible notes was $0 and $0, respectively.

10.	Capital Stock Activity	On October 16, 2013, the Nightfood, Inc. became a wholly-owned subsidiary of Nightfood Holdings, Inc. Accordingly, the stockholders’ equity has been revised to reflect the share exchange on a retroactive basis.

Common Stock

The Company is authorized to issue Two Hundred Million (200,000,000) shares of $0.001 par value per share Common Stock. Holders of Common Stock are each entitled to cast one vote for each Share held of record on all matters presented to shareholders. Cumulative voting is not allowed, the holders of a majority of the outstanding Common Stock can elect all directors, subject to the rights of the holder of Series A Stock described below. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro-rata in any distribution of the Company’s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid unless and until the Company is profitable. Holders of Common Stock do not have pre-emptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding Shares of Common Stock are fully paid and non-assessable and all of the Shares of Common Stock offered thereby will be, upon issuance, fully paid and non-assessable. Holders of Shares of Common Stock will have full rights to vote on all matters brought before shareholders for their approval, subject to preferential rights of holders of any series of Preferred Stock. Holders of the Common Stock will be entitled to receive dividends, if and as declared by the Board of Directors, out of funds legally available, and share pro-rata in any distributions to holders of Common Stock upon liquidation. The holders of Common Stock will have no conversion, pre-emptive or other subscription rights. Upon any liquidation, dissolution or winding-up of the Company, assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require the Company to redeem or purchase their shares. Holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

●	The Company had 90,932,158 and 80,707,467 shares of its $0.001 par value common stock issued and outstanding as of March 31, 2022, and June 30, 2021, respectively.

Common stock issued during the nine months ended March 31, 2022:

●

During the nine months ended March 31, 2022, the Company issued 715,999 shares of common stock for services valued at $191,023.

During the nine months ended March 31, 2022, the Company reversed an entry relating to 41,308 shares that had previously been allocated for services but remained unissued.

During the nine months ended March 31, 2022, holders of the Company’s Series B Preferred Stock converted 1,590 shares of Series B Preferred Stock into 7,950,000 shares of its common stock.

During the nine months ended March 31, 2022, the Company issued 1,600,000 shares from redemption of warrants.

Common stock issued during the nine months ended March 31, 2021:

●

During the nine months ended March 31, 2021 the Company issued 16,049,577 shares in regards to debt and interest being converted into stock valued at $1,467,274.

During the nine months ended March 31, 2021, the Company issued 836,630 shares for services valued at $131,017.

Preferred Stock

Series A Stock

On July 9 2018, the Company was authorized to issue 1,000,000 shares of $0.001 par value per share Preferred Stock. Of the 1,000,000shares. 10,000 shares were designated as Series A Preferred Stock (“Series A Stock”). Holders of Series A Stock are each entitled to cast 100,000 votes for each Share held of record on all matters presented to shareholders.

In addition to his ownership of the common stock, Mr. Folkson owns 1,000 shares of the Series A Stock which votes with the common stock and has an aggregate of 100,000,000 votes.

The Company had 1,000 and 1,000 shares of its $0.001 par value preferred Series A stock issued and outstanding as of March 31, 2022, and June 30, 2021, respectively.

Series B Stock

In April 2021, the Company designated 5,000 shares of its Preferred Stock as Series B Preferred Stock (“B Stock”), each Series B share of which is convertible into 5,000 shares of common stock and 5,000 non-detachable warrants with a strike price of $.30

The Company had 3,410 and 4,665 shares of its $0.001 par value Series B Preferred Stock issued and outstanding as of March 31, 2022, and June 30, 2021 respectively.

During the nine months ended March 31 2022, the Company sold 335 shares of its $0.001 par value Series B Preferred Stock for gross cash proceeds of $335,000. These proceeds were used for operating capital. The Series B stock meets the criteria for equity classification and is accounted for as equity transactions. Specifically, among other factors, this qualifies as equity because redemption is not invoked at the option of the holder and the Series B stock does not have to be redeemed on a specified date.

During the nine months ended March 31, 2022, holders of the Company’s Series B Preferred Stock converted 1,590 shares of Series B Preferred Stock into 7,950,000 shares of its common stock.

Dividends

The Company has never declared dividends, however as set out below, during the nine months ended March 31, 2022, upon issuance of a total of 335 shares of Series B Preferred stock the Company recorded a deemed dividend as a result of beneficial conversion feature associated with the transaction.

In connection with certain conversion terms provided for in the designation of the Series B Preferred Stock, pursuant to which each share of Series B Preferred Stock is convertible into 5,000 shares of common stock and 5,000 warrants, the Company recognized a beneficial conversion feature upon the conclusion of the transaction in the amount of $4,375,860. The beneficial conversion feature was treated as a deemed dividend, and fully amortized on the transaction date due to the fact that the issuance of the Series B preferred stock was classified as equity.

11.	Warrants

The following is a summary of the Company’s outstanding common stock purchase warrants.

During the nine months ended March 31, 2022, holders of the Company’s Series B Preferred Stock converted 1,590 shares of Series B Preferred Stock into 7,950,000 shares of its common stock, along with 7,950,000 warrants issued to those holders with an initial exercise price of $.30 per share.

During the nine months ended March 31, 2022, 4,000,000 warrants were issued to the holder of the convertible notes in conjunction with the notes with an initial exercise price of $.25 per share, and 878,260 warrants issued to the placement agent with an initial exercise price of $.25 per share. The Company valued these warrants using the Black Scholes model utilizing a 143.39% volatility and a risk-free rate of 1.25%

During the nine months ended March 31, 2022, the Company entered into a warrant agreement with one of the Company’s Directors issuing 100,000 warrants at a strike price of $0.2626 having a term of five years. The Company valued these warrants using the Black Scholes model utilizing a 151.07% volatility and a risk-free rate of 0.79%.

During the nine months ended March 31, 2022, the Company entered into an Agreement For Shareholder Lock-Up And Acquisition of Warrants (the “Lock-Up Agreement”), with its Chairman, CEO and largest shareholder, Sean Folkson issuing 400,000 warrants at a strike price of $0.30 having a term of one year. The Company valued these warrants using the Black Scholes model utilizing a 80.67% volatility and a risk-free rate of 0.89%.

Certain warrants in the above table include dilution protection for the warrant holders, which could cause the exercise price to be reduced as a result of a financing event at a valuation below the exercise price in effect at the time. For example, as a result of the convertible note financing, we completed in December 2021 which would allow the new noteholders to convert their debt to shares of common stock at an exercise price of $.25/share, some of the $.30 warrants outstanding in the table above had their exercise price reduced from $.30 to $.2952. This reduction of less than half a penny in the exercise price of the 25,000,000 warrants associated with our Class B Preferred stock would result in proceeds to the Company of $7,380,000 rather than $7,500,000 should all those warrants be exercised. The result of the warrant exercise price downward adjustment on modification date was treated as a deemed dividend and fully amortized on the transaction date, and the Company recorded $68,722 to additional paid in capital and retained earnings for a null effect on the Company’s balance sheets.

The aggregate intrinsic value of the warrants as of March 31, 2022 is $3,750.

Exercise Price	June 30, 2021	Issued	Repricing	Expired	Redeemed	March 31, 2022
$0.01	1,600,000				(1,600,000)	-
$0.15	500,000			-		500,000
$0.20	2,250,000					2,250,000
$0.25		4,878,260				4,878,260
$0.2626		100,000				100,000
$0.2952		7,950,000	2,250,000			10,200,000
$0.30	2,650,000	400,000	(2,250,000)	(400,000)		400,000
$0.40	150,000			-		150,000
$0.50	500,000			-		500,000
$0.75	300,000			(300,000)		-
$1.00	100,000			(100,000)		-
	8,050,000	13,328,260		(800,000)	(1,600,000)	18,978,260

12.	Fair Value of Financial Instruments	Cash and Equivalents, Receivables, Other Current Assets, Short-Term Debt, Accounts Payable, Accrued and Other Current Liabilities.

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company’s financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities, are carried at historical cost. At March 31, 2022, and June 30, 2021, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments. Derivative instruments are carried at fair value, generally estimated using the Trinomial Tree option pricing formula.

13.	Commitments and Contingencies:	The Company has entered into certain consulting agreements which carry commitments to pay advisors and consultants should certain events occur. An agreement is in place with one Company advisor that called for total compensation over the four-year Advisor Agreement of 500,000 warrants with an exercise price of $.15 per share, of which all have vested.

CEO Sean Folkson has a twelve-month consulting agreement which went into effect on January 1, 2022, which effectively served as an extension to, and reset of, his previous twelve-month consulting agreement with minor modifications to the available bonuses. Both contracts had provisions which would reward him with bonuses earned of 1,000,000 warrants at a strike price of $.50 should the Company record its first quarter with revenues over $1,000,000, an additional 3,000,000 warrants with a $.50 strike price when the Company records its first quarter with revenues over $3,000,000, and an additional 5,000,000 warrants with a $1 strike price when the Company records its first quarter with revenues over $5,000,000. Mr. Folkson will also be awarded 500,000 warrants with a strike price of $.50 should the Company enter into a product development or distribution partnership with a multi-national food & beverage conglomerate during the twelve-month term of the Agreement, and 1,000,000 Warrants with a $.50 strike price should the Company and its subsidiaries on a consolidated basis generate $1,000,000 or more in Net Revenue through sales of product through “non-traditional” retail channels, such as hotels and college campuses, during the twelve-month term of this agreement. As of March 31, 2022, those conditions were not met and therefore nothing was accrued related to this arrangement.

Under Mr. Folkson’s consulting agreement, in January of 2023, an analysis will be done of the Company’s consolidated Calendar Year 2022 Gross Sales. Should the Company have achieved consolidated Gross Sales in excess of $3,000,000 in the Calendar Year 2022, Consultant’s monthly consulting rate of $6,000 per month as stated in this agreement shall be adjusted to $12,000 per month, retroactive to January 1, 2022.

Litigation: From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. The Company is not aware of any such legal proceedings that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or operating results.

14.	Related Party Transactions

On January 20, 2022, the Company entered into an Agreement For Shareholder Lock-Up And Acquisition of Warrants (the “Lock-Up Agreement”), with its Chairman, CEO and largest shareholder, Sean Folkson. For purposes of the Lock-Up Agreement, Mr. Folkson is the direct or indirect owner of 16,776,644 share of the Company’s common stock (the “Shares”), and Mr. Folkson has agreed to not transfer, sell, or otherwise dispose of any Shares through February 4, 2023.The Lock-Up Agreement is substantially similar to, and serves as an extension of, the lock-up agreement currently in place between the Company and Mr. Folkson, which expired in accordance with its terms on February 4, 2022.

The Lock-Up Agreement further provides, in exchange for the agreement to lock up the Shares, that Mr. Folkson shall receive warrants to acquire 400,000 shares of Company common stock at an exercise price of $.30 per share, which warrants carry a twelve month term and a cashless provision, and will expire if not exercised within the twelve month term.

During the nine months ending March 31, 2022, and 2021, Mr. Folkson accrued consulting fee of $6,000 per month which the aggregate of $54,000 is reflected in general and administrative. Accrued expenses – related party with a balance of $3,000 and $3,000 at March 31, 2022 and June 30, 2021, respectively.

On December 8, 2017, Mr. Folkson purchased Warrants, at a cost of $.15 per Warrant, to acquire up to 80,000 additional shares of Company stock at a strike price of $.20, and with a term of three (3) years from the date of said agreement. This purchase resulted in a reduction in the accrued consulting fees due him by $12,000. Those warrants were not exercised during that timeframe and have expired. During the second quarter 2019 Mr. Folkson purchased 400,000 shares of stock at a price of $0.30 per share, valued at $120,000 which was charged to his accrual.

In addition, the Company made bonuses available to Mr. Folkson upon such events as the Company hitting certain revenue milestones of $1,000,000 in a quarter, $3,000,000 in a quarter, and $5,000,000 in a quarter, and other potential bonuses. Achieving such milestones would earn Mr. Folkson warrants with a $.50 and $1 strike price which would need to be exercised within 90 days of the respective quarterly or annual filing. As of March 31, 2022, those conditions were not met and therefore nothing was accrued related to this arrangement.

15.	Subsequent Events	●	Subsequent to March 31, 2022, the Company issued 100,000 shares of Company common stock to a consultant for services rendered.

		●	Subsequent to March 31, 2022, holders of Company Series B Preferred Stock converted an aggregate of 150 Class B Shares into 750,000 shares of Company common stock.

PART III - EXHIBITS

Exhibit	Description
2.1	Certificate of Incorporation (1)
2.2	Articles of Amendment (2)
2.3	By-Laws (1)
2.4	Certificate of Designation – Series A Preferred Stock (3)
2.5	Certificate of Designation – Series B Preferred Stock (4)
3.1	Form of Warrant (4)
3.2	Form of 8% Original Issue Discount Senior Secured Promissory Notes (5)
3.3	Form of Common Stock Purchase Warrant (5)
3.4	Form of Common Stock Purchase Warrant Agreement that comprises a part of the Units
4.1	Form of the Subscription Agreement for the Offering
6.1	Lease Receipt and terms and conditions (6)
6.2	Form of Subscription Agreement (4)
6.3	Settlement and Exchange Agreement between the Registration and Eagle (4)
6.4	Letter of Engagement between the Registrant and Spencer Clarke (4)
6.5	Consulting Agreement with Sean Folkson (7)
6.6	Agreement For Shareholder Lock-Up And Acquisition Of Warrants with Sean Folkson (8)
6.7	Form of Securities Purchase Agreement (5)
6.8	Form of Security Agreement (5)
6.9	Form of Pledge Agreement (5)
6.10	Form of Registration Rights Agreement (5)
6.11	Form of Guarantee (5)
6.12	Broker-Dealer Agreement with Dalmore, LLC
11.1	Consent of RBSM LLP
11.2*	Consent of Ruskin Moscou Faltischek PC (included in Exhibit 12.1)
12.1*	Opinion of Ruskin Moscou Faltischek PC
13.1*	“Test the Waters” materials

*	To be filed by amendment.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration Number: 333-193347)
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed September 20, 2017
(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed July 17, 2018
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed April 23, 2021
(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed December 16, 2021
(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for Fiscal Year ended June 30, 2017
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed December 28, 2021
(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed January 20, 2022

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tarrytown, New York, on July 15, 2022.

Nightfood Holdings, Inc.

By:	/s/ Sean Folkson
Name:	Sean Folkson
Title:	President and Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Sean Folkson	July 15, 2022
Sean Folkson
President, Chief Executive Officer, Director
(principal executive, financial and accounting officer)

/s/ Nisa Amoils	July 15, 2022
Nisa Amoils
Director

/s/ Dr. Thanuja Hamilton	July 15, 2022
Thanuja Hamilton
Director

/s/ Tom Morse	July 17, 2022
Tom Morse
Director